Exhibit 2.2

EXECUTION VERSION

CONTRIBUTION AGREEMENT

DATED AS OF NOVEMBER 7, 2011

BY AND AMONG

SUBMITTAL EXCHANGE HOLDINGS, LLC,

TEXTURA CORPORATION,

SUBMITTAL EXCHANGE, LLC

AND

THE MEMBERS OF SUBMITTAL EXCHANGE, LLC

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1
1.2	Other Definitions	10
1.3	Interpretation	11
ARTICLE II	CONTRIBUTION	11
2.1	Contribution of the Assets	11
2.2	Consideration	12
2.3	Hold Back of Class A Preferred Units; Members’ Representative	12
2.4	Working Capital Adjustment	14
2.5	Sales and Transfer Taxes	15
2.6	Allocation of Purchase Price	15
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SE	16
3.1	Organization and Qualification	16
3.2	Subsidiaries	16
3.3	Capitalization	16
3.4	Authorization	16
3.5	No Conflict; Required Filings and Consents	17
3.6	Permits	17
3.7	Compliance with Laws	17
3.8	Financial Statements	18
3.9	No Undisclosed Liabilities	19
3.10	Accounts Receivable	19
3.11	Absence of Certain Changes	19
3.12	Title to Assets, Condition; Sufficiency	20
3.13	Real Property	20
3.14	Contracts and Commitments	20
3.15	Litigation	23
3.16	Environmental, Health and Safety Matters	23
3.17	Taxes	23
3.18	Insurance	24
3.19	Employees and Subcontractors	24
3.20	Employee Benefits	26
3.21	Intellectual Property	27

3.22	Suppliers; Customers	29
3.23	Brokers	29
3.24	Related Party Transactions	29
3.25	Disclosure	30
3.26	Representations and Warranties of Members	30
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	30
4.1	Organization and Qualification	30
4.2	Authority Relative to This Agreement	31
4.3	No Conflict; Required Filings and Consents	31
4.4	Capitalization	31
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF TEXTURA	32
5.1	Organization and Qualification	32
5.2	Authority Relative to This Agreement	32
5.3	No Conflict; Required Filings and Consents	32
5.4	Brokers	33
5.5	Capitalization	33
5.6	Financial Statements	34
5.7	No Undisclosed Liabilities	35
5.8	Intellectual Property	35
5.9	Litigation	35
5.10	Environmental, Health and Safety Matters	35
5.11	Compliance with Laws	36
5.12	Absence of Certain Changes	36
5.13	Taxes	36
5.14	Insurance	37
5.15	Employees and Subcontractors	37
5.16	Employee Benefits	38
5.17	Disclosure	38
ARTICLE VI	CLOSING	38
6.1	Time and Place	38
6.2	Closing Transactions	38
6.3	Sellers’ Deliveries	38
6.4	Textura Deliveries	40

6.5	Company Deliveries	41
ARTICLE VII	OTHER AGREEMENTS	42
7.1	Class A Preferred Unit Redemption	42
7.2	Further Assurance	42
7.3	Confidentiality	42
7.4	Employment Matters	43
7.5	Tax Matters	43
7.6	Access to Records	43
7.7	Non-Competition; Non-Solicitation	44
7.8	Textura Covenants	44
7.9	Restricted Stock Units	45
7.10	Closed Line of Credit	47
7.11	SE Payments	47
7.12	Distribution	47
ARTICLE VIII	INDEMNIFICATION	47
8.1	Indemnification by Members	47
8.2	Indemnification by Textura and the Company	48
8.3	Procedure for Indemnification	48
8.4	Survival; Limitations on Indemnity	49
8.5	Release of Escrow Amount	50
8.6	Payment	50
8.7	Adjustments to Purchase Price	51
ARTICLE IX	MISCELLANEOUS PROVISIONS	51
9.1	Public Announcements	51
9.2	Post-Closing Deliveries	51
9.3	Notices	51
9.4	Assignment	53
9.5	Benefit of the Agreement	53
9.6	Exhibits and Schedules	53
9.7	Headings; Table of Contents	53
9.8	Entire Agreement	53
9.9	Modifications and Waivers	53
9.10	Counterparts	53

9.11	Severability	54
9.12	Governing Law	54
9.13	Expenses	54
9.14	No Joint Venture	54
9.15	WAIVER OF JURY TRIAL	54
9.16	Specific Performance	55
9.17	Unit Power	55

EXHIBITS
EXHIBIT A	Operating Agreement
EXHIBIT B	Agreed Accounting Principles; Sample NWC Calculation
EXHIBIT C	Form of Management Employment Agreement
EXHIBIT D	Form of Restricted Stock Unit Agreement
SCHEDULES
SCHEDULE A	Members Interests

Pursuant to Item 601(b)(2) of Regulation S-K, all other schedules referenced herein have been omitted, and the Registrant agrees to supplementally furnish a copy of such schedules to the Securities and Exchange Commission upon request.

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (the “Agreement”) is entered into as of November 7, 2011 by and between SUBMITTAL EXCHANGE HOLDINGS, LLC, a Delaware limited liability company (the “Company”), TEXTURA CORPORATION, a Delaware corporation (“Textura”), Submittal Exchange, LLC, an Iowa limited liability company (“SE”) and Matt Ostanik, Olaf Peterson, Robert, N. Underberg, Doralyn K. Underberg, Paul Peterson, Joan Peterson, Susan Ostanik, Michael Ostanik, Brian J. Kjergaard, James Bork Kjergaard, Spinutech, Inc., The Presidio Group, LLC and Underberg Charitable Remainder Trust (each, a “Member,” collectively the “Members” and together with SE, the “Sellers”).

RECITALS

A.                                    SE is engaged in the business of providing online electronic solutions for exchanging, reviewing and archiving submittals, RFIs and other communications for the construction industry (the “Business”)

B.                                    The Members own all of the issued and outstanding equity interests of SE, represented by their unit holdings set forth opposite such individuals’ names on Schedule A hereto.

C.                                    Textura and the Sellers desire to effect a business combination transaction pursuant to which SE will become an indirect subsidiary of Textura (the “Transaction”).

D.                                    In order to effect the Transaction, Textura and the Sellers have formed the Company and intend to enter into that certain limited liability company operating agreement attached hereto as Exhibit A which provides for the operation of the Company (the “Operating Agreement”).

E.                                     To complete the Transaction, Textura, the Sellers and the Company desire to enter into this Agreement pursuant to which Textura and the Sellers will capitalize the Company by conveying certain assets to the Company on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Textura, the Sellers and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1                               Definitions.  As used herein, the following terms shall have the meanings ascribed to them in this Section 1.1:

“Accounts Receivable” means SE’s present and future rights to payment for goods sold or services rendered by SE, including all accounts and notes receivable owned or held by SE. For purposes of valuing Accounts Receivable in the calculation of Final NWC, no value will be ascribed to Accounts Receivable which are aged more than 90 days.

“Action” means any claim, action, suit, litigation, audit, arbitration, inquiry, proceeding or investigation by or before any Authority.

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, is controlled by, controls, or is under common control with, such Person. “Control” shall mean and include, but not be limited to, (a) the ownership of 50% or more of the voting securities or other voting interests of any Person, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Contribution Agreement, together with all Exhibits and Schedules referred to herein, as amended, modified or supplemented from time to time in accordance with the terms hereof.

“Authority” means any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, in each case, whether foreign, federal, state or local.

“Benefits Liabilities” means all amounts, without duplication, that become due and payable by SE or any of its Subsidiaries to directors, officers or employees of SE as a result of the execution of this Agreement or consummation of the transactions contemplated hereby, including the transaction bonus, any severance payments and any obligation of SE or any of its Subsidiaries for the employer portion of any employment-related Taxes arising with respect to the payment of the foregoing amounts.

“Class A Common Units” means the Class A Common Units of the Company.

“Class A Preferred Units” means the Class A Preferred Units of the Company.

“Closing” means the actual consummation of the capital contribution and issuance of the Class A Preferred Units and Class A Common Units by the Company as provided in Section 2.1 on the Closing Date pursuant to this Agreement.

“Closing Date” means November 7, 2011.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” means the common stock, $0.001 par value per share, of Textura Corporation.

“Company Material Adverse Effect” means any change affecting, or condition having an effect on, the Company that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business as currently conducted or currently contemplated to be conducted, condition (financial or otherwise) or operations of the Company.

“Contracts” means all contracts, leases, subleases, arrangements, commitments and other agreements to which SE is a party or by which SE or any asset of SE is otherwise legally bound and which is in effect as of the date hereof, including all customer agreements, vendor agreements, purchase orders, installation and maintenance agreements, computer software licenses, hardware lease or rental agreements, contract claims and all other arrangements and understandings related to the Business.

“Current Assets” means the (i) cash, (ii) accounts receivable, net of allowance for bad debts, and (iii) other current assets, determined in accordance with the accounting principles, methodologies, agreements and practices set forth on Exhibit B, and only as and to the extent substantially similar in nature to the line items specified as “Current Assets” in the Sample NWC Calculation.

“Current Liabilities” means the (i) accounts payable, (ii) Bank of the West line of credit balance, (iii) accrued payroll, (iv) current portion of deferred liabilities equal to $101,268, (v) employer portion of any employment related taxes that are a part of the Benefits Liabilities, (vi) employer and employee portion of the employment related taxes payable in connection with the first vesting date following the conversion of Employee Profit Units into restricted stock units pursuant to Section 7.9, (vii) employee portion of the employment related taxes payable in connection with the second vesting date following the conversion of Employee Profit Units into restricted stock units pursuant to Section 7.9, (viii) accrual for cash distributions to Members for Pre-Closing Taxes pursuant to Section 7.12; and (ix) other accrued expenses, determined in accordance with the accounting principles, methodologies, agreements and practices set forth on Exhibit B, and only as and to the extent substantially similar in nature to the line items specified as “Current Liabilities” in the Sample NWC Calculation. “Current Liabilities” do not include (i) any SE Indebtedness, (ii) Liabilities owed to any Affiliate of SE and any other intercompany payables, or (iii) any accruals for SE Transaction Expenses or other expenses related to this Agreement or the transactions contemplated by this Agreement, including the Benefits Liabilities (except as specified in subsection (v) above), all of which will be paid in full prior to the Closing pursuant to Section 7.11.

“Employee Benefit Plan” means any benefit or compensation plan, policy, agreement or arrangement that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other written or oral plan, policy, agreement or arrangement (whether or not subject to ERISA) involving direct or indirect compensation, including health, dental, vision or life insurance coverage, vacation, loans, fringe benefits, severance benefits, unemployment benefits, change in control plans or agreements, disability benefits, retirement income, deferred compensation, bonuses, stock options, stock ownership or purchase, phantom stock, stock appreciation, stock-based or other forms of incentive compensation, bonus or post-retirement compensation or benefits.

“Employees” means all employees of SE who, immediately before the Closing, perform substantially all of their services for the Business. Each such Person shall be set forth on Schedule 3.19(a).

“Environmental, Health, and Safety Requirements” means all federal, state, local and non-United States statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other entity that, together with SE or Textura (as the context requires), is treated as a single employer under Section 414 of the Code.

“Escrow Amount” means 144,515 Class A Preferred Units, which represents thirty percent (30%) of the Preferred Unit Consideration.

“Fair Market Value” of a Class A Preferred Unit and/or share of Common Stock, as applicable, means, on any given day, the average of the last reported sale prices for the last ten (10) trading days as officially reported by the principal securities exchange or “over the counter” exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or sold “over the counter,” the average closing sale price as furnished by the NASD through Nasdaq or similar organization if Nasdaq is no longer reporting such information, or if the Common Stock is not quoted on Nasdaq, the “Fair Market Value” shall be equal to the amount of the exercise price of the most recently issued compensatory stock options for Common Stock issued by Textura at “fair market value” at the time of issuance under its Textura Corporation Stock Incentive Plan, as amended and restated effective January 1, 2009, as determined by the Board of Directors of Textura in good faith, based upon the most recently available third party appraisal report; provided, however, that if no third party appraisal has been completed within the most recent (6) month period, the determination of Fair Market Value shall be stayed pending the receipt of the next third party appraisal report commissioned in accordance with Textura’s policy for obtaining such reports at least annually. In all instances where the determination of Fair Market Value is stayed, all Units or shares of Common Stock then held in escrow shall continue to be held until such time as Fair Market Value is determined.

“Final NWC” shall mean (i) the Preliminary NWC if deemed final pursuant to Section 2.4(b), (ii) the Net Working Capital deemed by mutual agreement of Textura and SE to be the Final NWC or (iii) the Net Working Capital determined by the Independent Accounting Firm to be the Final NWC in accordance with Section 2.4(b), whichever shall first occur.

“Final NWC Statement” shall mean (i) the Preliminary NWC Statement if deemed final pursuant to Section 2.4(b), (ii) any statement of Net Working Capital deemed by mutual agreement of Textura and SE to be the Final NWC Statement or (iii) the statement of Net Working Capital determined by the Independent Accounting Firm to be the Final NWC Statement in accordance with Section 2.4(b), whichever shall first occur.

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“Indebtedness” means all (a) indebtedness for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), including the current portion of such indebtedness, (b) obligations evidenced by notes, bonds, debentures or similar instruments or by letters of credit or similar arrangements relating to SE, including purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the Ordinary Course of Business), (c) capital lease obligations, (d) obligations under direct or indirect guaranties in respect of Liabilities of others, (e) obligations in respect of outstanding or unpaid checks or drafts or overdraft obligations and (f) accrued interest, prepayment premiums or penalties related to any of the foregoing.

“Independent Accounting Firm” means McGladrey & Pullen, LLP.

“Intellectual Property” means any and all intellectual property rights and all rights associated therewith, throughout the world, including (i) all patents, patent applications, provisionals, continuations, continuations in part, divisionals, reissues, reexaminations, renewals, extensions, utility models, industrial designs, certificates of invention and design patents, patent disclosures, inventions (whether or not patentable), improvements and all patent applications, registrations and applications for registrations for any of the foregoing, (ii) all trademarks, service marks, domain names, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof and all goodwill associated with and symbolized by the foregoing items, (iii) all copyrights and registrations and applications for registration thereof, (iv) all algorithms, computer software, including all source code, object code, firmware, development tools, files, records, data and documentation, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, internet domain names and registration rights, uniform resource locators, internet or worldwide web sites and all related content and programming, (v) all trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) all other proprietary rights relating to any of the foregoing and (vii) any similar or equivalent rights to any of the foregoing, and all copies and tangible embodiments of the foregoing.

“IRS” means the Internal Revenue Service.

“Law” means any law, statute, regulation, code, rule, ordinance, requirement, announcement, Order, arbitration award or finding or other binding Action or requirement of an Authority.

“Leased Real Property” means the real property that is leased by SE, as more fully described on Schedule 3.13, together with all leasehold improvements thereon.

“Liabilities” means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“Lien” means any lien (statutory or otherwise), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

“Losses” means any and all damages, deficiencies, Liabilities (including any Liabilities for Taxes), obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses, including the costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder.

“Management Employment Letter Agreements” means those certain employment letter agreements dated November 7, 2011 between Textura, the Company, and each of Matthew Ostanik, Erica Kiefer, Karen Hallagin, Paige Horton, Steve Adamson, Steve Will, and Mike Stuart.

“Management Stock Option Award Agreements” means those certain stock option award agreements dated November 7, 2011 between Textura, and each of Matthew Ostanik, Erica Kiefer, Karen Hallagin, Paige Horton, Steve Adamson, Steve Will, and Mike Stuart, pursuant to which Textura is issuing 42,500 options to purchase Textura Common Stock.

“Net Working Capital” means the difference (whether positive or negative) of (a) the Current Assets, minus (b) the Current Liabilities, as of 12:01 a.m. on the Closing Date, in each case determined in accordance with Exhibit B. Exhibit B sets forth the Sample NWC Calculation. All Net Working Capital calculations shall be made in accordance with this definition.

“Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by an Authority.

“Ordinary Course of Business” means the ordinary course of business of SE in accordance with past custom and practice (including with respect to quantity and frequency).

“Owned IP” means all (i) Intellectual Property rights that are owned or are purportedly owned by or exclusively licensed to SE and (ii) Intellectual Property rights that were developed for SE by full or part-time employees or consultants of SE.

“Permits” means all franchises, grants, authorizations, licenses, certifications, permits, easements, variances, exceptions, consents, certificates, approvals or orders required under any applicable Law.

“Person” means any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, Authority, unincorporated entity or organization of any kind.

“Pre-Closing Taxes” means any Taxes (other than Transfer Taxes) for any period (or portion thereof) ending on or before the Closing Date that relate to, or are incurred with respect to, the Business, or SE’s employment of any Employee of SE, whether accrued on, before or after the Closing Date. Any interest, penalties, additions to Tax or additional amounts that relate to Taxes for a period that includes but does not end on the Closing Date shall be Pre-Closing Taxes whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

“Preferred Stock” means the preferred stock, $0.001 par value per share, of Textura Corporation.

“Product(s)” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of SE in connection with the Business and all products or services currently under development by SE in connection with the Business.

“Pro Rata Percentage” means a Member’s percentage of ownership of SE Units immediately prior to the Closing, as set forth on Schedule A.

“Real Property Leases” means all leases and subleases of the Leased Real Property.

“Records” means all books of account, ledgers, forms, records, documents, files, invoices, vendor or supplier lists, plans and other data that are necessary to or desirable for the ownership, use, maintenance or operation of the Business and that are owned or used by SE, including all blueprints and specifications; all data and information, including personally identifiable information (if any), about all customers of the Business (whether active or inactive) collected by SE or accessible by SE and all communications between such customers and SE, in each case that are related to the Business; all Tax, personnel, payroll, payroll tax and labor relations records; all environmental control records, environmental impact reports, statements, studies and related documents, handbooks, technical manuals and data, engineering specifications and work papers; all pricing and cost information; all sales records; all accounting and financial records; all sales and use tax returns, reports, files and records; all asset history records and files; all data entry and accounting systems; all maintenance and repair records; and all correspondence, notices, citations and all other documents received from, sent to or in SE’s possession in connection with any Authorities (including environmental protection, air or water quality control, occupational health and safety, land use, planning or zoning, and any alcohol, beverage or fire prevention Authorities).

“Registered IP” means all United States, international and foreign (i) patents and patent applications (including provisional applications), (ii) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks, (iii) registered domain names, (iv) registered copyrights and applications for copyright registration and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Authority, owned by, registered or filed in the name of SE that is Owned IP.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping or placing into or upon any land or water or air or otherwise entering into the environment.

“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way hazardous materials in the environment, (b) restore or reclaim the environment or natural resources, (c) prevent the Release of hazardous materials so that they do not migrate, endanger or threaten to endanger public health or the environment, or (d) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring on, about or in any real property.

“Sample NWC Calculation” means the illustrative calculation of Net Working Capital as of November 7, 2011 set forth on Exhibit B.

“SE Constituent Documents” means the articles of organization, operating agreement or other organizational or governing documents of SE, each as amended to date.

“SE Indebtedness” means, without duplication and with respect to SE and/or any of its Subsidiaries, all (i) indebtedness for borrowed money; (ii) obligations evidenced by notes, bonds, debentures or similar instruments; (iii) obligations to pay the deferred purchase price of property or services, except Current Liabilities taken into account in the calculation of Net Working Capital; (iv) accrued but unpaid milestone obligations and accrued but unpaid royalty obligations (but in each case except to the extent taken into account as current liabilities in the calculation of Closing Working Capital); (v) obligations as lessee under capitalized leases; (vi) obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities; (vii) guaranties made by SE or any SE subsidiary on behalf of any third party; and (viii) principal, interest (including default interest), premiums, penalties (including prepayment and early termination penalties and default penalties or judgments), breakage fees and other amounts owing in respect of the items described in the foregoing clauses (i) through (vii).

“SE Material Adverse Effect” means any change affecting, or condition having an effect on, SE that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business as currently conducted or currently contemplated to be conducted, condition (financial or otherwise) or operations of SE.

“SE Plan” means each Employee Benefit Plan currently maintained or contributed to by SE or any ERISA Affiliate, or in respect of which SE or any ERISA Affiliate has or may have any Liability, and covering current or former employees, independent contractors, consultants, temporary employees and current or former directors of SE or any ERISA Affiliate, which plans are set forth and identified as such in Schedule 3.20(a).

“SE Units” means the issued and outstanding membership units of SE immediately prior to the Closing.

“SE Transaction Expenses” means any legal, accounting, tax advisor, broker, investment banker and any other third party service provider fees and expenses incurred by SE in connection with this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby.

“Subsidiary” of a specified entity means any corporation, association, business entity, partnership, limited liability company or other Person of which the specified entity, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries, directly or indirectly owns or controls securities or other interests representing more than fifty percent (50%) of the voting power of such Person.

“Target NWC” means $378,335.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed or supplied to an Authority with respect to Taxes.

“Taxes” (and, with correlative meaning, “Taxable”) means (i) all taxes, charges, fees, duties (including custom duties), levies, or other assessments, including any net income, alternative or add-on minimum tax, gross income, estimated, net or gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, capital gains, net or gross proceeds, real property, personal property (whether tangible or intangible), capital, lease, occupational, equalization, environmental, or other taxes, charges or fees assessed by any Authority, including any interest, penalties, or additions to tax attributable thereto; and (ii) any Liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Textura Material Adverse Effect” means any change affecting, or condition having an effect on, Textura that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business as currently conducted or currently contemplated to be conducted, condition (financial or otherwise) or operations of Textura.

“Transaction Documents” means, collectively, this Agreement and all other documents executed in connection with this Agreement and the transactions contemplated hereby.

1.2                               Other Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location
“Business”	Recitals
“Cash Payment”	2.1(b)
“Company”	Preamble
“Common Unit Consideration”	2.2(b)
“Competitive Business”	7.7(a)
“Confidential Information”	7.2
“Contribution”	2.1
“Convertible Debentures”	5.5(c)(ii)
“Employee Profit Units”	7.9(e)
“Final Purchase Price”	2.4(c)
“Grant Date”	7.9(a)
“Grantee”	7.9(a)
“Indemnified Party”	8.3
“Indemnifying Party”	8.3
“Material Customers”	3.22
“Material Suppliers”	3.22
“Members”	Preamble
“Member Contribution”	2.1(a)
“Members’ Representative”	2.3(b)
“Options”	5.5(c)(i)
“Preferred Unit Consideration”	2.2(a)
“Preliminary NWC”	2.4(a)
“Preliminary NWC Statement”	2.4(a)
“Post-Closing Adjustment”	2.4(c)
“Purchase Price”	2.2
“Purchaser Indemnified Parties”	8.1
“Purchaser Warranty Claim”	8.1(a)
“Related Party”	3.24
“Restricted Period”	7.6(a)
“Restricted Stock Unit Agreements”	7.9(a)
“Restricted Stock Units”	7.9(a)
“SE Unaudited Financial Statements”	3.8(a)
“SE Interim Financial Statements”	3.8(a)
“SE Financial Statements”	3.8(a)
“SE Material Contracts”	3.14(a)
“SE”	Preamble
“SE Permits”	3.6
“Second Repurchase”	7.1(b)
“Sellers”	Preamble
“Seller Indemnified Parties”	8.2
“Seller Warranty Claim”	8.2(a)
“Textura”	Preamble

Defined Term	Location
“Textura Audited Financial Statements”	5.6
“Textura Contribution”	2.1(b)
“Textura Constituent Documents”	5.5(a)
“Textura Financial Statements”	5.6
“Textura Interim Financial Statements”	5.6
“Textura Liquidity Event”	7.9(b)
“Textura Plan”	5.16
“Third Party Notice”	8.3
“Transfer Taxes”	2.5
“Warrants”	5.5(c)(iii)

1.3                               Interpretation.  Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of an Authority, Persons succeeding to the relevant functions of such Person); and (f) the term “including” shall be deemed to mean “including, without limitation.”

ARTICLE II
CONTRIBUTION

2.1                               Contribution of the Assets.  In consideration of and reliance upon the representations, warranties, covenants and agreements made herein by Textura, the Sellers and the Company, the following transfers shall occur on the Closing Date (collectively, the “Contribution”):

(a)                                 Each Member shall irrevocably contribute, transfer, assign, convey and deliver to the Company all right, title and interest in and to such Members’ SE Units, free and clear of all Liens (the “Member Contribution”), and

(b)                                 Textura shall irrevocably contribute, transfer, assign, convey and deliver to the Company Two Million Five Hundred Thousand Dollars ($2,500,000) in cash (the “Cash Payment”) and shall reserve the required number of authorized but unissued shares of Common Stock that will be issuable upon conversion in full of the Class A Preferred Units as contemplated in the Operating Agreement (collectively, the “Textura Contribution”).

(c)                                  Textura shall irrevocably contribute, transfer, assign, convey and deliver to the creditors of SE set forth on Schedule 6.4(i) an aggregate of Four Hundred Two Thousand, Seven Hundred Seven Dollars and Eight Cents ($402,707.08) in cash to pay the SE Indebtedness in full as set forth on Schedule 6.4(i).

(d)                                 All cash payments required by Section 2.1(b) and (c) shall be by wire transfer of immediately available federal funds to the applicable receiving Person at a bank account designated in writing by such Person no later than three (3) Business Days prior to the Closing.

2.2                               Consideration.  In exchange for each party’s respective Contribution, the Company shall issue the following equity interests (the “Purchase Price”) at the Closing:

(a)                                 The Members shall collectively receive an aggregate of Six Hundred Six Thousand Seven Hundred (606,700) Class A Preferred Units of the Company, subject to upward adjustment for rounding as set forth below (the “Preferred Unit Consideration”), with each Member receiving such number of Class A Preferred Units of the Company representing such Member’s Pro Rata Percentage of the Preferred Unit Consideration, less that number of Class A Preferred Units representing each Member’s Pro Rata Percentage of the Escrow Amount as provided in Section 2.3, as set forth opposite such individuals’ names on Schedule A hereto. In the event that any Member would otherwise receive a fraction of a share of a Class A Preferred Unit, such fractional share shall be rounded up to the next whole number.

(b)                                 Textura shall receive Eighty-Five Thousand Six (85,006) Class A Common Units of the Company (the “Common Unit Consideration”).

2.3                               Hold Back of Class A Preferred Units; Members’ Representative.

(a)                                 At the Closing, the Company shall hold back the One Hundred Forty-four Thousand Five Hundred Fifteen 144,515 Class A Preferred Units representing the Escrow Amount, which shall be retained and held by the Company in escrow on behalf of the Members pro rata based on the Members’ respective Pro Rata Percentage as set forth on Schedule A, to secure the indemnification obligations of the Members to the Company and Textura pursuant to Section 8.1. The Escrow Amount shall be released to the Members in accordance with Sections 8.5 and 8.6 below. Prior to the release of the Escrow Amount under this Agreement and subject to the restrictions on transfer, pledge and other limitations resulting from such Units being held in escrow, the Members shall be deemed the beneficial owners of and shall be entitled to all rights, interests and benefits associated with the ownership of the Class A Preferred Units representing the Escrow Amount, including, without limitation, the right to vote such Class A Preferred Units and the right to receive distributions in respect of such Class A Preferred Units as set forth in the Operating Agreement; provided, however, that the Members’ beneficial ownership, rights, interests and benefits in respect of any Class A Preferred Units shall immediately cease and be canceled in satisfaction of the Members’ indemnification obligations pursuant to Section 8.6 as of the date and time of cancellation of the same. In connection with a Mandatory Conversion Event, as such term is used in the Operating Agreement, the Class A Preferred Units representing the Escrow Amount shall be converted into Common Stock in accordance with the provisions of the Operating Agreement, but will remain in escrow with the Company to secure the indemnifications obligations of Members to the Company and Textura pursuant to Section 8.1 until released in accordance with Sections 8.5 and 8.6 hereof.

(b)                            In order to administer efficiently the defense and/or settlement of any claims for which the Members may be required to indemnify Textura or the Company pursuant to Section 8.1, the Members hereby designate Matthew Ostanik as their representative (the “Members’ Representative”).

(c)                                  The Members hereby authorize the Members’ Representative (i) upon the receipt of instructions of the Members representing a majority of Pro Rata Percentages, to take all action necessary in connection with the defense and/or settlement of any claims for which the Members may be required to indemnify Textura and/or the Company pursuant to Section 8.1 hereof, (ii) to give and receive all notices required to be given and take all action required or permitted to be taken under this Agreement and the Transaction Documents, and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Members by the terms of this Agreement and the Transaction Documents.

(d)                                 Upon receiving notice of the death or incapacity of the Members’ Representative, the Members (who shall be deemed to include any successor in interest to any Member, including a successor in interest to the unit holdings of the Members’ Representative) shall by majority vote (based on their Pro Rata Percentages) appoint a successor to fill the vacancy. The Members may by such majority vote remove the Members’ Representative with or without cause and appoint a successor, provided that notice thereof is given by the new Members’ Representative to each of the other parties hereto. The Members’ Representative may resign if, and only if, he is simultaneously replaced with a substitute Members’ Representative, or upon the release of the Escrow Amount pursuant to Section 8.5.

(e)                                  By their execution of this Agreement, the Members agree that:

(i)                                     Notwithstanding any other provision herein to the contrary, Textura and the Company shall be able to rely conclusively on the instructions and decisions of the Members’ Representative as to the settlement of any claims for indemnification by Textura or the Company pursuant to Section 8.1 hereof or any other actions required to be taken by the Members’ Representative hereunder, and no party hereunder shall have any cause of action against Textura or the Company for any action taken by Textura or the Company in reliance upon the instructions or decisions of the Members’ Representative;

(ii)                                  all actions, decisions and instructions of the Members’ Representative, including the defense or settlement of any claims for which the Members may be required to indemnify Textura and/or the Company pursuant to Section 8.1 hereof, shall be conclusive and binding upon all of the Members, and no Member shall have any right to object, dissent, protest or otherwise contest the same or have any cause of action against the Members’ Representative for any action taken, decision made or instruction given by the Members’ Representative under this Agreement, except for willful misconduct (which shall include fraud), gross negligence or material breach by the Members’ Representative of his obligations as such Representative;

(iii)                               the provisions of this Section 2.3 are independent and severable, are irrevocable and shall be enforceable notwithstanding any rights or remedies that any Member may have in connection with the transactions contemplated by this Agreement;

(iv)                              remedies available at law for any breach of the provisions of this Section 2.3 are inadequate; therefore, Textura, the Company and the Members’ Representative shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either Textura, the Company or the Members’ Representative brings an action to enforce the provisions of this Section 2.3; and

(v)                                 the provisions of this Section 2.3 shall be binding upon the executors, heirs, legal representatives, successors and assigns of each Member, and any references in this Agreement to a Member or the Members shall mean and include the successors to the Members’ rights hereunder, whether pursuant to assignment, testamentary disposition, the laws of descent, and distribution or otherwise.

(f)                                   All fees and expenses incurred by the Members’ Representative in connection with this Agreement shall be paid by the Members in proportion to their respective Pro Rata Percentages.

(g)                                  In acting as the representative of the Members, the Members’ Representative may rely upon, and shall not be liable to any Member (or such Member’s successor in interest) for acting or refraining from acting upon, an opinion of counsel, certificate of auditors or other certificate, statement, instrument, opinion, report, notice, request, consent, order, arbitrator’s award, appraisal, bond or other paper or document reasonably believed by him to be genuine and to have been signed or presented by the proper party or parties. The Members’ Representative shall incur no liability to any Member (or such Member’s successor in interest) with respect to any action taken or suffered by him in his capacity as Members’ Representative in reliance upon any note, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for other action or inaction except his own willful misconduct or gross negligence and the Members’ Representative shall be indemnified and held harmless by the Members from all losses, costs and expenses, including reasonable attorney’s fees, which the Members’ Representative may incur as a result of involvement in any legal proceedings arising from the performance of his or her duties hereunder. The Members’ Representative may perform his duties as Members’ Representative either directly or by or through his agents or attorneys and the Members’ Representative shall not be responsible to the other Members for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by him hereunder.

2.4                               Working Capital Adjustment.

(a)                                 Within thirty (30) days following the Closing Date, Textura, and the Member Representative shall jointly prepare an unaudited statement of Net Working Capital as of the close of business (Chicago, Illinois time) on the Closing Date (the “Preliminary NWC Statement”), which shall be prepared on a basis consistent with the Sample NWC Calculation and Exhibit B (the “Preliminary NWC”). The parties agrees to consult in good faith and cooperate with each other and their employees regarding the preparation of the Preliminary NWC Statement, including by making their employees available to the other as reasonably requested.

(b)                                 If the parties are unable to agree upon the Preliminary NWC Statement within thirty (30) days following the Closing Date because one party believes that (i) the Preliminary NWC Statement was not prepared on a basis consistent with the Sample NWC Calculation, (ii) the Preliminary NWC Statement contains mathematical errors, or (iii) the calculation of Net Working Capital was not in accordance with the definition of Net Working Capital contained herein, such dispute shall be resolved by the Independent Accounting Firm, and such determination shall be final and binding on the parties; provided, however, that, unless the Independent Accounting Firm determines that, with respect to the disputed items only, the Preliminary NWC Statement (i) was not prepared on a basis consistent with the Sample NWC Calculation, (ii) contains mathematical errors, or (iii) the calculation of Net Working Capital was not in accordance with the definition of Net Working Capital contained herein, the Preliminary NWC Statement shall be the Final NWC Statement. Any fees and expenses relating to the engagement of the Independent Accounting Firm shall be borne equally by Sellers on one hand and the Company and Textura on the other. The Independent Accounting Firm shall be instructed to use every reasonable commercial effort to perform its services within thirty (30) days of submission of the Preliminary NWC Statement to it and, in any case, as promptly as practicable after such submission. The Final NWC Statement and the Final NWC reflected thereon shall then be prepared by the Company and Textura based on the determination of the Independent Accounting Firm.

(c)                                  The “Post-Closing Adjustment” means the amount of Final NWC less the Target NWC (which difference shall be expressed either as a positive or negative number, as applicable). If the Post-Closing Adjustment is a positive amount, then the $225,000 aggregate repurchase price for the Second Repurchase pursuant to Section 7.1(b) shall be increased by the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then the $225,000 aggregate repurchase price for the Second Repurchase pursuant to Section 7.1(b) shall be decreased by the amount of the Post-Closing Adjustment. The Purchase Price, so adjusted as provided in this Section 2.4(c), shall be the final purchase price (the “Final Purchase Price”).

2.5                               Sales and Transfer Taxes.  Sellers shall be solely responsible for and pay any and all sales, transfer, purchases, use, value added, excise, stamp, income, capital gains, real and personal property or similar Tax, as well as related fees, including penalties, interest and other additions, imposed under the laws of any Authority, which arises out of the transfer by Sellers to Company of any of the SE Units (collectively, “Transfer Taxes”). Sellers shall hold all Company Indemnified Parties harmless from all such Transfer Taxes.

2.6                               Allocation of Purchase Price.  Within thirty (30) days of the final determination of the Final NWC, Textura shall provide to the Sellers a schedule allocating the Cash Payment and the Preferred Unit Consideration among the various assets of SE (and, if applicable, its Subsidiaries). Unless otherwise required by a determination of a taxing authority that is final, all parties hereto shall file all Tax Returns consistently with Textura’s allocation and no take any position during the course of an audit that is inconsistent with such allocation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SE

As an inducement to Textura and the Company to enter into and perform their respective obligations under this Agreement, and in consideration of the covenants of Textura and the Company contained herein, Sellers do hereby represent and warrant to Textura and the Company (which representations and warranties shall survive the Closing regardless of what examinations, inspections, audits and other investigations Textura and the Company have heretofore made, or may hereafter make, with respect to such representations and warranties) as follows:

3.1                               Organization and Qualification.  SE is a limited liability company duly formed, and validly existing under the laws of the State of Iowa and has all requisite limited liability company power and authority and all necessary governmental approval to own, lease and operate its properties and to carry on its business as it is now being conducted. SE is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except where the failure to be so qualified or licensed would not have or reasonably be expected to have an SE Material Adverse Effect.

3.2                               Subsidiaries.  Set forth on Schedule 3.2 is a list of all subsidiaries of SE, specifying for each such subsidiary its name, jurisdiction of organization, jurisdiction of qualification, amount of issued and outstanding equity interests, members or shareholders and the percentage of ownership of each such member or shareholder. Each of SE’s subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is in good standing under such laws. Except as set forth on Schedule 3.2, none of SE’s subsidiaries owns or leases property or engages in any activity in any jurisdiction that might require its qualification to do business as a foreign corporation in such jurisdiction.

3.3                               Capitalization.  Each member of SE owns the number of SE Units set forth opposite such Person’s name on Schedule A, which are all of the issued and outstanding equity interests of SE. Except as set forth on Schedule 3.3, here are no outstanding or authorized subscriptions, options, warrants or rights of any kind to acquire any membership interests or other equity interests of SE; there are no outstanding securities convertible into any membership interests of SE; and there are no obligations that might require SE to issue any such options, warrants, rights or securities. There are no existing arrangements that require or permit any membership interests of SE to be voted by or at the discretion of anyone other than the record owner. There are no outstanding contractual obligations or commitments of SE that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer or disposition of any membership interests or other securities or equity or voting interests of SE.

3.4                               Authorization.  SE has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein to be consummated by SE. The execution and delivery of this Agreement and the other Transaction Documents by SE and the consummation by SE of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action of SE, its board of managers and its members and no other action on the part of SE, its board of managers or its members is required to authorize this Agreement, the other Transaction Documents or the consummation by SE of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents have been duly authorized and validly executed and delivered by SE and constitute the legal, valid and binding obligation of SE, enforceable against SE in accordance with their terms, subject to laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies.

3.5                               No Conflict; Required Filings and Consents.

(a)                                 Except as set forth in Schedule 3.5(a), the execution and delivery of this Agreement by SE do not, and the performance of this Agreement by SE will not (i) conflict with or violate any provision of the SE Constituent Documents, (ii) assuming that all consents, approvals, authorizations, permits and other actions described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made, conflict with or violate any Law applicable to SE or by which any property or asset of SE is bound or affected, or (iii) require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of SE pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, SE Permit or other instrument or obligation.

(b)                                 Except as set forth on Schedule 3.5(a) or Schedule 3.5(b), the execution and delivery of this Agreement by SE do not, and the performance of this Agreement by SE will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Authority or any other Person.

3.6                               Permits.  Schedule 3.6(a) lists all Permits held by SE for the ownership and operation of the Business (the “SE Permits”). All of the SE Permits are valid and in full force and effect, and no suspension or cancellation of any SE Permits is pending or, to the knowledge of Sellers, threatened. The SE Permits constitute all Permits which are necessary for the ownership of the ownership and operation of the Business as it is now being conducted.

3.7                               Compliance with Laws.

(a)                                 Except as set forth on Schedule 3.7, SE is not in conflict with, or in default or violation of, and has not been in conflict with, or in default or violation of for the past five (5) years, (i) any Law applicable to SE or by which any of its assets is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SE is a party or by which SE or any property or asset of SE is bound or affected, or (iii) any SE Permits, which conflict, default or violation would or could be reasonably expected to have an SE Material Adverse Effect. This Agreement and the transactions contemplated herein are not subject to any applicable bulk sales Laws.

(b)                                 Neither SE, nor, to the Sellers’ knowledge, any other Person purporting to act on behalf of SE, has made any payment to, or conferred any benefit, directly or indirectly, on suppliers, customers, employees, or agents of suppliers or customers, or officials or employees of any Authority or any political parties or candidates for office, which is or was unlawful under any applicable Law, including the United States Foreign Corrupt Practices Act, as amended.

3.8                               Financial Statements.

(a)                                 SE has delivered to Textura and the Company (i) unaudited financial statements of SE as of and for the years ending December 31, 2010, December 31, 2009, and December 31, 2008 (statement of operations only with regard to the year ended December 31, 2008) including the notes thereto (collectively, the “SE Annual Financial Statements”), and (ii) the unaudited financial statements of the Business as of and for the period ending September 30, 2011 (the “SE Interim Financial Statements” and, together with the Annual Financial Statements, the “SE Financial Statements”).

(b)                                 Except as set forth in Schedule 3.8(b), the SE Financial Statements (including, in each case, any notes thereto) (i) were prepared in accordance with the books of account and other financial records of SE, (ii) present fairly the financial position, results of operations and cash flows of SE as of the dates thereof and for the periods indicated therein and (iii) include all adjustments that are necessary for a fair presentation of the financial condition of SE and the results of operations of SE as of the dates thereof or for the period covered thereby, except that the Interim Financial Statements are subject to normal year-end adjustments, which are not material either individually or in the aggregate. The books of account and records of SE are and have been maintained in accordance with applicable legal and accounting requirements and accurately reflect the assets, liabilities, business financial condition and results of operation of SE.

3.9                               No Undisclosed Liabilities.  Except as set forth on Schedule 3.9, SE has no Liabilities related to the Business (and, to the Sellers’ knowledge, there is no basis for any present or future Action against SE giving rise to any such Liability), except for (i) Liabilities fully reflected or reserved for on the SE Financial Statements, and (ii) the Current Liabilities, none of which are material, which have arisen since the date of the SE Interim Financial Statements in the Ordinary Course of Business which will be fully reflected or reserved for in connection with the calculation of the Final NWC.

3.10                        Accounts Receivable.  Subject to any of the reserves set forth therein, the Accounts Receivable shown on the SE Financial Statements are valid and genuine, have arisen solely out of bona fide transactions in the Ordinary Course of Business, are not subject to any prior assignment or Lien and are not subject to valid defenses, set-offs or counter claims. The Accounts Receivable are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the SE Financial Statements. Since the date of the SE Interim Financial Statements, there have not been any write-offs of any Accounts Receivable as uncollectible. Schedule 3.10 sets forth an aged list of unpaid Accounts Receivable owing to SE as of the date hereof, with the last known address of the trade debtors associated therewith.

3.11                        Absence of Certain Changes.  Except as set forth on Schedule 3.11, from June 30, 2011 to the date of this Agreement, SE has conducted the Business only in the Ordinary Course of Business. As amplification and not limitation of the foregoing, except as set forth on Schedule 3.11, since June 30, 2011:

(a)                                 there has not occurred any SE Material Adverse Effect;

(b)                                 SE has not purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any properties or assets used in the Business, except in the Ordinary Course of Business;

(c)                                  SE has not sustained or incurred any loss or damage with respect to the Business (whether or not insured against) on account of fire, flood, accident or other calamity;

(d)                                 other than in the Ordinary Course of Business, SE has not increased the rate of compensation of any employee of the Business, or any other Person compensated by SE involved in the Business, granted any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee of the Business or any other Person compensated by SE involved in the Business, and has not adopted, increased the benefits under, and, other than as required by Law, amended any SE Plan;

(e)                                  there has been no material adverse change in or with respect to SE’s relations with Authorities or its employees, creditors, suppliers, customers or others having business relationships with SE and, to the Sellers’ knowledge, no fact exists which may reasonably be expected to give rise to any such material adverse change;

(f)                                   SE has not changed any accounting methods or practices (including any change in depreciation or amortization policies or rates);

(g)                                  there has been no termination of employment of any engineering and information technology staff member, sales manager and other employee of SE having critical talent necessary for the operation of the Business; and

(h)                                 SE has not agreed to take any of the actions described in paragraphs (b), (d) or (f) above.

3.12                        Title to Assets, Condition; Sufficiency.  Except as set forth in Schedule 3.12, SE has good, valid and marketable title to or has a valid right under contract (or otherwise) to use all assets, properties and rights used by SE in the Business, free and clear of any Liens. All items of personal property have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are used. No item of personal property is currently in need of material repairs, modifications or upgrades. Immediately after Closing, SE shall be able to use all assets, properties and rights used by SE in the Business and exercise, and enjoy the benefits of, such assets, properties and rights used by SE in the Business in substantially the same manner as immediately prior to the Closing, without infringing the rights of any third party.

3.13                        Real Property.  With respect to the Real Property Leases, Schedule 3.13 sets forth a list of all of the Real Property Leases, and such Real Property Leases constitute all leases relating to real property in effect as of the date hereof under which SE is a lessee, sublesee or holds or operates any real property owned by any third party, which real property is utilized in connection with the Business. SE has made available to Textura and the Company true, correct and complete copies of all Real Property Leases, including all amendments, modifications and renewals thereof. SE holds a good, valid and existing leasehold interest under each Real Property Lease pursuant to which SE is a lessee for the term set forth in Schedule 3.13. SE does not own, and has never owned, any real property or interests in real property in fee, and SE has no outstanding options or rights of first refusal to purchase any real property, or any portion thereof or interest therein.

3.14                        Contracts and Commitments.

(a)                                 Schedule 3.14(a) lists each contract and agreement related to the Business, whether written or verbal, to which SE is a party as of the date hereof, including the following contracts and agreements related to the Business (such contracts and agreements, together with the Real Property Leases, being “SE Material Contracts”):

(i)                                     any contract or agreement (including purchase orders and acknowledgements) which involves consideration in excess of $15,000;

(ii)                                  any management contract or other contract, agreement or similar arrangement with independent contractors or consultants;

(iii)                               any contract or agreement relating to Indebtedness and the respective principal amounts outstanding thereunder as of the date of this Agreement;

(iv)                              any contract or agreement that limits or purports to limit the ability of SE, or of any employees of SE, to compete in any line of business or with any Person or in any geographic area or during any period of time;

(v)                                 any contract or agreement (A) that contains any “take or pay” or volume commitment provisions binding upon SE, (B) that contains provisions granting any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person other than SE or (C) in which SE agreed to provide “most favored” or other preferential treatment with regard to prices;

(vi)                              any employment contracts or agreements, or management, consulting or advisory contracts or agreements with any employee, consultant or advisory of SE or other Person;

(vii)                           any contract or agreement concerning a partnership or joint venture;

(viii)                        any severance (including early retirement and redundancy) plans or arrangements for any current or former employee of SE;

(ix)                              any non-disclosure contracts or agreements and non-compete contracts or agreements or other contracts or agreements containing confidentiality provisions or restrictive covenants binding a current or former employee of SE;

(x)                                 other than the Real Property Leases, any contract or agreement under which SE is lessee of or holds or operates (A) any real property or (B) any personal property providing for payments in excess of $15,000 annually;

(xi)                              any contract or agreement under which SE is lessor of or permits any third party to hold or operate any property, real or personal;

(xii)                           any contract or agreement relating to the acquisition or divestiture of the capital stock or other equity securities, assets or business of any Person pursuant to which SE has any Liability;

(xiii)                        any powers of attorney granted by or on behalf of SE;

(xiv)                       any sales or distribution contracts or agreements relating to a sales person or distributor, franchise contracts or agreements and advertising contracts or agreements relating to SE;

(xv)                          any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by SE;

(xvi)                       other than employment agreements, any contract or agreement with any of the members of SE, or Affiliates of SE or any such members;

(xvii)                    any contract or agreement under which SE has advanced or loaned any amount to any of its managers, members, officers and employees;

(xviii)                 except for sales contracts made in the ordinary course of business with SE’s customers, any contract or agreement pursuant to which SE has agreed to defend, indemnify or hold harmless any other Person not otherwise disclosed in Schedule 3.14(a);

(xix)                       any contract or agreement pursuant to which SE has agreed to settle any Liability for Taxes;

(xx)                          any contract or agreement pursuant to which SE has agreed to shift or allocate the Liability of SE or any other Person for Taxes;

(xxi)                       any contract or agreement whereby SE has entered into an escrow agreement for SE software;

(xxii)                    any contracts or agreements with customers entered into in the past two (2) years in excess of $15,000 for which revenue has been pre-paid;

(xxiii)                 any contract in which SE has granted a Person (other than SE) an exclusive license to any of the assets, properties or rights used by SE in the Business; and

(xxiv)                any other contract or agreement, whether or not made in the Ordinary Course of Business, which is material to the conduct of the Business.

(b)                                 SE has made available to Textura and the Company a true and correct copy of all written SE Material Contracts, together with all material amendments, waivers or other changes thereto, and has been given an accurate written description of all SE Material Contracts that are verbal agreements.

(c)                                  Except for contracts with SE’s customers in the Ordinary Course of Business, SE is not a party to: (i) contracts or agreements with any Authority or (ii) contracts or agreements with a non-Authority in support of a contract or agreement with an Authority.

(d)                                 Except as disclosed in Schedule 3.14(d), each SE Material Contract: (i) is legal, valid, binding and enforceable on and with respect to SE and, to the knowledge of SE, the other parties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect and shall not give rise to any termination, amendment, acceleration, cancellation, penalty or other adverse consequence. Except as disclosed in Schedule 3.14(d), neither SE nor, to the knowledge of SE, any other party thereto, is in breach of or default under in any material respect, or has repudiated any provision of or is currently making any payments, including payment of liquidated damages, under any SE Material Contract (nor does there exist any condition which upon the passage of time or the giving of notice would (i) cause such a breach of or default under in any material respect or (ii) give any third party the right to (A) a rebate, chargeback, refund, credit, claim for royalties, penalty or change in delivery schedule under any SE Material Contract, (B) accelerate the maturity or performance of any obligation of SE under any SE Material Contract, (C) cancel, terminate or modify any SE Material Contract). Except as disclosed in Schedule 3.14(d), with respect to each SE Material Contract, SE and, to the knowledge of SE, each of the other parties thereto have complied with the terms and conditions of such SE Material Contract in all material respects.

3.15                        Litigation.  Except as set forth on Schedule 3.15, there is no Action to which SE or any of its officers, managers, members or employees (in their capacity as such) has been a party in the past five (5) years. Except as set forth on Schedule 3.15, no Action is currently pending against SE, nor has SE received any notice of any threat thereof. Neither SE nor any assets used in the Business is subject to any outstanding Order or settlement issued or approved by any Authority. To the SE’s knowledge, there is no reasonable basis for any Person to assert a claim against SE which would relate to or affect any of the assets used in the Business, or against any of the assets used in the Business based upon (i) SE’s entry into this Agreement or any of the transactions contemplated hereby or (ii) any claim that SE has agreed to sell or dispose of the assets used in the Business to any party other than Textura and the Company, whether by way of merger, consolidation, sale of assets or otherwise.

3.16                        Environmental, Health and Safety Matters.  Except as disclosed in Schedule 3.16, to the Sellers’ knowledge:

(a)                                 Solely with respect to the Business, SE has complied and is in compliance with all Environmental, Health, and Safety Requirements in all material respects.

(b)                                 SE has not received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory or corrective obligations or Remedial Action, relating to any of it or its facilities or any third party facilities or the Leased Real Property arising under Environmental, Health, and Safety Requirements.

(c)                                  SE has not, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or Remedial Action, of any other Person relating to Environmental, Health, and Safety Requirements.

(d)                                 SE has provided Textura and the Company with copies of any environmental assessment or audit reports or other similar studies or analyses known, obtained or possessed by SE relating to the Leased Real Property, SE or the Business.

3.17                        Taxes.

(a)                                 SE has complied with all Laws relating to Taxes, has properly completed and timely filed all Tax Returns required to be filed by it prior to the Closing Date and has timely paid all Taxes required to be paid by it for which payment is due or for which it could be liable as a result of transferee liability, joint and several liability, contractual liability or otherwise. All such Tax Returns are true, correct and complete in all material respects. SE has no liability for Taxes in excess of the amount so paid or accruals or reserves so established, in each case, with respect to the assets used in the Business.

(b)                                 There are no existing Liens for Taxes on any of the assets, properties and rights used by SE in the Business (except for Liens for Taxes that are not yet due and payable).

(c)                                  SE has (i) withheld all required amounts from payments to its employees, agents, contractors, nonresidents, and other third parties and timely remitted such amounts to the proper Authority in accordance with applicable Laws, (ii) timely paid all employment Taxes with respect to its employees and (iii) timely filed all Tax Returns relating to withholding, employment and unemployment Taxes with the appropriate Authority in accordance with applicable Laws.

(d)                                 No portion of the cost of any of the assets of SE was financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Section 103(a) of the Code. None of the assets used in the Business are tax exempt use property under Section 168(h) of the Code. None of the assets used in the Business constitute an interest in any arrangement taxed as a corporation or partnership for any income tax purposes. None of the assets used in the Business are property that SE is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Code section 168(f)(8).

(e)                                  SE has no obligation to pay any Taxes of any other Person. SE has not extended any statute of limitations relating to any Taxes for which Textura or the Company could be liable under this Agreement or pursuant to applicable Laws. No audits or other proceedings are ongoing or, to the knowledge of SE, threatened with respect to any Taxes of SE (including any Pre-Closing Taxes). No Authority has made a claim that SE is obligated to file a Tax Return, or pay Taxes, in a state or jurisdiction in which SE does not currently file a Tax Return or pay Taxes. There are no unpaid or proposed assessments for Taxes with respect to any of the assets used in the Business.

(f)                              SE is not a party to any contract, plan, or other arrangement with any Employee or other natural person which could (either alone or aggregated with other payments) give rise to a payment (or another benefit) that is not deductible under Code section 280G or subject to the excise Tax under Code section 4999. All deferred compensation arrangements of SE comply with the requirements of Code section 409A.

3.18                        Insurance.  The Business is covered by valid and currently effective insurance policies in such types and amounts as are consistent with customary practices and standards in SE’s industry. All premiums due and payable under all such policies have been paid, and SE has no Liability for any retroactive premiums or similar payments. To Sellers’ knowledge, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any such insurance policies.

3.19                        Employees and Subcontractors.

(a)                                 Schedule 3.19(a) contains a list of all Employees, along with the position, date of hire and the annual rate of compensation of each such person including salary (or, with respect to Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation) and estimated or target annual incentive compensation of each such Employee and identification of any Employees who, immediately before the Closing, are on a leave of absence and the type of such leave.

(b)                                 Schedule 3.19(b) sets forth (i) a list of all independent contractors currently performing services or under contract to perform future services for SE in connection with the Business, (ii) the start date, type of services to be provided, estimated completion date and hourly or per diem pay rate of such contractors and (iii) the limits, if any, on the termination of such contractors by SE. The individuals or entities identified as independent contractors are properly characterized as such under all applicable Laws and have no rights as employees under SE Plans.

(c)                                  The Employees are not represented by any labor organization or labor union. SE is not a party to, or in the process of negotiating, any collective bargaining or other labor union contract applicable to the Employees. As of the date of this Agreement, there is no labor dispute, boycott, strike, work stoppage, picketing or other industrial action against SE pending or, to the knowledge of SE, threatened which may interfere with the business activities of SE, nor have any such actions taken place within the past three (3) years. SE has no knowledge of any organizational effort made or threatened, or any claim or demand for representation, either currently or within the past three (3) years, by or on behalf of any labor union with respect to the Employees.

(d)                                 As of the date of this Agreement, neither SE nor its representatives or employees, has committed any unfair labor practices or violated any applicable Laws of any jurisdiction relating to hiring, employment or termination from employment (including compensation, discrimination, collective action, collective bargaining, social security and payroll tax payments), nor is SE liable for past wages, taxes, or penalties for failure to make such payments. There is no pending or, to SE’s knowledge, threatened Action, charge or complaint against SE before any court or arbitrator, the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable state or local agency, nor, to the knowledge of SE, is there a reasonable basis for any such claim. There is no pending, or to the knowledge of SE, threatened Action, claim or complaint against SE before any Authority related to past or unpaid wages or penalties related thereto.

(e)                                  Schedule 3.19(e) lists the name, position and work site of each Employee and independent contractor whose service to or engagement with SE has terminated in the past two (2) years (other than temporary office or accounting help) and to which SE has paid in the aggregate more than $10,000, and the date of each termination.

(f)                                   Except as set forth in Schedule 3.19(f), no Employee is entitled to receive any payments or other compensation or benefits as a result of the consummation of the transactions contemplated by this Agreement.

(g)                                  To SE’s knowledge, no former employee, consultant, or contractor of SE is in violation of any agreement with SE relating to inventions, competition, solicitation or confidentiality.

3.20                        Employee Benefits.  The following provisions apply to SE Plans covering Employees.

(a)                                 Schedule 3.20(a) contains a complete and accurate list of all SE Plans. Complete and accurate copies, as applicable, of (i) each SE Plan that has been reduced to writing, (ii) written summaries of any unwritten SE Plan, (iii) all trust agreements, insurance contracts, and summary plan descriptions relating to any SE Plan, (iv) annual reports filed on Form 5500 for the most recent plan year for each SE Plan, and (v) all employee handbooks, have been made available to Textura and the Company upon their request.

(b)                                 Each SE Plan has been maintained and administered in all material respects in accordance with its terms and with ERISA, the Code and other applicable Laws. All contributions required to be made under each SE Plan, whether pursuant to applicable Law or the terms of such SE Plan, have been timely made and SE has properly accrued all Liabilities relating to SE Plans.

(c)                                  To the Sellers’ knowledge, there are no inquiries or investigations by any Authority against or involving any SE Plan. There are no pending proceedings or other claims (except claims for benefits payable in the normal operation of SE Plans and proceedings with respect to qualified domestic relations orders), against or involving any SE Plan.

(d)                                 Each SE Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS to the effect that such SE Plan is qualified and the trust related thereto is exempt from federal income taxes under Section 501(a) of the Code; no such determination letter has been revoked and, to the Sellers’ knowledge, revocation has not been threatened; and no act or omission has occurred that would adversely affect such qualification.

(e)                                  Neither SE nor any ERISA Affiliate has ever maintained an Employee Benefit Plan that was subject to Section 412 of the Code or Title IV of ERISA. At no time has SE or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f)                                   No SE Plan provides benefits after termination of employment to any Employee of SE (or to any beneficiary of any such Employee), including retiree health coverage and deferred compensation, but excluding continuation of health coverage required under COBRA or any similar state law and insurance conversion privileges under state Law.

(g)                                  No act or omission has occurred and no condition exists with respect to any SE Plan that has, will or is reasonably likely to result in any fine, penalty, Tax or Liability of any kind imposed under ERISA or the Code.

(h)                                 Schedule 3.20(h) discloses each: (i) agreement with any manager, member, officer or other Employee of SE (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving SE of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such manager, member, officer or Employee; and (ii) agreement or plan binding SE, including any SE Plan, any of the benefits of which shall be increased, the vesting of the benefits of which shall be accelerated, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(i)                                     Schedule 3.20(i) sets forth the policy of SE with respect to accrued vacation, accrued sick time and earned time-off and the amount of such Liabilities with respect to each Employee immediately prior to the Closing.

3.21                        Intellectual Property.

(a)                                 Set forth in Schedule 3.21(a) is a true and correct list of all Registered IP and all unregistered trademarks, service marks, trade names and brand names used in the Business, including, for each item, the jurisdictions in which such item has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Schedule 3.21(a) also sets forth a list of all actions that are required to be taken within 120 days of the Closing with respect to any such item in order to avoid prejudice to, impairment or abandonment of such item. With respect to each item of Intellectual Property required to be identified in Schedule 3.21(a), to the knowledge of Sellers (without having conducted any special investigation or patent search):

(i)                                     Except as set forth on Schedule 3.21(i), SE possesses sufficient legal right, title and interest in and to the item, free and clear of all Liens, and free and clear of any and all ownership claims or ownership rights of authors, inventors or any other third parties;

(ii)                                  Each such item is valid, enforceable and subsisting and all registration, maintenance and renewals fees currently due in connection with such item have been paid and all documents, recordations and certificates in connection with such item currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of prosecuting, maintaining and perfecting such item and recording the applicable owner’s ownership interests therein;

(iii)                               Except as set forth in Schedule 3.21(a)(iii), the item is not subject to any outstanding Order; and

(iv)                              Except as set forth in Schedule 3.21(a)(iv), no Action is pending or, to the knowledge of SE, threatened that challenges the legality, validity, enforceability, use or ownership of the item.

(b)                                 Neither SE nor any Owned IP or Product is subject to any proceeding or outstanding Order, Contract or stipulation (i) restricting in any manner the use, transfer, or licensing of any Owned IP or any Product, or which may affect the validity, use or enforceability of any such Owned IP or Product, or (ii) restricting the conduct of the Business in order to accommodate third party Intellectual Property rights. There are no royalties, honoraria, fees or other payments payable by SE to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Owned IP.

(c)                                  SE has not (i) granted any third party exclusive rights to or under any Owned IP, (ii) granted any third party the right to sublicense any Owned IP or (iii) transferred ownership of any Intellectual Property that is or was Owned IP to any third party, or knowingly permitted its rights in any Intellectual Property that is or was Owned IP to enter the public domain or, with respect to any Intellectual Property for which SE has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

(d)                                 SE has secured from all of its employees, consultants and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Owned IP, unencumbered and unrestricted exclusive ownership of all such third party’s Intellectual Property rights in such contribution that SE does not already own by operation of Law and such third party has not retained any rights or licenses with respect thereto.

(e)                                  To the knowledge of Sellers, no current or former employee, consultant or independent contractor of SE (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, nondisclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, SE, or using trade secrets or proprietary information of others without permission, or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for SE that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(f)                                   The employment of any employee by SE or the use by SE of the services of any consultant does not subject SE to any Liability to any third party for improperly soliciting such employee or consultant to work for SE, whether such Liability is based on contractual or other legal obligations to such third party.

(g)                                  To the knowledge of Sellers, no current or former employee of SE has any right, license, claim or interest whatsoever in or with respect to any Owned IP.

(h)                                 To the knowledge of Sellers, the right, license and interest of SE in and to all Intellectual Property licensed by SE from a third party for use in connection with the Business is free and clear of all Liens (excluding restrictions contained in the applicable written license agreements with such third parties). To the extent that any Intellectual Property that is or was owned by any third party is incorporated into, integrated or bundled with, or used by SE in the development, manufacture, or use of any of the Products, SE has a written agreement with such third party with respect thereto pursuant to which it either (i) has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of such Intellectual Property by operation of Law or by valid assignment, or (ii) has obtained perpetual, non-

terminable (other than for breach) licenses (sufficient for the conduct of the Business in the Ordinary Course of Business) to all such third party Intellectual Property.

(i)                                     SE owns and has independently developed or acquired, or has the valid right or license to, all Intellectual Property used in connection with the Business. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Intellectual Property used in connection with the Business, or otherwise impair or compromise SE’s ownership, license rights or other rights in or to any of the Intellectual Property used in connection with the Business.

(j)                                    Except as set forth in Schedule 3.21(j), with respect to the conduct of the Business, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Product and (ii) the use of any product, device or process used in the Business: (A) SE is not interfering with, infringing upon, misappropriating or otherwise in violation of or conflict with any Intellectual Property rights of third parties; and (B) no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of SE.

(k)                                 Schedule 3.21(k) sets forth a complete and accurate list of (i) all Software that is owned exclusively by SE and is material to the operation of the Business and (ii) all Software that is used by SE in the Business that is not exclusively owned by SE, excluding unmodified Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $5,000.

3.22                        Suppliers; Customers.  Schedule 3.22 sets forth a complete and accurate list of the top twenty-five (25) customers (the “Material Customers”) and the top ten (10) suppliers (the “Material Suppliers”) of the Business, measured by reference to the aggregate payments made to or by SE for the twelve (12) months ended September 30, 2011. Since September 30, 2011, (a) no Material Customer or Material Supplier has cancelled or otherwise materially modified its relationship with SE, and, to the knowledge of SE, no such Person has any intention to do so, (b) to SE’s knowledge, the consummation of the transactions contemplated hereby will not adversely affect any of such relationships, (c) no Material Customer has reduced or indicated that it will reduce its purchase of goods or services from SE or has sought or is seeking a reduction in the price it pays for such goods or services, (d) no Material Supplier has reduced or indicated that it will reduce its supply of goods or services to SE or has sought or is seeking an increase in the price it charges SE for such goods or services and (e) there has been no other material adverse change in the relationship between SE and any Material Customer or Material Supplier.

3.23                        Brokers.  No broker, finder, investment banker, employee or other Person is entitled to any brokerage, finder’s, consulting, success or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of SE.

3.24                        Related Party Transactions.  Except as set forth in Schedule 3.24, no officer, manager, member, employee or Affiliate of SE, nor any relative or Affiliate of such officer, manager, member or employee (each, a “Related Party”) has any direct or indirect interest in the

Business or any contract relating, in any way, to the Business. No Related Party owns, directly or indirectly, any material interest in or serves as an officer or director of any competitor, customer or supplier of SE or any entity that has an undisclosed contractual relationship with SE.

3.25                        Disclosure.  No representation or warranty made by SE in this Agreement or any of the Schedules hereto contains, any untrue statement of a material fact or omits or, as of the Closing, will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

3.26                        Representations and Warranties of Members.  Each Member, severally and not jointly, hereby represents, warrants and covenants to the Company and Textura as follows:

(a)                                 Such Member has the full right, power and authority to enter into and perform such Member’s obligations under this Agreement. All action on the part of such Member necessary for the execution of this Agreement and the performance of such Member’s obligations hereunder has been taken or will be taken prior to the Closing. This Agreement constitutes the valid and binding obligation of such Member, enforceable against such Member in accordance with its terms.

(b)                                 No consent, approval or authorization of or designation, declaration or filing with any third party or any governmental authority is required on the part of such Member in connection with the valid execution and delivery of this Agreement or the performance of such Member’s obligations hereunder, other than consents, approvals or authorizations that have been obtained or will have been obtained prior to the Closing.

(c)                                  Such Member is the sole record and beneficial owner of such Members’ SE Units constituting his, her or its Member Contribution and has, and at the Closing will have, the full right, power and authority to contribute, transfer, assign, convey and deliver such Member’s SE Units hereunder, free and clear of any lien, encumbrance, option, charge, equitable interest or restriction.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Sellers to enter into and perform their obligations under this Agreement, and in consideration of the covenants of SE contained herein, the Company hereby represents and warrants to Sellers (which representations and warranties shall survive the Closing regardless of what examinations, inspections, audits and other investigations Sellers have heretofore made, or may hereafter make, with respect to such representations and warranties) as follows:

4.1                               Organization and Qualification.  The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority and all necessary governmental approval to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except where the failure to be so qualified or licensed would not have or reasonably be expected to have a Company Material Adverse Effect.

4.2                               Authority Relative to This Agreement.  The Company has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein to be consummated by the Company. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action of the Company, its manager and its members and no other action on the part of the Company, its manager or its members is required to authorize this Agreement, the other Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents have been duly authorized and validly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3                               No Conflict; Required Filings and Consents.

(a)                                 The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any provision of the Certificate of Formation or Operating Agreement of the Company or (ii) conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected.

(b)                                 The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Authority or any other Person.

4.4                               Capitalization.

(a)                                 Set forth on Schedule 4.4(a) is the name of each Person that shall be a member of the Company immediately (i) after the Closing and (ii) after the Second Repurchase, and set forth opposite such Person’s name on Schedule 4.4(a) is the number of Class A Common Units and Class A Preferred Units that shall be owned by each such Person immediately (i) after the Closing and (ii) after the Second Repurchase, which Units shall be all of the issued and outstanding equity interests of the Company immediately after the Closing and the Second Repurchase.

(b)                                 Except as provided in the Operating Agreement, there are no outstanding or authorized subscriptions, options, warrants or rights of any kind to acquire any membership interests or other equity interests of the Company; there are no outstanding securities convertible into any membership interests of the Company; and there are no obligations that might require the Company to issue any such options, warrants, rights or securities. Except as provided in the

Operating Agreement, there are no existing arrangements that require or permit any membership interests of the Company to be voted by or at the discretion of anyone other than the record owner. There are no outstanding contractual obligations or commitments of the Company that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer or disposition of any membership interests or other securities or equity or voting interests of the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF TEXTURA

As an inducement to Sellers to enter into and perform their obligations under this Agreement, and in consideration of the covenants of Sellers contained herein, Textura hereby represents and warrants to Sellers (which representations and warranties shall survive the Closing regardless of what examinations, inspections, audits and other investigations Sellers have heretofore made, or may hereafter make, with respect to such representations and warranties) as follows:

5.1                               Organization and Qualification.  Textura is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all necessary governmental approval to own, lease and operate its properties and to carry on its business as it is now being conducted. Textura is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except where the failure to be so qualified or licensed could not have or reasonably be expected to have a Textura Material Adverse Effect.

5.2                               Authority Relative to This Agreement.  Textura has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein to be consummated by Textura. The execution and delivery of this Agreement and the other Transaction Documents by Textura and the consummation by Textura of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Textura, its board of directors and its stockholders and no other action on the part of Textura, its board of directors or its stockholders is required to authorize this Agreement, the other Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents have been duly authorized and validly executed and delivered by Textura and constitute the legal, valid and binding obligation of Textura, enforceable against Textura in accordance with their terms, subject to laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies.

5.3                               No Conflict; Required Filings and Consents.

(a)                                 The execution and delivery of this Agreement by Texutra do not, and the performance of this Agreement by Textura will not, (i) conflict with or violate any provision of the Textura Constituent Documents, or (ii) conflict with or violate any Law applicable to Textura or by which any property or asset of Textura is bound or affected.

(b)                                 The execution and delivery of this Agreement by Textura do not, and the performance of this Agreement by Textura will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Authority or any other Person, except such consents as have already been obtained.

5.4                               Brokers.  No broker, finder, investment banker, employee or other Person is entitled to any brokerage, finder’s, consulting, success or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Textura.

5.5                               Capitalization.

(a)                                 Immediately prior to the Closing, the authorized capital stock of Textura will consist of 20,000,000 shares of Common Stock, of which 4,271,937 shares of Common Stock are issued and outstanding, and 10,000,000 shares of Preferred Stock, of which there are (i) 1,014,920 shares of the 1,441,186 authorized shares of Series A-1 Preferred Stock issued and outstanding, and (ii) 804,978 shares of the 1,057,869 authorized shares of Series A-2 Preferred Stock issued and outstanding. As of the Closing Date, the Common Stock and the Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in Textura’s Certificate of Incorporation and By-laws, true, accurate and complete copies of which have been delivered by Textura to SE (the “Textura Constituent Documents”). The Textura Constituent Documents contain all rights, preferences, benefits, restrictions, and obligations to which the holders of the Common Stock and the Preferred Stock of Textura are entitled and by which they are bound.

(b)                                 The Common Stock issuable upon conversion of the Class A Preferred Units pursuant to the Operating Agreement shall be duly authorized and validly issued by Textura in compliance with applicable Law, and will be fully paid and nonassessable.

(c)                                  As of the Closing Date, Textura currently has reserved out of its authorized shares of Common Stock:

(i)                                     931,238 shares of Common Stock authorized for issuance to employees, consultants and directors pursuant to its Textura Corporation Stock Incentive Plan, as amended and restated effective January 1, 2009, under which options to purchase shares of Common Stock are issued and outstanding as of the Closing Date (the “Options”);

(ii)                                  566,667 shares of Common Stock issuable upon conversion of certain convertible debentures (the “Convertible Debentures”) which are issued and outstanding as of the Closing Date, which Convertible Debentures, pursuant to their terms are mandatorily and automatically convertible into shares of Textura Common Stock upon the Closing of the transactions contemplated by this Agreement;

(iii)                               626,210 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock (the “Common Stock Warrants”) which are issued and outstanding as of the Closing Date;

(iv)                              58,727 shares of Preferred Stock issuable upon the exercise of warrants to purchase shares of Preferred Stock (the “Preferred Stock Warrants”) which are issued and outstanding as of the Closing Date;

(v)                                 the 481,700 shares of Common Stock issuable upon conversion of the Class A Preferred Units pursuant to the Operating Agreement; and

(vi)                              the 2,584,255 shares of Common Stock issuable upon conversion of the Preferred Stock pursuant to Textura’s Certificate of Incorporation;

(d)                                 Except for the conversion privileges of the Preferred Stock, the Options, the Convertible Debentures, the Warrants, the conversion rights provided to the Class A Preferred Units pursuant to the Operating Agreement, or as otherwise described in this Section 5.5, there are no (i) options, warrants or other securities convertible into or exchangeable for Textura’s authorized and unissued capital stock or (ii) other rights of any kind to purchase or acquire any of Textura’s authorized and unissued capital stock.

(e)                                  Set forth on Schedule 5.5(e) is (i) the number of shares of Common Stock, Preferred Stock and any other class of equity interest of Textura that will be issued and outstanding immediately after the Closing on an as-converted fully-diluted basis, and (ii) each Member’s ownership percentage of the Common Stock on a fully-diluted basis, assuming that each of the Options, Convertible Debentures, Warrants, Class A Preferred Units, and Preferred Stock referenced in Section 5.5(c) above have been converted in full immediately after the Closing.

5.6                               Financial Statements.

(a)                                 Textura has delivered to the Sellers and the Company true, correct and complete copies of (i) unaudited balance sheets of Textura as of September 30, 2011 and September 30, 2010, and statements of income, stockholders’ equity and cash flow of Textura for the years ended September 30, 2011, September 30, 2010, and September 30, 2009 (the “Textura Annual Financial Statements”) and (ii) an unaudited balance sheet and statements of income, stockholders’ equity and cash flow of Textura as of, and for the nine-month period ended, June 30, 2011 (the “Textura Interim Financial Statements”, and collectively with the Textura Annual Financial Statements, the “Textura Financial Statements”). The Textura Financial Statements have been prepared in accordance with GAAP, are true, correct and complete in all material respects and fairly present the financial condition, results of operations and cash flows of Textura as of the dates and periods indicated.

5.7                               No Undisclosed Liabilities.  Textura has no Liabilities (and, to Textura’s knowledge, there is no basis for any present or future Action against Textura giving rise to any such Liability), except for (i) Liabilities fully reflected or reserved for on the Textura Financial Statements and (ii) Liabilities, none of which are material, which have arisen since the date of the Textura Interim Financial Statements in the Ordinary Course of Business.

5.8                               Intellectual Property.  To the knowledge of Textura (without having conducted any special investigation or patent search), Textura owns or possesses sufficient legal rights to all Intellectual Property used in the business of Textura as presently conducted, without any conflict with or infringement of the rights of others. Textura has not received any written communication alleging that Textura has violated or, by conducting its business as currently conducted, would violate any of the Intellectual Property of any other person or entity, nor to Textura’s knowledge (without having conducted any special investigation or patent search) is there any basis therefor. No Action or Order is pending or outstanding, or to the knowledge of Textura, threatened that challenges the legality, validity, enforceability, use or ownership of the Intellectual Property used in the business of Textura.

5.9                               Litigation.  There are no Actions, suits, proceedings or investigations pending against Textura (or any Subsidiary of Textura) or its properties, nor has Textura (or any Subsidiary of Textura) received any notice of any threat thereof, before any court or governmental agency or other Authority that, either individually or in the aggregate, if determined adversely to Textura (or any Subsidiary of Textura), would or could reasonably be expected to have a Textura Material Adverse Effect. Neither Textura nor any of its assets is a party or subject to the provisions of any Order, settlement, writ, injunction, judgment or decree of any court or government agency or instrumentality or other Authority. There is no Action, suit or proceeding initiated by Textura currently pending or which Textura currently intends to initiate. To Textura’s knowledge, there is no reasonable basis for any Person to assert a claim against Textura which would relate to or affect any of the assets of Textura, or against any of the assets used by Textura in its business based upon Textura’s entry into this Agreement or any of the transactions contemplated hereby. To Textura’s knowledge, Textura is not interfering with, infringing upon, misappropriating or otherwise in violation or conflict with any Intellectual Property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Textura.

5.10                        Environmental, Health and Safety Matters.  To its knowledge, Textura is not in violation of any Environmental, Health, and Safety Requirements, and to Textura’s knowledge, no material expenditures are or will be required in order to comply with any such Environmental, Health, and Safety Requirements. Textura has not received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory or corrective obligations or Remedial Action, relating to any of Textura, any Subsidiary of Textura or their respective facilities or any third party facility or any real property leased or owned by Textura arising under Environmental, Health, and Safety Requirements. Textura has not, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or Remedial Action, of any other Person relating to Environmental, Health, and Safety Requirements.

5.11                        Compliance with Laws.

(a)                                 Neither Textura nor any Subsidiary of Textura is in conflict with, or in default or violation of, (i) any Law applicable to Textura or a Subsidiary of Textura or by which any of their respective assets are bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Textura or any Subsidiary of Textura is a party or by which Textura or a Subsidiary of Textura or any property or asset of Textura or a Subsidiary of Textura is bound or affected, or (iii) any Permits of Textura or a Subsidiary of Textura, which conflict, default or violation would or could be reasonably expected to have a Textura Material Adverse Effect.

(b)                                 Neither Textura, nor, to the Textura’s knowledge, any other Person purporting to act on behalf of Textura, has made any payment to, or conferred any benefit, directly or indirectly, on suppliers, customers, employees, or agents of suppliers or customers, or officials or employees of any Authority or any political parties or candidates for office, which is or was unlawful under any applicable Law, including the United States Foreign Corrupt Practices Act, as amended.

5.12                        Absence of Certain Changes.  Except as set forth on Schedule 5.12, from December 31, 2010 to the date of this Agreement, Textura has conducted its business only in the Ordinary Course of Business. As amplification and not limitation of the foregoing, except as set forth on Schedule 5.12, since December 31, 2010:

(a)                                 there has not occurred any Textura Material Adverse Effect;

(b)                                 Textura has not sustained or incurred any loss or damage with respect to its business (whether or not insured against) on account of fire, flood, accident or other calamity;

(c)                                  there has been no material adverse change in or with respect to Textura’s relations with Authorities or its employees, creditors, suppliers, customers or others having business relationships with Textura and, to Textura’s knowledge, no fact exists which may reasonably be expected to give rise to any such material adverse change;

(d)                                 Textura has not changed any accounting methods or practices (including any change in depreciation or amortization policies or rates);

(e)                                  Textura has not agreed to take any of the actions described above.

5.13                        Taxes.

(a)                                 Textura has complied with all Laws relating to Taxes, has properly completed and timely filed all Tax Returns required to be filed by it prior to the Closing Date and has timely paid all Taxes required to be paid by it for which payment is due or for which it could be liable as a result of transferee liability, joint and several liability, contractual liability or otherwise. All such Tax Returns are true, correct and complete in all material respects. Textura has no liability for Taxes in excess of the amount so paid or accruals or reserves so established.

(b)                                 There are no existing Liens for Taxes on any of the assets, properties and rights used by Textura in its business (except for Liens for Taxes that are not yet due and payable).

(c)                                  Textura has (i) withheld all required amounts from payments to its employees, agents, contractors, nonresidents, and other third parties and timely remitted such amounts to the proper Authority in accordance with applicable Laws, (ii) timely paid all employment Taxes with respect to its employees and (iii) timely filed all Tax Returns relating to withholding, employment and unemployment Taxes with the appropriate Authority in accordance with applicable Laws.

(d)                                 No portion of the cost of any of the assets of Textura was financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Section 103(a) of the Code. None of the assets used in Textura’s business are tax exempt use property under Section 168(h) of the Code. None of the assets used in Textura’s business constitute an interest in any arrangement taxed as a corporation or partnership for any income tax purposes. None of the assets used in Textura’s business are property that Textura is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Code section 168(f)(8).

(e)                                  Textura has no obligation to pay any Taxes of any other Person. Textura has not extended any statute of limitations relating to any Taxes for which Sellers or the Company could be liable under this Agreement or pursuant to applicable Laws. No audits or other proceedings are ongoing or, to the knowledge of Textura, threatened with respect to any Taxes of Textura. No Authority has made a claim that Textura is obligated to file a Tax Return, or pay Taxes, in a state or jurisdiction in which Textura does not currently file a Tax Return or pay Taxes. There are no unpaid or proposed assessments for Taxes with respect to any of the assets used in Textura’s business.

(f)                                   Textura is not a party to any contract, plan, or other arrangement with any employee or other natural person which could (either alone or aggregated with other payments) give rise to a payment (or another benefit) that is not deductible under Code section 280G or subject to the excise Tax under Code section 4999. All deferred compensation arrangements of Textura comply with the requirements of Code section 409A.

5.14                        Insurance.  Textura’s business is covered by valid and currently effective insurance policies in such types and amounts as are consistent with customary practices and standards in Textura’s industry.

5.15                        Employees and Subcontractors.  Textura’s employees are not represented by any labor organization or labor union. Textura is not a party to, or in the process of negotiating, any collective bargaining or other labor union contract applicable to the employees of Textura. As of the date of this Agreement, neither Textura nor, to Textura’s knowledge, its representatives or employees, has committed any unfair labor practices or violated any applicable Laws of any jurisdiction relating to hiring, employment or termination from employment (including compensation, discrimination, collective action, collective bargaining, social security and payroll tax payments), nor is Textura liable for past wages, taxes, or penalties for failure to make such payments, which would or reasonably could be expected to have a Textura Material Adverse Effect.

5.16                        Employee Benefits.  Each of the Employee Benefit Plans of Textura (the “Textura Plans”) has been maintained and administered in all material respects in accordance with its terms and with ERISA, the Code and other applicable Laws. To Textura’s knowledge, there are no inquiries or investigations by any Authority against or involving any Textura Plan. There are no pending proceedings or other claims (except claims for benefits payable in the normal operation of Textura Plans and proceedings with respect to qualified domestic relations orders), against or involving any Textura Plan. No act or omission has occurred and no condition exists with respect to any Textura Plan that has, will or is reasonably likely to result in any fine, penalty, Tax or Liability of any kind imposed under ERISA or the Code.

5.17                        Disclosure.  No representation or warranty made by Textura in this Agreement or any of the Schedules hereto contains any untrue statement of a material fact or omits or, as of the Closing, will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI
CLOSING

6.1                               Time and Place.  The Closing shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois at 10:00 a.m. (Chicago, Illinois time) on the Closing Date, and shall be deemed effective as of 11:59 p.m. (Chicago, Illinois time) on the Closing Date.

6.2                               Closing Transactions.  All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered.

6.3                               Sellers’ Deliveries.  At the Closing, Sellers shall deliver, or cause to be delivered, to Textura and the Company all instruments, duly executed, or other items which are required by the terms hereof to be delivered at the Closing, including:

(a)                                 the record book and minute book of SE;

(b)                                 for those SE Units evidenced by membership units certificate(s) (the “Certificated SE Units”), the membership interest certificates representing all of the Certificated SE Units registered in the name of each of the Members, and such other instruments or documents as are reasonably required to vest in the Company title to all of the SE Units, free and clear of all Liens;

(c)                                  any and all UCC termination statements or other documents reasonably requested by the Company to evidence the release of any Liens on the assets of the Business (other than such Liens of Bank of the West against SE or any of its Subsidiaries or any of their respective assets or properties);

(d)                                 a certificate of existence from the Secretary of State of the State of Iowa and of each other state in which SE is required to be qualified to transact business, in each case, as of a date not earlier than ten (10) days prior to the Closing Date;

(e)                                  a certificate of the Secretary or an Assistant Secretary of SE, dated as of the Closing Date, certifying as to the accuracy and completeness of the following items and that the following items remain in full force and effect without modification as of the Closing: (i) the SE Constituent Documents; (ii) the resolutions of the Board of Managers and members of SE approving the transactions contemplated hereby; and (iii) the incumbency and signatures of the officers of SE executing this Agreement and any Transaction Document delivered by SE;

(f)                                   a certificate signed by an officer of SE, in form and substance reasonably satisfactory to Textura and the Company, dated the Closing Date, certifying that (i) the representations and warranties of SE set forth in this Agreement are true, accurate and correct as of the Closing Date as though made at and as of the Closing, and (ii) SE has complied with all covenants, obligations and conditions set forth in Section 7.11 required to be performed by SE prior to Closing;

(g)                                  a copy of each consent listed on Schedule 3.5(b) and Schedule 3.14(d);

(h)                                 a statement, in the form set forth in Treasury Regulation §1.1445-2(b)(2), that SE is not a foreign Person;

(i)                                     the Management Employment Letter Agreements;

(j)                                    the Operating Agreement, executed by each of the Members;

(k)                                 payoff letters or termination agreements, as applicable, with respect to any SE Indebtedness, which shall provide for the complete repayment, satisfaction and/or release as of the Closing Date of all of such SE Indebtedness to the Persons to whom such SE Indebtedness is owed and the complete release of any Liens or guarantees any such Person may have against the Company or any of its Subsidiaries or any of their respective assets or properties (other than such Liens or guarantees of Bank of the West against SE or any of its Subsidiaries or any of their respective assets or properties, which release of such Liens or guarantees will be obtained following the Closing Date pursuant Section 7.10), along with supporting documentation, all in customary form reasonably satisfactory to Textura and the Company;

(l)                                     evidence satisfactory to Textura and the Company that the SE Transaction Expenses have been paid in full;

(m)                             evidence satisfactory to Textura and the Company that the Benefits Liabilities have been paid in full; and

(n)                                 all such other documents as Textura, the Company and their counsel shall deem reasonably necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of all the SE Units to the Company and to allow SE to continue operating the Business following the Closing in the same manner as it operated the Business immediately prior to the Closing.

6.4                               Textura Deliveries.  At the Closing, Textura shall deliver, or cause to be delivered, to the Sellers and the Company all instruments, duly executed, or other items which are required by the terms hereof to be delivered at the Closing, including:

(a)                                 the Cash Payment;

(b)                                 the Management Employment Letter Agreements;

(c)                                  a certificate of the Assistant Secretary of Textura, dated as of the Closing Date, certifying as to the accuracy and completeness of the following items and that the following items remain in full force and effect without modification as of the Closing: (i) the Textura Constituent Documents, (ii) resolutions of Textura’s board of directors authorizing (a) the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (b) the reservation of authorized but unissued shares of Common Stock issuable upon conversion of the Class A Preferred Units as contemplated in the Operating Agreement, (iii) the incumbency and signatures of the officers of Textura executing this Agreement and any Transaction Document delivered by Textura, and (iv) the written consent of the holders of Series A Preferred Stock to the transactions contemplated by this Agreement;

(d)                                 a certificate of good standing from the Secretary of State of the State of Delaware as of a date not earlier than ten (10) days prior to the Closing Date;

(e)                                  a certificate signed by an officer of Textura, in form and substance reasonably satisfactory to Sellers, dated the Closing Date, certifying that the representations and warranties of Textura set forth in this Agreement are true, accurate and correct as of the Closing Date as though made at and as of the Closing;

(f)                                   Forms of Restricted Stock Unit Award Agreements in a form reasonably acceptable to the Sellers for each of the Employees identified on Schedule 7.9 for the number of restricted stock unit awards set forth opposite such Employee’s name on such Schedule 7.9, provided however that such actual Restricted Stock Unit Award Agreements are to be delivered post-closing in accordance with Section 7.9(e);

(g)                                  the Management Stock Option Award Agreements;

(h)                                 the Operating Agreement, executed by Textura;

(i)                                     the repayment of the SE Indebtedness set forth on Schedule 6.4(i) and

(j)                                    such other instruments and documents as are reasonably necessary, in the opinion of the Sellers, to evidence the performance by Textura of its obligations under this Agreement.

6.5                               Company Deliveries.  At the Closing, the Company shall deliver, or cause to be delivered, to Textura and the Members all instruments, duly executed, or other items which are required by the terms of hereof to be delivered at the Closing, including:

(a)                                 the Preferred Unit Consideration, to the Members in accordance with Section 2.2(a) above, which shall be evidenced by the Company’s entry at the Closing into the Company’s unit register of the names of the Members and the number of Class A Preferred Units set forth opposite such Members’ names on Schedule A; to be followed by the issuance within thirty (30) days of the Closing Date of certificates registered in the names of the Members for the number of Class A Preferred Units set forth opposite such Members’ names on Schedule A; provided however that such certificates shall be held in trust by Matt Ostanik for the benefit of the Members and copies of such certificates shall be provided to the Members for their records;

(b)                                 the Common Unit Consideration, to Textura in accordance with Section 2.2(b) above;

(c)                                  the Management Employment Letter Agreements;

(d)                                 a certificate of good standing from the Secretary of State of the State of Delaware and each other state in which the Company is required to be qualified to transact business, in each case, as of a date not earlier than ten (10) days prior to the Closing Date;

(e)                                  a certificate signed by an officer of the Company, in form and substance reasonably satisfactory to Textura and the Company, dated the Closing Date, certifying that the representations and warranties of the Company set forth in this Agreement are true, accurate and correct as of the Closing Date as though made at and as of the Closing;

(f)                                   a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to the accuracy and completeness of the following items and that the following items remain in full force and effect without modification as of the Closing (i) the Certificate of Formation and Operating Agreement of the Company, (ii) resolutions of the Company’s board of managers authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the repurchase of the Class A Preferred Units as contemplated herein, and (iii) the incumbency and signatures of the officers of the Company executing this Agreement and any Transaction Document delivered by the Company;

(g)                                  the Operating Agreement, executed by the Company;

(h)                                 the $2,275,000 cash payment to the Members for the repurchase of One Hundred Thirteen Thousand Seven Hundred Fifty (113,750) Class A Preferred Units pursuant to Section 7.1(a); and

(i)                                     such other instruments and documents as are reasonably necessary, in the opinion of Textura and the Sellers, to evidence the performance by the Company of its obligations under this Agreement.

ARTICLE VII
OTHER AGREEMENTS

7.1                               Class A Preferred Unit Redemption.

(a)                                 Immediately following the Closing (and in any event no later than the day following the Closing Date), the Company shall repurchase from the holders of the Class A Preferred Units an aggregate of One Hundred Thirteen Thousand Seven Hundred Fifty (113,750) Class A Preferred Units for an aggregate repurchase price equal to two million two hundred seventy five thousand dollars ($2,275,000). The number of such Class A Preferred Units to be repurchased from each Member and the amount of the $2,275,000 repurchase price to be paid to each Member shall be as set forth on Schedule 7.1(a).

(b)                                 Within ten (10) days following the delivery of the Final NWC Statement, the Company shall repurchase an aggregate of Eleven Thousand Two Hundred Fifty (11,250) Class A Preferred Units from the holders of the Class A Preferred Units for an aggregate repurchase price of two hundred thousand dollars ($225,000) (the “Second Repurchase”); provided, however, that the $225,000 aggregate repurchase price for the Second Repurchase of such Eleven Thousand Two Hundred Fifty (11,250) Class A Preferred Units shall be increased or decreased by the amount of the Post-Closing Adjustment pursuant to Section 2.4(c). Prior to giving effect to any adjustment pursuant to Section 2.4(c), the number of such Class A Preferred Units to be repurchased from each Member and the amount of the $225,000 repurchase price to be paid to each Member shall be as set forth on Schedule 7.1(b).

(c)                                  The agreements and obligations of the Company in this Section 7.1 shall survive the Closing.

7.2                               Further Assurance.  At any time and from time to time from and after the Closing, Sellers, Textura and the Company will, at the request and expense of the other requesting parties hereto, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be required to evidence or effectuate the transactions contemplated by this Agreement or for the performance by Sellers, Textura or the Company of any of their other respective obligations under or related to this Agreement, including preparation of any Tax Return, or the conduct of any audit or examination or other proceeding. The parties shall retain for the full period of any statute of limitations any records or information which may be relevant to Taxes of SE for the period prior to the Closing.

7.3                               Confidentiality.  The parties covenant and agree among themselves that from and at all times after the Closing, all information relating to the Business, including the Transaction Documents and any other trade secrets and any confidential and/or proprietary information (collectively, “Confidential Information”), will be held in strict confidence by the parties and any representatives of the parties; provided, however, the parties shall not have any restrictive obligation with respect to any Confidential Information which (i) is contained in a printed publication available to the general public, (ii) is or becomes publicly known through no wrongful act or omission of such party, (iii) is known by a party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Confidential

Information or (iv) is disclosed with the prior written consent of the Company. The parties may disclose Confidential Information to the extent required pursuant to a valid Order or regulation of a competent Authority but shall otherwise continue to hold the disclosed Confidential Information in strict confidence. As of the Closing, the Confidentiality Agreement dated January 28, 2011, by and between the parties and their affiliates shall terminate and have no further force or effect.

7.4                               Employment Matters.  Prior to the Closing, SE shall have terminated at its sole cost and expense the employment agreements, if any, with Matt Ostanik, Erica Kiefer, Karen Hallagin, Paige Horton, Steve Adamson, Steve Will, and Mike Stuart (“Management”). As of the Closing, SE, Textura and the Company shall enter into the Management Employment Letter Agreements with each member of Management.

7.5                               Tax Matters.

(a)                                 Textura, Sellers and the Company shall provide each other with such assistance as is reasonably requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding relating to Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The party requesting assistance hereunder shall reimburse the assisting parties for reasonable out-of-pocket expenses incurred in providing assistance. Sellers shall retain for the full period of any statute of limitations, and provide access to, any records or information (including all Tax Returns) which may be relevant to such preparation, audit or other proceeding.

(b)                                 Sellers shall pay when due any and all Pre-Closing Taxes (whether direct or as a result of transferee liability, joint and several liability, or contractual liability). All real property, personal property, ad valorem and other similar periodic Taxes (excluding Transfer Taxes) that relate to, or are imposed with respect to, the Business for a period that includes, but does not end on the Closing Date, but not allocable to specific transactions, shall be Pre-Closing Taxes in an amount equal to the Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of such period beginning on or before the Closing Date and denominator of which is the number of days in the entire period. All other Taxes (excluding Transfer Taxes) for a period that includes, but does not end on, the Closing Date shall be Pre-Closing Taxes to the extent such Taxes accrued in the portion of the period ending on or before the Closing Date based on a “closing of the books” methodology.

7.6                               Access to Records.  Each party agrees to provide the other parties with reasonable access, during normal business hours and upon reasonable prior notice, and at the expense of the requesting party, to all relevant documents and records that may be needed by such party for purposes of (a) preparing Tax Returns or responding to an audit by any Authority, (b) the determination or enforcement of rights and obligations under this Agreement, (c) compliance with the requirements of any Authority, (d) the determination or enforcement of the rights and obligations hereunder of any Indemnifying Party or Indemnified Party or (e) in connection with any actual or threatened Action.

7.7                               Non-Competition; Non-Solicitation.

(a)                                 In consideration of the promises contained herein, and to induce Textura and the Company to enter into this Agreement and to perform their respective obligations hereunder, for a period of three (3) years following the Closing Date (the “Restricted Period”), no Member shall (except in such Member’s capacity as an employee of Textura, as applicable), directly or indirectly through any of its respective Affiliates: (i) engage in, carry on, participate in or have any interest in, whether alone or in conjunction with any Person, or as a holder of an equity or debt interest of any Person, or as a principal, agent or otherwise, in any business that conducts or has conducted activities similar to the Business or to the business conducted by SE (a “Competitive Business”) anywhere in the world, whether such engagement shall be as an owner, partner or other participant in any Competitive Business; (ii) assist others in engaging in any Competitive Business in any manner described in the foregoing clause (i); or (iii) induce any supplier, customer, employee or other Person doing business with SE to terminate its relationship with SE.

(b)                                 During the Restricted Period, no Member shall, directly or indirectly through any of its respective Affiliates, hire, entice or solicit or seek to induce or influence any of the employees of SE to leave employment with SE.

(c)                                  It is the desire and intent of the parties to this Agreement that the provisions of this Section 7.7 shall be enforced to the fullest extent permissible under applicable Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 7.7 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete or modify (including to limit or reduce its duration, geographical scope, activity or subject) the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such provision of this Section 7.7 in the particular jurisdiction in which such adjudication is made and to be made only to the extent necessary to cause the provision as amended to be valid and enforceable.

(d)                                 Each Member acknowledges and understands that the provisions of this Section 7.7 are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law and that the breach of the provisions of this Section 7.7 would cause SE irreparable harm. In the event of a breach or threatened breach by any Member or its respective Affiliates of the provisions of Section 7.7(a), SE shall be entitled to seek an injunction restraining such breach. Nothing herein contained shall be construed as prohibiting SE from pursuing any other remedies available for any breach or threatened breach of this Section 7.7, and the pursuit of an injunction or any other remedy shall not be deemed to be an exclusive election of such a remedy.

7.8                               Textura Covenants.

(a)                                 If at any time on or after the Closing Date, but before such time as the Class A Preferred Units are converted in full according to the terms of the Operating Agreement, Textura declares any dividend (other than a stock dividend involving Common Stock of Textura) or makes any other distribution of cash and/or other non-cash consideration (other than a stock dividend involving Common Stock of Textura) to any of the holders of the Common Stock or the Preferred Stock of Textura, then Textura shall promptly pay, in the same type of consideration paid to such holders of Common stock or Preferred Stock of Textura (and, if there is more than one type of consideration, in the same proportion paid to holders of Common Stock or Preferred Stock of Textura), the same dividend or distribution to the Members on a pro rata basis as if their Class A Preferred Units had been fully converted into Common Stock of Textura immediately prior to the declaration of such dividend or making of such other distribution, in accordance with the terms of the Operating Agreement.

(b)                                 At any time after the Closing before the occurrence of a Mandatory Conversion Event (as that term is defined in the Operating Agreement), Textura covenants and agrees that the number of shares of Common Stock into which each share of Class A Preferred Units is convertible upon the occurrence a Mandatory Conversion Event shall be proportionately and equitably adjusted upon the occurrence of any subdivision or combination of the Common Stock of Textura, any dividend or distribution of Textura payable in Common Stock, reclassification of Textura stock, or similar transaction in accordance with the Operating Agreement.

(c)                                  The agreements and obligations of Textura set forth in this Section 7.8 shall survive the Closing.

7.9                               Restricted Stock Units.

(a)                                 On the Grant Date, Textura covenants and agrees that it shall (i) grant to SE’s Employees identified on Schedule 7.9 (each a “Grantee”) the number of Restricted Stock Units set forth opposite such Grantees’ names on Schedule 7.9 and (ii) deliver to each Grantee an agreement setting forth the terms and conditions on which such Restricted Stock Units are granted (the “Restricted Stock Unit Agreements”), which shall be consistent with the terms of this Section 7.9, and which shall be in the form attached hereto as Exhibit D. “Restricted Stock Units” means those restricted stock units issued by Textura and governed by the terms of the Restricted Stock Unit Agreements and the Textura Stock Incentive Plan, a true, accurate and complete copy of which has been provided to the Sellers on or prior to Closing. “Grant Date” means the date on which the Restricted Stock Units are actually granted as provided in this Section 7.9, which shall be no later than thirty (30) days after the Closing Date. This Section 7.9 shall survive the Closing.

(b)                                 The Restricted Stock Units granted to each Grantee shall vest as follows: (i) fifty percent (50%) shall vest on the Grant Date, and (ii) fifty percent (50%) shall vest immediately prior to the occurrence of a Textura Liquidity Event. A “Textura Liquidity Event” means any event which would trigger a Mandatory Conversion Event (as defined in the Operating Agreement).

(c)                                  Each Grantee shall be responsible for payment of the employee portion of all FICA Taxes payable as a result of the grant and/or vesting of the first fifty percent (50%) of the Restricted Stock Units which vest as provided in Section 7.9(b)(i), which SE, the Company and Textura shall cause to be payroll deducted from wages payable to such Grantee in accordance with SE’s standard payroll practices and procedures. Notwithstanding the foregoing,

SE shall, and Textura and the Company shall cause SE to, issue and deliver on the Grant Date to each Grantee a cash bonus in a net amount (after Taxes) equal to such Grantee’s liability for the employee portion of all such FICA Taxes. SE shall be liable for and pay the employer portion of all FICA Taxes payable in connection with the vesting of the Restricted Stock Units referenced in Section 7.9(b)(i).

(d)                                 Textura and the Company shall be responsible for payment of the employer portion of all FICA Taxes and SE shall be liable for the amount of the employee portion of all FICA Taxes payable as a result of the grant and/or vesting of the last fifty percent (50%) of the Restricted Stock Units which vest as provided in Section 7.9(b)(ii). In furtherance of SE’s obligation to pay the amount of the employee portion of such FICA Taxes, (i) SE, the Company and Textura shall cause to be payroll deducted from wages payable to such Grantee in accordance with SE’s standard payroll practices and procedures, and (ii) SE shall, and Textura and the Company shall cause SE to, issue and deliver on the date of vesting of the Restricted Stock Units referenced in Section 7.9(b)(ii) to each Grantee a cash bonus in a net amount (after Taxes) equal to such Grantee’s liability for the employee portion of all such FICA Taxes. Textura and the Company shall pay the employer portion of all FICA Taxes payable in connection with the vesting of the Restricted Stock Units referenced in Section 7.9(b)(ii).

(e)                                  Effective as of the Closing, the employee profit units of SE (the “Employee Profit Units”) issued to SE’s Employees and outstanding immediately prior the Closing shall be terminated and cancelled. Each Member that is an SE Employee acknowledges and agrees that such Member shall have no further right, interest or claim in or to any such Employee Profit Units on or after the Closing Date. SE shall notify all non-Member holders of the Employee Profit Units of the termination and cancellation of such Employee Profit Units, and Restricted Stock Units shall be issued to non-Member holders of Employee Profit Units upon receipt by Textura of evidence of consent to the termination and cancellation of such Employee Profit Units from such non-Member holders.

(f)                                   The parties acknowledge and agree that SE has not exercised its discretion to accelerate the vesting of the Employee Profit Units on the basis of the occurrence of the transactions contemplated by this Agreement.

7.10                        Closed Line of Credit.  Textura and the Company, jointly with the Member Representative, shall use their best efforts following the Closing to (i) cause any and all guaranty agreements between Matt Ostanik and Bank of the West relating to SE’s Indebtedness to Bank of the West to be released and terminated in all respects and (ii) to take any and all actions necessary to have the Liens of Bank of the West against SE or any of its Subsidiaries or any of their respective assets or properties removed as promptly as practicable following the Closing. This Section 7.10 shall survive the Closing.

7.11                        SE Payments.  Prior to the Closing, SE shall first use its available cash to repay all SE Transaction Expenses and Benefits Liabilities (other than employer portion of any employment related taxes that are a part of Benefits Liabilities, the balance of which shall be reflected as a Current Liability in any calculation of Net Working Capital pursuant to this Agreement), if any and Textura shall repay all outstanding SE Indebtedness pursuant to Section 2.1(c).

7.12                        Distribution.  By no later than March 15, 2012, the Company shall, and Textura shall cause the Company to, distribute to each Member a cash distribution in an amount equal to such Member’s Tax liability for Pre-Closing Taxes related to such Member’s membership interest in SE on and prior to the Closing Date for SE’s 2011 tax year, such amount being determined in the Ordinary Course of Business. The amount of such cash distribution shall be reflected as a Current Liability in any calculation of Net Working Capital pursuant to this Agreement. This Section 7.12 shall survive the Closing.

ARTICLE VIII
INDEMNIFICATION

8.1                               Indemnification by Members.

(a)                                 Subject to each Member’s aggregate Pro Rata Percentage of the Escrow Amount, and the limitations set forth in Section 8.4, each Member, severally and not jointly, agrees to indemnify, defend and hold harmless Textura and the Company and all of their officers, directors, managers, stockholders, members, Affiliates, employees and agents (the “Purchaser Indemnified Parties”) after the Closing from and against any Losses arising out of or resulting from the untruth, inaccuracy or incompleteness of any representation or warranty of each Member contained in Section 3.26 of this Agreement (or in any document, writing, certificate, data or financial statements delivered by the Members under this Agreement). Subject to the limitations set forth in Section 8.4, the Members, jointly and severally agree to indemnify, defend and hold harmless the Purchaser Indemnified Parties after the Closing from or against any Losses arising out of or resulting from the untruth, inaccuracy or incompleteness of any representation or warranty of SE contained in this Agreement (or in any document, writing, certificate, data or financial statements delivered by Sellers under this Agreement. Each indemnification right of the Purchaser Indemnified Parties specified in this Section 8.1(a), is a “Purchaser Warranty Claim.”

(b)                                 Subject to the limitations set forth in Section 8.4, the Members jointly and severally agree to indemnify, defend and hold harmless the Purchaser Indemnified Parties after the Closing from or against any Losses arising out of or resulting from

(i)                                     the failure by Sellers to perform any of their covenants or obligations under this Agreement; (or in any document, writing, or certificate delivered by Sellers under this Agreement);

(ii)                                  any and all Pre-Closing Taxes (except any such Taxes included in Net Working Capital); and

(iii)                               any Losses incurred by the Purchaser Indemnified Parties arising out of, relating to, or in connection with the Liens of Bank of the West against SE or any of its Subsidiaries or any of their respective assets or properties.

8.2                               Indemnification by Textura and the Company.  Subject to the limitations set forth in Section 8.4, Textura and the Company, jointly and severally, agree to indemnify, defend and hold harmless Sellers and all of their officers, directors, managers, stockholders, members, Affiliates, employees and agents (the “Seller Indemnified Parties”) after the Closing from and against any Losses arising out of or resulting from:

(a)                                 the untruth, inaccuracy or incompleteness of any representation or warranty of Textura or the Company contained in this Agreement (or in any document, writing or certificate delivered by Textura or the Company under this Agreement)(each a “Seller Warranty Claim”); and

(b)                                 the failure by Textura or the Company to perform any of its covenants or obligations under this Agreement (or in any document, writing, certificate, data or financial statements delivered by Textura or the Company under this Agreement);

(c)                                  any and all Taxes relating to or arising out of the Business on or after the Closing Date, except for any Pre-Closing Taxes.

8.3                               Procedure for Indemnification.  If any Person shall claim indemnification (the “Indemnified Party”) hereunder for any claim other than a third party claim, the Indemnified Party shall promptly give written notice to the other party from whom indemnification is sought (the “Indemnifying Party”) of the nature and amount of the claim. If an Indemnified Party shall claim indemnification hereunder arising from any claim or demand of a third party, the Indemnified Party shall promptly give written notice (a “Third-Party Notice”) to the Indemnifying Party of the basis for such claim or demand, setting forth the nature of the claim or demand in detail. Provided that the Indemnifying Party acknowledges in writing its indemnification obligations pursuant to this Article VIII with respect to the claims in such Third-Party Notice, the Indemnifying Party may defend and, if appropriate, settle at its own cost and through counsel of its own choosing, any claim or demand set forth in a Third-Party Notice giving rise to such claim for indemnification. In the event the Indemnifying Party undertakes to compromise or defend any such claim or demand, it shall promptly (and in any event, no later than fifteen (15) days after receipt of the Third-Party Notice) notify the Indemnified Party in writing of its intention to do so and shall give the Indemnified Party such security in that regard as the Indemnified Party reasonably may request. The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand. After the assumption of the defense by the Indemnifying Party, the Indemnified Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnifying Party in connection with such defense, but the Indemnified Party may participate in such defense at its own expense. No settlement of a third party claim or demand defended by the Indemnifying Party shall be made without the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnifying Party shall not, except with written consent of the Indemnified Party, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such third party claim or demand.

8.4                               Survival; Limitations on Indemnity.

(a)                                 The indemnities contained in this Article VIII with respect to Seller Warranty Claims and Purchaser Warranty Claims shall expire twenty-four (24) months following the Closing Date, except with respect to claims (i) under Section 3.12 (Taxes) and 5.13 (Taxes), as to which the indemnification obligations shall survive until thirty (30) days after the expiration of any applicable statute of limitations (including any extensions or waivers or tolling thereof); (ii) under Sections 3.3 (Capitalization), 4.4 (Capitalization) and 5.5 (Capitalization), as to which the indemnification obligations shall survive indefinitely and shall have no expiration date; and (iii) under Sections 3.1 (Organization and Qualification), 3.4 (Authority), 3.12 (Title to Assets, Condition; Sufficiency), 3.16 (Environmental, Health and Safety Matters), 3.20 (Employee Benefits), 3.21 (Intellectual Property), 3.26 (Representations and Warranties of Members), 4.1 (Organization and Qualification), 4.2 (Authority), 5.1 (Organization and Qualification), 5.2 (Authority), 5.8 (Intellectual Property), 5.10 (Environmental, Health and Safety Matters), and 5.16 (Employee Benefits) as to which the indemnification obligations shall survive until the third (3rd) anniversary of the Closing Date, and except with respect to claims involving fraud, gross negligence or intentional misconduct, as to which there shall be no expiration date; provided, that if at the stated expiration of any indemnification obligation there shall then be pending any indemnification claim by a Person, such Person shall continue to have the right to such indemnification with respect to such claim notwithstanding such expiration.

(b)                                 Except with respect to claims involving fraud, gross negligence or intentional misconduct, Sellers’ maximum aggregate liability to the Purchaser Indemnified Parties for indemnification of Purchaser Warranty Claims pursuant to Section 8.1(a) shall not exceed the lesser of (i) the Fair Market Value of the Class A Preferred Units comprising the Escrow Amount or (ii) four million four hundred thousand dollars ($4,400,000).

(c)                                  Except with respect to claims involving fraud, gross negligence or intentional misconduct, Textura’s and the Company’s maximum aggregate liability to the Seller Indemnified Parties for indemnification of Seller Warranty Claims pursuant to Section 8.2(a) shall not exceed two million two hundred dollars ($2,200,000).

(d)                                 The Purchaser Indemnified Parties shall not be entitled to indemnification for a Purchaser Warranty Claim pursuant to Section 8.1(a) unless and until the aggregate Losses suffered by all Purchaser Indemnified Parties exceeds $100,000, whereupon the Purchaser Indemnified Parties shall be entitled to indemnification hereunder from the Members for all Losses suffered by Purchaser Indemnified Parties regardless of such threshold amount.

(e)                                  The Seller Indemnified Parties shall not be entitled to indemnification for a Seller Warranty Claim pursuant to Section 8.2(a) unless and until the aggregate Losses suffered by the Seller Indemnified Parties exceed $100,000, whereupon the Seller Indemnified Parties shall be entitled to indemnification hereunder from Textura and the Company for all Losses suffered by the Seller Indemnified Parties regardless of such threshold amount.

(f)                                   Except with respect to claims involving fraud, gross negligence or intentional misconduct, or to claims for equitable relief, the sole and exclusive remedy of the parties hereto with respect to all Purchaser Warranty Claims and Seller Warranty Claims Claims shall be the indemnification provisions set forth in this Article VIII. The indemnification provided in this Article VIII shall not otherwise limit any liability of Sellers, Textura or the Company which may arise by statute or common law with respect to claims involving fraud, gross negligence or intentional misconduct.

8.5                               Release of Escrow Amount.

(a)                                 The Escrow Amount shall be reduced to fifteen percent (15%) of the Preferred Unit Consideration plus amounts being held pending resolution of unresolved indemnification claims upon the earlier of (i) the resolution of the intellectual property litigation disclosed on Schedule 3.15, and (ii) the two year anniversary of the Closing Date. The Escrow Amount shall be further reduced to zero (0) plus amounts being held pending resolution of unresolved indemnification claims upon the last to occur of the events specified in clauses (i) and (ii).

(b)                                 Upon the release of the Escrow Amount, the Company shall distribute the Class A Preferred Units comprising the Escrow Amount, as adjusted in accordance with Section 8.5(a) and Section 8.6, to the Members in accordance with each Member’s Pro Rata Percentage.

8.6                               Payment.

(a)                                 Except for third-party claims for which a Third Party Notice has been acknowledged pursuant to Section 8.3 above and which is being defended in good faith by the Indemnifying Party in accordance with Section 8.3, if any Indemnified Party seeks to make any claim or demand for indemnification under this Article VIII (a “Claim”), the Indemnified Party shall promptly give written notice to the Indemnifying Party specifying in reasonable detail the nature and dollar amount of the claim (the “Claim Notice”). If the Indemnifying Party gives notice to the Indemnified Party disputing any such Claim (a “Counter Notice”) within thirty (30) days following receipt by the Indemnifying Party of the Claim Notice regarding such Claim, such Claim shall be resolved as provided below in paragraph (b) of this Section 8.6. If no Counter Notice is received by the Indemnified Party within such thirty (30) day period, then the dollar amount of damages claimed by the Indemnified Party as set forth in its Claim Notice shall be deemed established for purposes of this Section 8.6 and, at the end of such thirty (30) day period, the Indemnifying Party shall be deemed to have instructed the Company to satisfy the Indemnifying Party’s obligation for the Claim described in the Claim Notice as follows within fifteen (15) days after expiration of the thirty (30) day period for delivery of the Counter Notice: (i) in the case of the Sellers’ and Members’ indemnification obligations pursuant to Section 8.1, to cancel the number of Class A Preferred Units comprising the Escrow Amount equal to (A) the amount of the indemnification claim, over (B) the Fair Market Value per Class A Preferred Unit (the “Unit Indemnification Value”); and (ii) in the case of Textura’s and the Company’s indemnification obligations pursuant to Section 8.2, to promptly pay the amount of the indemnification claim in cash to the Members pro rata in accordance with each Member’s Pro Rata Percentage.

(b)                                 If a Counter Notice is given by an Indemnifying Party to the Indemnified Party with respect to a Claim within the time period provided by paragraph (a) of this Section 8.6, the Company shall not take any action to cancel any Class A Preferred Units in satisfaction of any Claim unless and until one of the following is received by the Company: (i) a written agreement signed by the Indemnified Party and the Indemnifying Party authorizing the satisfaction of the Claim described in the applicable Claim Notice (but only to the extent agreed to in such written agreement), or (ii) a final non-appealable order of a court of competent jurisdiction stating that the Indemnified Party is entitled to indemnification for the Claim described in the applicable Claim Notice (but only to the extent set forth in such order). Satisfaction of any indemnification obligations authorized under this Section 8.6(b) shall be made in the manner set forth in Section 8.6(a) above.

8.7                               Adjustments to Purchase Price.  All indemnity payments under this Agreement shall be treated as adjustments to the Purchase Price.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1                               Public Announcements.  Textura is authorized to publish a press release, publicly announce and otherwise communicate with news media concerning this Agreement and the transactions contemplated hereby. SE is authorized to publish a press release, publicly announce and otherwise communicate with news media concerning this Agreement and the transactions contemplated hereby, provided that any such press release, announcement or communication by SE shall be subject to the prior written consent of Textura, which consent shall not be unreasonably withheld.

9.2                               Post-Closing Deliveries.  After the Closing, any monies, checks, instruments, invoices, bills, receipts, notices, mail and other communications received by one party but directed toward or due to another shall be promptly delivered to the other party.

9.3                               Notices.  All notices or other communications required or permitted by this Agreement or the other Transaction Documents shall be in writing and shall be deemed to have been duly received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation is received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mail and (c) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as follows:

if to Textura or the Company, to:	if to Sellers, to:

Textura Corporation	Submittal Exchange, LLC
1405 Lake Cook Rd.	495 Alices Rd., #F
Deerfield, IL 60015	Des Moines, IA 50310
Attention: Patrick Allin	Attention: Matthew Ostanik
Facsimile No.: (847) 235-8484

with a copy (which shall not constitute notice) to:	with a copy (which shall not constitute notice) to:

Winston & Strawn LLP	BrownWinick Law Firm
35 W. Wacker Dr.	666 Grand Avenue, Suite 2000
Chicago, IL 60601	Des Moines, Iowa 50309
Attention: R. Cabell Morris	Attention: Christopher R. Sackett
Facsimile No.: (312) 558-5600	Facsimile No.: (515) 323-8570

or to such other addresses as may be specified by any such Person to the other Person pursuant to notice given by such Person in accordance with the provisions of this Section 9.3.

9.4                               Assignment.  The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other party; provided, however, that Textura may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement or to one or more Persons, the majority of the capital stock or equity interest of which are owned, directly or indirectly, by Textura or any Affiliate thereof; in which event all the rights and powers of Textura and the remedies available to it under this Agreement shall extend to and be enforceable by each such assignee. In the event of any such assignment and delegation referred to in the proviso above, the term “Textura” as used in this Agreement shall be deemed to refer to each such assignee of Textura where reference is made to actions taken or to be taken with respect to the acquisition of the Business, and shall be deemed to include both Textura and each such assignee where appropriate, notwithstanding the foregoing, at all times the Class A Preferred Units shall convert into equity securities of the same Textura Affiliate in which Textura’s current equity owners hold a direct interest.

9.5                               Benefit of the Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, the Seller Indemnified Parties and Purchaser Indemnified Parties and their respective successors, permitted assigns, heirs and executors. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto, the Seller Indemnified Parties, the Purchaser Indemnified Parties, and their respective successors, permitted assigns, heirs and executors.

9.6                               Exhibits and Schedules.  The Exhibits and Schedules hereto shall be construed with and as an integral part of this Agreement to the same effect as if the contents thereof had been set forth verbatim herein. No disclosure set forth in one Schedule shall be deemed to constitute a disclosure for the purposes of any other Schedule unless expressly so stated.

9.7                               Headings; Table of Contents.  The headings and table of contents used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

9.8                               Entire Agreement.  This Agreement and the other Transaction Documents contain the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound thereby and dated on or after the date hereof.

9.9                               Modifications and Waivers.  No amendment, supplement, change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof and signed by Sellers, Textura and the Company. No waiver of any breach, term or condition of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term or condition.

9.10                        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.11                        Severability.  If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, or as applied to any circumstance, under the laws of any jurisdiction which may govern for such purposes, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

9.12                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to such state’s principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Federal courts of the United States of America located within the State of Illinois, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Action shall be heard and determined in such a Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person with respect to this Agreement of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.3, or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

9.13                        Expenses.   Except as otherwise expressly provided herein, each party hereto shall pay all of its own fees, costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and the other Transaction Documents and in closing and carrying out the transactions contemplated by this Agreement and the other Transaction Documents.

9.14                        No Joint Venture.  Nothing contained in this Agreement or any other Transaction Document will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other party. No party will have the power to control the activities and operations of the other, and their status is, and at all times will continue to be, that of independent contractors with respect to each other. Except as provided herein, no party will have any power or authority to bind or commit the other party. No party will hold itself out as having any authority or relationship in contravention of this Section 9.14.

9.15                        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.16                        Specific Performance.  Each party acknowledges and agrees that the other party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, and that each party shall be entitled to equitable remedies, including injunctive relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically this Agreement, in addition to any other remedy to which such party may be entitled, at law or in equity.

9.17                        Unit Power.

(a)                                 Each Member hereby irrevocably constitutes and appoints Matt Ostanik as his, her or its attorney to transfer all of such Member’s SE Units registered on the books and records of SE, with full power of substitution in the premises, for the purpose of consummating the assignment, transfer, sale and conveyance of SE Units to the Company and the other transactions contemplated by this Agreement.

(b)                                 Each Member hereby irrevocably constitutes and appoints Matt Ostanik as his, her or its attorney to transfer all of such Member’s Class A Preferred Units comprising the Escrow Amount as reflected on Schedule A and registered on the books and records of the Company as of the Closing, with full power of substitution in the premises, for the purpose of assigning, transferring, and conveying such Class A Preferred Units comprising the Escrow Amount to the Company for the purpose of complying with Sections 8.5 and 8.6.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TEXTURA CORPORATION

By:	/s/ Patrick Allin
Name:	Patrick Allin
Title:	Chief Executive Officer

SUBMITTAL EXCHANGE HOLDINGS, LLC

By:	/s/ Patrick Allin
Name:	Patrick Allin
Title:	President

Signature Page to Contribution Agreement

[COUNTERPART SIGNATURE PAGE TO THAT CERTAIN CONTRIBUTION AGREEMENT BY AND AMONG SUBMITTAL EXCHANGE HOLDINGS, LLC AND ITS MEMBERS, TEXTURA CORPORATION AND SUBMITALL EXCHANGE, LLC]

SUBMITTAL EXCHANGE, LLC

By:	/s/ Matt Ostanik

Name:	Matt Ostanik

Title:	Manager

/s/ Matt Ostanik
Matt Ostanik

/s/ Olaf Peterson
Olaf Peterson

/s/ Paul Peterson
Paul Peterson

/s/ Joan Peterson
Joan Peterson

/s/ Robert N. Underberg
Robert N. Underberg

/s/ Doralyn K. Underberg
Doralyn K. Underberg

/s/ Brian J. Kjergaard
Brian J. Kjergaard

/s/ James Bork Kjergaard
James Bork Kjergaard

/s/ Michael Ostanik
Michael Ostanik

/s/ Susan Ostanik
Susan Ostanik

SPINUTECH, INC.

By:	/s/ Lory W. Schmidt

Name:	Lory W. Schmidt

Title:	Principal

The PRESIDIO GROUP, LLC

By:	/s/ Mike Stuart

Name:	Mike Stuart

Title:	President

/s/ Doralyn K. Underberg
Doralyn K. Underberg

Underberg Charitable Remainder Trust, Robert Underberg and Doralyn Underberg Trustees

/s/ Robert N. Underberg
Robert N. Underberg

Underberg Charitable Remainder Trust, Robert Underberg and Doralyn Underberg Trustee

SCHEDULE A

Member	No. of SE Units Owned	Percentage of Ownership Interest in SE	No. of Class A Preferred Units to be Issued at Closing	No. of Class A Preferred Units to be held in Escrow	Total Number of Class A Preferred Units
Matt Ostanik	102,301.18	69.64%	229,271	100,640	329,911
Olaf Peterson	16,488.91	11.22%	36,536	16,221	52,757
Spinutech, Inc.	10,500.00	7.15%	33,037	10,330	43,367
The Presidio Group, LLC	6,368.15	4.34%	11,520	6,265	17,785
Robert N. Underberg and Doralyn K. Underberg	4,300.00	2.93%	9,527	4,231	13,758
Paul & Joan Peterson	3,688.24	2.51%	8,171	3,629	11,800
Susan and/or Michael Ostanik	1,176.47	0.80%	2,605	1,158	3,763
Brian J. Kjergaard	736.00	0.50%	2,315	725	3,040
James Bork Kjergaard	736.00	0.50%	2,315	725	3,040
Underberg Charitable Remainder Trust, Robert Underberg and Doralyn Underberg Trustees	600.00	0.41%	1,888	591	2,479

Totals:	146,894.95	100%	337,185	144,515	481,700

Exhibit A

EXECUTION VERSION

SUBMITTAL EXCHANGE HOLDINGS, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

November 7, 2011

THE UNITS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS.  SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM.

THE UNITS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THIS AGREEMENT AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH UNITS UNTIL SUCH RESTRICTIONS HAVE BEEN SATISFIED WITH RESPECT TO ANY TRANSFER.  A COPY OF SUCH RESTRICTIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

i

(continued)

(continued)

(continued)

		Page

15.16.	Delivery by Facsimile or Electronic PDF	41

15.17.	Survival	42

15.18.	Reservation of Other Business Opportunities	42

EXHIBITS

Exhibit A               Schedule of Members

Exhibit B               Form of Joinder Agreement

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF SUBMITTAL EXCHANGE HOLDINGS, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of November 7, 2011, is adopted by, executed and agreed to, for good and valuable consideration, by and among Submittal Exchange Holdings, LLC, a Delaware limited liability company (the “Company”), Textura Corporation, a Delaware corporation (“Textura”) and each of the other Members (as defined herein) listed on the signature pages hereto.

WHEREAS, the Company was formed under the Delaware Act (as defined herein) pursuant to a certificate of formation filed with the Secretary of State of the State of Delaware on October 28, 2011, (the “Certificate”); and

WHEREAS, the Company is governed by that certain Limited Liability Company Agreement of the Company dated October 28, 2011 (as amended, the “LLC Agreement”);

WHEREAS, the Members desire to amend and restate the LLC Agreement in its entirety and to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the following meanings:

“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 8.1.

“Adjusted Capital Account” means with respect to any Capital Account as of the end of any Taxable Year (or other relevant period), the balance in such Capital Account after:

(i)                                     reducing it for any items described in Treasury Regulation Section 1.704- 1(b)(2)(ii)(d)(4), (5) and (6); and

(ii)                                  increasing it for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

This definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the Taxable Year (or other relevant period).

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Agreement” has the meaning set forth in the introductory paragraph.

“Approved Sale” has the meaning set forth in Section 8.9(a).

“Available Units” has the meaning set forth in Section 9.2(b).

“Books and Records” has the meaning set forth in Section 10.1.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to close.

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.4.

“Capital Contributions” means, with respect to any Member, the amount of money and the Fair Market Value (as determined for purposes of determining Gross Asset Value) of any property (other than money) (net of liabilities secured by such property that the Company is considered to assume or take subject to under Code Section 752) that any Member contributes (or is deemed to contribute) to the Company pursuant to Section 3.2.

“Certificate” has the meaning set forth in the Recitals.

“Change in Control” has the meaning set forth in Section 8.5(a).

“Class A Common Member” means a holder of Class A Common Units.

“Class A Common Units” means a Unit having the rights and obligations specified with respect to Class A Common Units in this Agreement.

“Class A Preferred Member” means a holder of Class A Preferred Units.

“Class A Preferred Unit” means a Unit having the rights and obligations specified with respect to Class A Preferred Units in this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means shares of common stock, $0.001 par value per share, of Textura Corporation.

“Company” has the meaning set forth in the introductory paragraph.

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“Company Exercise Period” has the meaning set forth in Section 9.1(a).

“Company Minimum Gain” means” partnership minimum gain” as set forth and defined in Treasury Regulation Section 1.704-2(b)(2) and 1.704-2(d).

“Company Option Period” has the meaning set forth in Section 9.1(b).

“Company Purchase Notice” has the meaning set forth in Section 9.1(a).

“Contribution Agreement” means that certain Contribution Agreement, of even date herewith, between the Company, Textura, SE and the Members.

“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power (i) to vote more than fifty percent (50%) of the outstanding voting securities of a Person, or (ii) to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Price” has the meaning set forth in Section 14.1(a).

“Covered Person” has the meaning set forth in Section 5.6(a).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. L. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.

“Depreciation” means, for each Taxable Year (or other relevant period), an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Taxable Year (or other relevant period), except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Taxable Year (or other relevant period), Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year (or other relevant period) bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Taxable Year (or other relevant period) is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.

“Distribution” means any distribution made by the Company to a Member in respect of such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company of any securities of the Company (including Units), (b) any recapitalization, exchange or conversion of securities of the Company (including Units), (c) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, (d) any fees or remuneration paid to any Member in such Member’s capacity as an employee, officer, consultant, advisor, manager, director, board member or other provider of services to the Company or any of its Subsidiaries or (e) any reimbursements of expenses or costs to or on behalf of the Manager and/or any Member by or on behalf of the Company and/or any of its Subsidiaries.

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“Employee Member” means any Member that is an employee of the Company or any of its Subsidiaries as of the date hereof or the date such Member becomes a party to this Agreement by executing a Joinder Agreement.

“Equity Securities” means all equity securities or other interests of the Company, including the Units, any unit appreciation or similar rights, contractual or otherwise.

“Event of Withdrawal” means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued Membership of a Member in the Company.

“Excess Cash” shall be determined in good faith by the Manager after determining to what extent the funds available are greater than the expected cash flow needs of the Company (establishing a reasonable working capital level).  Such excess shall be “Excess Cash” for purposes of this Agreement.

“Fair Market Value” means the fair value of the Units or other assets or property determined by the Manager in good faith and after taking into account such factors as the Manager shall deem appropriate; provided, however, that if an Employee Member does not agree with the determination of the Manager with respect to the valuation of any Class A Preferred Units or Class A Common Units, then Fair Market Value shall be determined by an appraisal of an independent appraiser chosen by the Company and the Employee Member by mutual agreement (the fees and costs of which shall be borne by the Employee Member; provided, however, if the independent appraiser’s determination of Fair Market Value exceeds the determination made by the Manager by 10% or more, then the Company shall pay for the fees and costs of the independent appraiser).

“Fiscal Year” has the meaning set forth in Section 10.2.

“Formula Value” has the meaning set forth in Section 8.5(c).

“Governmental Authority” means any United States federal, foreign, state, municipal or local government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body, and includes any contractor acting on behalf of any of the foregoing.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)           the Gross Asset Value of the assets of the Company and its Subsidiaries as of the date hereof shall be equal to Fair Market Value;

(b)           the initial Gross Asset Value of any asset contributed by a Member to the Company after the date hereof shall be the Fair Market Value of such asset at the time it is accepted by the Company, unreduced by any liability secured by such asset;

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(c)           the Gross Asset Values of all Company assets shall be adjusted after the date hereof to equal their respective Fair Market Values, unreduced by any liabilities secured by such assets, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or the grant of other than a de minimis interest for services; (ii) the distribution by the Company to a Member of more than a de minimis amount of cash or other property as consideration for an interest in the Company, and (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (i) and (ii) of this paragraph shall be made only if the Tax Matters Member reasonably determines that such an adjustment is necessary or appropriate to reflect the relative economic interests of the Members of the Company;

(d)           the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the Fair Market Value of such asset, unreduced by any liability secured by such asset, on the date of distribution as determined by the Manager; and

(e)           the Gross Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b); but only to the extent that such adjustments are taken into account in determining Capital Accounts.

If the Gross Asset Value of an asset of the Company is different than its adjusted tax basis, the Gross Asset Value shall be adjusted appropriately by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Joinder Agreement” has the meaning set forth in Section 8.1.

“Losses” means the Company’s net losses as determined by the Company for purposes of maintaining the Members’ Capital Account pursuant to Section 3.4.

“Manager” means Textura Corporation.

“Mandatory Conversion Event” has the meaning set forth in Section 14.1(a).  “Market Stand-off Period” has the meaning set forth in Section 14.1(g).

“Member” means each Person listed on the Schedule of Members, attached hereto in Exhibit A, as a Member and any Person admitted to the Company as an Additional Member; but only so long as such Person is shown on the Company’s Books and Records as the owner of one or more Units.

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” as set forth in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

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“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulation Section 1.704-2(i)(1) and 1.704-2(i)(2).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704- 2(b)(3).

“Notice of Remaining Units” has the meaning set forth in Section 9.2(a).

“Notice of Available Units” has the meaning set forth in Section 9.2(b).

“Officer” has the meaning set forth in Section 2.2.

“Original Issue Date” has the meaning set forth in Section 14.1(c)(i).

“Permitted Transferee” has the meaning set forth in Section 8.3.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or any other organization or association or other form of business enterprise or a Governmental Authority.

“Preferred Return” means, with respect to each outstanding Class A Preferred Unit, one percent (1%) of the Unpaid Capital for such Class A Preferred Unit as of the date hereof.

“Pricing Date” has the meaning set forth in Section 8.5(c).

“Profits” means the Company’s net income as determined by the Company for purposes of maintaining the Members’ Capital Accounts pursuant to Section 3.4.

“Public Offering” means any firm commitment underwritten sale of common equity securities of Textura Corporation for an aggregate purchase price of not less than thirty million dollars ($30,000,000) pursuant to an offering of Common Stock on the London Alternative Investment Market or an effective registration statement under the Securities Act filed with the Commission on Forms S-1 or SB-1 (or any successor forms adopted by the Commission), that results in a class of equity securities of Textura being listed or designated for trading, as applicable, on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market.

“Recapture Gain” has the meaning set forth in Section 4.5(c).

“Regulatory Allocations” has the meaning set forth in Section 4.3(i).

“Related Person” has the meaning set forth in Section 8.3.

“Remaining Members” has the meaning set forth in Section 8.5(a).

“Remaining Units” has the meaning set forth in Section 9.2(a).

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“Required Holders” has the meaning set forth in Section 8.9(a).

“Sale of the Company” means (a) the Transfer (in one or a series of related transactions) of all or substantially all of the Company’s assets to a Person or a group of Persons acting in concert, (b) the Transfer (in one or a series of related transactions) of all or substantially all of the outstanding Units (whether directly or indirectly through the sale of a Member) to a Person or a group of Persons acting in concert, or (c) the merger or consolidation of the Company with or into another Person that is not (i) an Affiliate of the Company or (ii) a Member, in each case in clauses (b) and (c) above, under circumstances in which the holders of a majority in voting power of the outstanding Equity Securities, immediately prior to such transaction, own less than a majority in voting power of the outstanding Equity Securities, or the surviving or resulting Person immediately following such transaction.

“Section 9.1(b) Notice” has the meaning set forth in Section 9.1(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Member” has the meaning set forth in Section 8.4(a).

“Selling Member’s Units” has the meaning set forth in Section 8.4(a).

“Subsidiary” means any corporation, trust, general or limited partnership, limited liability company, limited liability partnership, firm, company or other business enterprise which is Controlled by the Company through direct ownership of the stock or other proprietary interests of such business enterprise or indirectly through the ownership of stock or other proprietary interests in one or more other business enterprises which are connected with the Company by means of one or more chains of business enterprises that are connected by ownership of stock or other proprietary interests.

“Substituted Member” has the meaning set forth in Section 8.6.

“Tax” or “Taxes” means any federal, state, county, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties (civil or criminal) or additions to tax or additional amounts in respect of the foregoing.

“Tax Matters Member” means Textura.

“Taxable Year” means the tax year of the Company determined under Section 11.1.  “TEFRA Election” has the meaning set forth in Section 11.3(b).

“Transfer” means any gift, sale, disposition of or other transfer of Units to any Person or entity (other than to the Company) (whether legal or beneficial, with or without consideration, voluntarily or involuntarily or by operation of law).  The terms “Transferee,” “Transferred” and other forms of the word “Transfer” shall have correlative meanings.

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“Treasury Regulations” means the income tax regulations promulgated under the Code and effective as of the date hereof.

“Unit” means a unit of a Member or Transferee in the Company representing a fractional part of interests in Profits, Losses and Distributions of the Company held by all Members and Transferees and shall include Class A Common Units and Class A Preferred Units, provided, that any class, series or group of Units issued shall have relative rights, powers and duties set forth in this Agreement or established by the Manager from time to time hereunder.

“Unpaid Capital” means with respect to a Class A Common Unit or a Class A Preferred Unit, the amount of Capital Contributions made with respect to such Unit, less the Distributions received with respect to such Unit under Section 4.1(a)(i).

“Unpaid Preferred Return” means, with respect to any Class A Preferred Unit, an amount equal to the excess, if any, of (i) the Preferred Return on such Unit for all periods prior to the date of such determination over (ii) the aggregate amount of prior Distributions with respect to such Unit under Section 4.1(a)(ii), such amount will accumulate interest compounding at the then-applicable federal rate for demand notes.

“Withdrawal” has the meaning set forth in Section 8.5(a).

“Withdrawing Member” has the meaning set forth in Section 8.5(a).

“Withdrawing Member’s Units” has the meaning set forth in Section 8.5(a).

“Written Offer” has the meaning set forth in Section 8.4(a).

ARTICLE II
ORGANIZATIONAL MATTERS

2.1.                            Agreement.  The Members hereby execute this Agreement for the purposes of establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act.

2.2.                            Certificate.  The Certificate was filed with the Secretary of State of the State of Delaware.  The Members hereby ratify and adopt the Certificate and agree to execute, file and record all certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the continuation and operation of the Company, the ownership of property and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.  The officers of the Company (each an “Officer” and collectively the “Officers”) shall take any and all other actions reasonably necessary to maintain the status of the Company under the laws of the State of Delaware.

2.3.                            Name.  The name of the limited liability company governed hereby shall be “Submittal Exchange Holdings, LLC.” The Manager may change the name of the Company at any time and from time to time.  The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.  The Company shall hold all

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of its property in the name of the Company and not in the name of any Member, Manager or Officer.

2.4.                            Purpose.  The purpose and business of the Company shall be to engage in any lawful act or activity which may be conducted by a limited liability company formed pursuant to the Delaware Act and engaging in all activities necessary or incidental to the foregoing.  Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.  Subject to the Delaware Act, the provisions of this Agreement and the other agreements contemplated hereby, (i) the Company may, with the approval of the Manager, enter into and perform under any and all documents, agreements and instruments, all without any further act, vote or approval of any Member, and (ii) the Manager may authorize any Person (including any Member, Manager or Officer) to enter into and perform under any document, agreement or instrument on behalf of the Company.

2.5.                            Limited Liability Company Agreement.  The Members hereby agree that during the term of the Company set forth in Section 2.7 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and, except where the Delaware Act provides that such rights and obligations specified in the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights and obligations are set forth in this Agreement, the Delaware Act; provided, that notwithstanding the foregoing, Section 18-210 of the Delaware Act shall not apply to or be incorporated into this Agreement; and provided, further, that Section 18-305(a) of the Delaware Act (“Access to and Confidentiality of Information; Records”) shall not apply to or be incorporated into this Agreement (it being understood that this proviso will not affect the obligations of the Company or the rights of the Members pursuant to Section 10.3).  Notwithstanding any of the foregoing, the Company shall, upon request, supply each of the Members with a copy of the then-current Limited Liability Company Agreement or Operating Agreement, as applicable and any amendments thereto, including any Amended and Restated Limited Liability Company Agreement or Operating Agreement.  Additionally, upon the issuance of new Units in the Company, the Company shall provide each Member with a copy of the then-current fully-diluted capitalization table for the Company.

2.6.                  Principal Office; Registered Office.  The principal office of the Company shall be located at 1405 Lake Cook Road, Deerfield, Illinois 60015, or at such other place as the Manager may from time to time designate, and all business and activities of the Company shall be deemed to have occurred at its principal office.  The Company may maintain offices at such other place or places as the Manager deems advisable.  The address of the registered office of the Company in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner  provided by applicable law, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be the registered agent named in the Certificate or such Person or Persons as the Manager may designate from time to time in the manner provided by applicable law.

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2.7.                            Term.  The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution thereof in accordance with the provisions of Article XIII.

2.8.                            No State-Law Partnership.  The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise.  Nothing in this Section 2.8 shall control with respect to the income Tax treatment of the Company.

ARTICLE III
UNITS; CAPITAL CONTRIBUTIONS

3.1.                            Units.  Each Member’s interest in the Company shall be represented by the Units owned by such Member.  No Units issued hereunder shall be certificated unless otherwise determined by the Manager.  The Company may issue fractional Units.  So long as any such Units are owned by or on behalf of the Company, such Units will not be considered outstanding for any purpose.

3.2.                            Schedule of Members; Additional Capital Contributions.

(a)                                 Each Class A Preferred Member and Class A Common Member listed on the Schedule of Members has received that number of Class A Preferred Units and Class A Common Units specified thereon.  Any reference in this Agreement to the Schedule of Members shall be deemed a reference to the Schedule of Members as amended and in effect from time to time in accordance with this Agreement.

(b)                                 No Member shall be required to make any additional Capital Contributions to the Company, except as otherwise required by a subsequent agreement entered into between the Company and such Member.

3.3.                            New Members.  Subject to compliance with the terms and conditions herein (including Article IX ), any Person who acquires Equity Securities from the Company may be admitted to the Company as a Member.  After the date hereof, each Person who acquires Units shall in exchange for such Units make a Capital Contribution to the Company.

3.4.                            Capital Accounts.  A separate capital account (each a “Capital Account”) for each Member shall be established on the Books and Records of the Company in compliance with Section 704(b) of the Code and the Treasury Regulations.  This Section 3.4 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulation.

3.5.                            Negative Capital Accounts.  No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

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3.6.                            No Withdrawal.  No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.

3.7.                            Loans From Members.  Loans by Members to the Company shall not be considered Capital Contributions unless otherwise agreed to by the Manager.  If any Member shall loan funds to the Company in excess of the amounts required hereunder to be contributed by such Member to the capital of the Company, the making of such loans shall not result in any increase in the amount of the Capital Account of such Member.  The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

ARTICLE IV
DISTRIBUTIONS AND ALLOCATIONS

4.1.                            Distributions.

(a)                                 Distributions.  Subject to the provisions of this Article IV, the Company may, from time to time upon the determination of Excess Cash, by the Manager, make Distributions of Excess Cash as follows:

(i)                                     First, to the holders of Class A Common Units and Class A Preferred Units, pro rata, until the Unpaid Capital with respect each such Unit has been reduced to zero;

(ii)                                  second, the Preferred Return shall be paid to the holders of Class A Preferred Units, pro rata, until the Unpaid Preferred Return with respect to each Preferred Unit has been reduced to zero; and

(iii)                               third, the remaining Excess Cash following the Distribution in clauses (i) and (ii) above shall be distributed: (A) one percent (1%) to the holders of Class A Preferred Units, pro rata, and (B) ninety-nine percent (99%) to the holders of Class A Common Units, pro rata.

(b)                                 Distributions In Kind.  The Company may make Distributions in property other than United States dollars.  For all purposes of this Agreement, (i) any property (other than United States dollars) distributed in kind to one or more Members shall be deemed to be cash (denominated in United States dollars) equal to its Fair Market Value (net of any relevant liabilities secured by such property) and (ii) any unrealized profit or loss inherent in such property shall be treated as recognized gain or loss for purposes of determining Profits and Losses of the Company for the Taxable Year of the Distribution.

(c)                                  Draws.  To the extent a Member would be distributed, during a Fiscal Year, an amount in excess of the maximum amount which could be distributed to a Member  without causing the Member otherwise to recognize gain under Code Section 731(a), such distribution shall, to the extent possible pursuant to Treasury Regulation Section 1.731-1(a)(1)(ii), be treated as an advance or draw against such Member’s allocation of Profits (or items of income or gain) for the Fiscal Year in which the Distribution is made.

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(d)                                 Withholding Taxes.  If the Company is required by law to pay any Tax that is specifically attributable to any Member (or direct or indirect shareholder, member, or other owner of such Member), including withholding Taxes, state unincorporated business Taxes and the Illinois Personal Property Replacement Tax, then such Member shall indemnify and reimburse the Company for such Tax (and any related interest and penalties).  The Company may offset Distributions and other amounts which any Member is otherwise entitled to receive under this Agreement against a Member’s indemnification obligations under this Section 4.1(d) and, to the extent offset, such amount shall for all purposes of this Agreement (other than as necessary to properly maintain Capital Accounts or to properly determine the allocations of Profits and Losses) be treated as distributed or otherwise paid to such Member.  A Member’s obligation to pay or indemnify for a Tax (and related interest and penalties) shall survive the Member selling or otherwise disposing of its interest in the Company and the termination, dissolution, liquidation or winding up of the Company.  Any indemnity or payment pursuant to this Section 4.1(d) shall not be treated as a Capital Contribution but shall, to the extent necessary to properly maintain Capital Accounts, increase a Member’s Capital Account.

(e)                                  Limitations on Distributions.  Notwithstanding any other provision of this Agreement, no Distribution (including pursuant to Section 4.1(g)) shall be made to a Member if it (i) would violate any law, regulation, order or directive of any Governmental Authority with respect to the Company; or (ii) it would violate any terms of any contract with a third party.

(f)                                   No Limitation On Other Provisions.  Nothing in this Section 4.1 shall preclude the Company from making (i)”guaranteed payments” to Members that provide services to the Company in exchange for such services; (ii) redeeming any Unit; (iii) reimbursing a Member for expenses incurred on behalf of the Company or otherwise indemnifying a Member as provided for in this Agreement; or (iv) otherwise making a payment to any Member that does not constitute a Distribution.

(g)                                  Tax Distributions.  If a Member is allocated net taxable income for any Fiscal Year, the Company shall, subject to the availability of Excess Cash, distribute to such Member for such Fiscal Year an amount of cash that is at least equal to (i) the amount of net taxable income allocated to such Member, multiplied by (ii) the highest applicable tax rate applicable to any Member (as reasonably determined by the Manager).  Distributions under this Section 4.1(g) shall be treated as advances on amounts otherwise distributable to such Member under Section 4.1 (as reasonably determined by the Manager).

4.2.                            Allocations of Profits and Losses.  Subject to, and after the application of, the allocation rules in Section 4.3, Profits and Losses and, if necessary, items thereof, for a Taxable Year (or other relevant period) shall be allocated among the Members for such Taxable Year (or other relevant period) so as to produce, as nearly as possible, an Adjusted Capital Account balance for each Member (determined without regard to reductions for distributions made to the Member during the Taxable Year (or other relevant period)) equal to the following:

(a)                                 the sum of the cash and Fair Market Value of property actually distributed to the Member within such Taxable Year (or other relevant period), plus

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(b)                                 the hypothetical cash that would be distributed to such Member if (i) each of the Company’s assets were sold for an amount of hypothetical cash equal to the sum of (A) the Gross Asset Values of the assets at the end of such Taxable Year (or other relevant period), plus (B) the aggregate Company Minimum Gain and Member Nonrecourse Debt Minimum Gain at the end of such Taxable Year (or other relevant period), (ii) the Company paid all of its liabilities in accordance with their terms up to the amount of the hypothetical cash, and (iii) the remaining hypothetical cash from such deemed sale were immediately distributed under Section 4.1(a).

4.3.                            Special Allocations.  Any allocation pursuant to Section 4.2 will, however, be subject to any adjustment required to comply with Treasury Regulation Sections 1.704-1 and 1.704-2, including the following adjustments and special allocations which shall be made in the following order of priority and prior to any allocation under Section 4.2:

(a)                                 Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during any Taxable Year (or other relevant period), each Member shall be specifically allocated items of Company income and gain for such Taxable Year (or other relevant period) (and, if necessary, subsequent Taxable Year (or other relevant period)) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 4.3(a) is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)                                 Member Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Article IV, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Taxable Year (or other relevant period), each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specifically allocated items of Company income and gain for such Taxable Year (or other relevant period) (and, if necessary, subsequent Taxable Year (or other relevant period)) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2).  This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704- 2(i)(4) and shall be interpreted consistently therewith.

(c)                             Qualified Income Offset.  If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) resulting in, or increasing, an Adjusted Capital Account Deficit for such Member, items of Company income and gain shall be specially allocated to each such

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Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.3(c) were not in this Agreement.

(d)                                 Gross Income Allocation.  In addition, if any Member has an Adjusted Capital Account Deficit at the end of any Taxable Year (or other relevant period), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.3(d) were not in this Agreement.

(e)                                  Stop Loss.  Notwithstanding the foregoing provisions of Section 4.2, the Losses (or items of expense or deduction or loss) allocated pursuant to Section 4.2 shall not exceed the maximum amount that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Taxable Year (or other relevant period).  In the event some but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 4.2, the limitation set forth in this Section 4.3(e) shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Treasury Regulation Section 1.704-1(b)(2)(ii)(d).  All Losses (or items of expense or deduction or loss) in excess of the limitation set forth in this Section 4.3(e) shall be allocated to other Members in accordance with the positive balances in such Members’ Adjusted Capital Accounts so as to allocate the maximum permissible Losses to each Member under Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

(f)                                   Nonrecourse Deductions.  Nonrecourse Deductions for any Taxable Year (or other relevant period) shall be specially allocated in a manner permitted under Treasury Regulation Section 1.704-2(e) and selected by the Tax Matters Member.

(g)                                  Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Taxable Year (or other relevant period) shall be specially allocated to the Members in accordance with Treasury Regulation Section 1.704-2(i).

(h)                                 Section 754 Adjustments.  Items of income, gain, loss, and deductions shall be specifically allocated to the Members to comply with Treasury Regulation Section 1.704- 1(b)(2)(iv)(m).

(i)                                     Regulatory Allocations.  The allocations set forth in Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e), 4.3(f), 4.3(g) and 4.3(h) (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the parties to this Agreement that, to the extent possible, all Regulatory Allocations will be offset in the current Taxable Year or future Taxable Years either with other Regulatory Allocations or  with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.3(i).

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4.4.                            Other Allocation Rules.

(a)                                 In the event Members are admitted to the Company pursuant to this Agreement on different dates, the Company items of income, gain, loss, deduction and credit allocated to the Members for each Taxable Year during which Members are so admitted shall be allocated among the Members in proportion to their respective interests during such Taxable Year using any reasonable convention permitted by Section 706 of the Code and selected by the Tax Matters Member.

(b)                                 In the event a Member transfers its Units during a Taxable Year, the allocation of Company items of income, gain, loss, deduction and credit allocated to such Member and its transferee for such Taxable Year shall be made between such Member and its transferee in accordance with Section 706 of the Code using any reasonable convention permitted by Section 706 of the Code and selected by the Tax Matters Member.

(c)                                  If, and to the extent that, any Member is deemed to recognize any item of income, gain, deduction, or loss as a result of any transaction between the Member and the Company pursuant to Sections 83, 482 or 7872 of the Code, or a similar provision now or hereafter in effect, the Company shall use reasonable efforts to allocate the corresponding item of Profit or Loss to the Member who recognizes such item in order to reflect the Member’s economic interest in the Company.

4.5.                            Tax Allocations; Code Section 704(c).

(a)                                 Except as otherwise provided in this Section 4.5, all items of Company income, gain, loss and deduction for income tax purposes shall be allocated among the Members in the same manner as they share correlative items of Profit and Loss for the relevant Taxable Year (or other period).

(b)                                 In accordance with Code Section 704(c) and the Treasury Regulations, items of income, gain, loss and deduction with respect to any property of the Company shall, solely for income Tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property and its initial Gross Asset Value.

(c)                                  If any portion of gain recognized from the disposition of assets by the Company represents the “recapture” of previously allocated deductions by virtue of the application of Code Section 1245 or 1250 (the “Recapture Gain”), such Recapture Gain shall be allocated, solely for income Tax purposes in accordance with Treasury Regulation Sections 1.1245-1(e)(2) and (3) and 1.1250-1(f).

(d)                                 The liabilities of the Company shall be allocated to the Members in any manner permitted under Code Section 752 and the Treasury Regulations promulgated thereunder and as selected by the Tax Matters Member.

(e)                                  Tax credits and Tax credits recapture shall be allocated among the Members in accordance with any reasonable method selected by the Tax Matters Member that is permitted by applicable Tax laws.

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(f)                                   The Company shall use the “traditional method” (without curative allocations), as defined in Treasury Regulation 1.704-3(b), for purposes of the allocation of Section 704(c) items.  Unless otherwise provided in this Section 4.5, any other elections or other decisions relating to allocations for income Tax purposes, including selecting any allocation method under Treasury Regulation Section 1.704-3, shall be made by the Tax Matters Member.

(g)                                  Allocations pursuant to this Section 4.5 are solely for income Tax purposes and shall not affect or in any way be taken into account in computing any Member’s Capital Account.

4.6.                            Compliance with Tax Laws.  The allocation rules set forth in Sections 4.2, 4.3, 4.4 and 4.5 are intended to comply with the Code and Treasury Regulations so that all allocations under this Article IV are respected for United States federal income tax purposes.  If for any reason the Tax Matters Member determines that any provision of Sections 4.2, 4.3, 4.4 and 4.5 do not comply with the Code or Treasury Regulations or that the allocations under Article IV may not be respected for United States federal income tax purposes, the Tax Matters Member may take all reasonable actions, including amending this Article IV or adjusting a Member’s Capital Account or how Capital Accounts are maintained, to ensure compliance with the Code and Treasury Regulations and that the allocations provided for in this Article IV shall be respected for United States federal income tax purposes.  Nothing in this Section 4.6 shall permit any changes to provisions that determine the amount or timing of distributions under this Agreement.

ARTICLE V
MANAGEMENT

5.1.                            Management by the Manager.  The business and affairs of the Company shall be managed by the Manager.  The Manager may act through written consents and through any Officer or employee of the Company or other individuals to whom authority and duties have been delegated pursuant to Section 5.3.

5.2.                            Authority of the Manager.  Subject to any approval of the Members or any specific Member(s) required by the terms of this Agreement, which approval(s) shall be in addition to Manager approval, and further subject to the provisions of this Article V, the Manager shall have the exclusive and complete charge of the management of the Company.

(a)                                 Removal and Vacancies.  If at any time any Class A Common Member wishes to remove the Manager, such Class A Common Member shall notify the other Class A Common Members of its wish to remove the Manager and upon a vote of the holders of a majority of the outstanding Class A Common Units, the Manager shall be removed.  Any vacancy occurring because of the death, resignation or removal of the Manager shall be filled according to the majority vote of the holders of the Class A Common Units.

(b)                                 Merger or Consolidation.          Notwithstanding anything else in this Agreement, the Manager shall not have authority to, and covenants and agrees that it shall not cause the Company to, without the consent of the holders of a majority of the Units: merge, consolidate, exchange or otherwise dispose of at one time all or substantially all of the assets of

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the Company, except for a liquidating sale of the Company in connection with the dissolution thereof.  Additionally, the Manager shall not have the authority to, and covenants and agrees that it shall not cause the Company to, without the consent of the holders of a majority of the Units: merge, consolidate, exchange or otherwise dispose of at one time all or substantially all of the assets of the Company’s subsidiary, Submittal Exchange, LLC.

5.3.                            Delegation of Authority and Duties.  Subject to Section 6.1, the Manager may, from time to time, delegate to one or more Persons (including any Officer) such authority and duties as the Manager may deem advisable.  Any number of titles may be held by the same individual.  Any delegation pursuant to this Section 5.3 may be revoked at any time by the Manager.  Any Person dealing with the Company, other than a Member, may rely on the authority of any Officer in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

5.4.                            Officers.

(a)                                 Officers.  The Officers shall be a President, a Secretary and a Treasurer.  The Company may also have, at the discretion of the Manager, a Chief Executive Officer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers and such other Officers as may be appointed in accordance with the provisions of Section 5.4(c).  Any number of offices may be held by the same person.  The salaries, if any, of all Officers shall be fixed from time to time by the Manager.

(b)                                 Election and Term.  The Officers, except such Officers as may be appointed in accordance with the provisions of Section 5.4(c) or Section 5.4(e), shall be chosen annually by the Manager, and each shall hold his office until he shall resign or shall be removed or otherwise disqualified to serve, or until his successor shall be elected and qualified.

(c)                                  Subordinate Officers.  The Manager may appoint, or may authorize the President or Chief Executive Officer, if any, to appoint, such other Officers as the business of the Company may require, each of whom shall have such authority and perform such duties as are provided in this Agreement or as the Manager, the President or the Chief Executive Officer, if any, from time to time may specify, and shall hold office until he shall resign or shall be removed or otherwise disqualified to serve.

(d)                                 Removal and Resignation.  Any Officer may be removed, with or without cause, by the Manager, or, except in case of an Officer appointed by the Manager, by the President or Chief Executive Officer, if any, upon whom such power of removal may be conferred by the Manager.  Any Officer may resign at any time by giving written notice to the Manager, the President, the Chief Executive Officer or the Secretary of the Company.  Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and  unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

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(e)                                  Vacancies.  A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for the regular appointments to such office.

(f)                                   Chief Executive Officer.  The Chief Executive Officer, if such an Officer be elected, shall, subject to the control of the Manager, have general supervision, direction and control of the business and affairs of the Company.  He shall have the general powers and duties of management usually vested in the chief executive officer of a company, and shall have such other powers and duties with respect to the administration of the business and affairs of the Company as may from time to time be assigned to him by the Manager or as prescribed by this Agreement.

(g)                                  President.  Subject to such supervisory powers as may be given by the Manager to the Chief Executive Officer, if there be such Officer, the President shall have the general powers and duties of management usually vested in the office of president of a company and shall have such other powers and duties as may from time to time be prescribed by the Manager or Chief Executive Officer, if any, or as prescribed by this Agreement.  If there is no Chief Executive Officer, the President shall be the chief executive officer of the Company and shall have the powers and duties prescribed in Section 5.4(f).

(h)                                 Vice President.  The Vice President(s), if any, shall exercise and perform such powers and duties with respect to the administration of the business and affairs of the Company as from time to time may be assigned to each of them by the President, by the Chief Executive Officer, if any, by the Manager or as is prescribed by this Agreement.  In the absence or disability of the President and Chief Executive Officer, if any, the Vice Presidents, in order of their rank as fixed by the Manager, or if not ranked, the Vice President designated by the Manager, shall perform all of the duties of the President and when so acting shall have all of the powers of and be subject to all the restrictions upon the President.

(i)                                     Secretary.

(i)                                     The Secretary shall keep, or cause to be kept, a book of minutes at the principal office for the transaction of the business of the Company, or such other place as the Manager may order, of all meetings of Members, with the time and place of holding, whether regular or special, and if special, how authorized and the notice thereof given, the number of Units present or represented at Members’ meetings and the proceedings thereof.

(ii)                                  The Secretary shall keep, or cause to be kept, at the principal office for the transaction of the business of the Company or at the office of the Company’s transfer agent, a Unit register, or a duplicate Unit register, showing the names of the Members and their addresses, the number and classes of Units held by each, the number and date of certificates, if any, issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation.

(iii)                     The Secretary shall give, or cause to be given, notice of all the meetings of the Members required by this Agreement or by law to be given, and he

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shall keep the seal of the Company in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Manager or this Agreement.

(j)                                    Treasurer.

(i)                                     The Treasurer shall keep and maintain or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses and capital.  The books of account at all reasonable times shall be open to inspection by the Manager.

(ii)                                  The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Company with such depositories as may be designated by the Manager.  He shall disburse the funds of the Company as may be ordered by the Manager, shall render to the President, to the Chief Executive Officer, if any, and to the Manager, whenever they request it, an account of all of his transactions as Treasurer and of the financial condition of the Company, and shall have such other powers and perform such other duties as may be prescribed by the Manager or this Agreement.

(k)                                 Compensation.  The compensation of the Officers, if any, shall be fixed from time to time by the Manager.

5.5.                            Limitation of Liability.  Except as otherwise provided herein or in any agreement entered into by such Person and the Company, and to the maximum extent permitted by the Delaware Act, no present or former Manager or Officer or any of such Manager’s or Officer’s Affiliates shall be liable to the Company or to any Member for any act or omission performed or omitted by such Person in its capacity as a Manager or Officer, taken in good faith, to the maximum extent permitted by applicable law; provided, that except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s or such Person’s Affiliates’ fraud, willful misconduct or gross negligence.  The Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its Affiliates, employees, agents or representatives, and no Manager or any of such Manager’s Affiliates shall be responsible for any fraud, misconduct or negligence on the part of any such Affiliate, agent or representative appointed by the Manager (so long as such Affiliate, agent or representative was selected in good faith).  The Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Manager in good faith reliance on such advice shall in no event subject the Manager, or any of its Affiliates, employees, agents or representatives to liability to the Company or any Member.  In performing its duties to the Company, the Manager shall have the same fiduciary duties as a member of a board of directors of a Delaware corporation.

5.6.                            Indemnification.

(a)                                 Right to Indemnification.  Except as otherwise required by law or by this Agreement, the Company shall indemnify and hold harmless each Person (each, a “Covered

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Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against any losses, liabilities, damages and expenses (including amounts paid for attorneys’ fees, judgments, settlements, fines, excise taxes or penalties in connection with any threatened, pending or completed action, suit or proceeding) incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person (i) is or was serving as a Manager or Officer of the Company or any of its Subsidiaries (and any Person that is or was serving as an employee or agent of the Company or its Subsidiaries or is or was serving at the request of the Company or its Subsidiaries as a representative, officer, director, principal, member, employee or agent of another partnership, corporation, joint venture, limited liability company, trust or other enterprise), or (ii) is or was a Member, but only to the extent not prohibited by applicable law; provided, that (unless the Manager otherwise consents) no such Person shall be indemnified for any losses, liabilities, damages or expenses suffered that are attributable to such Person’s fraud, willful misconduct or gross negligence.  The Company shall pay the expenses incurred by any such Covered Person indemnifiable hereunder, as such expenses are incurred, in connection with any proceeding in advance of the final disposition, so long as the Company receives an undertaking by such Covered Person to repay the full amount advanced if there is a final determination that such Covered Person failed the applicable standards set forth above or that such Covered Person is not entitled to indemnification as provided herein for other reasons.

(b)                                 Non-Exclusive Right.  The right to indemnification and the advancement of expenses conferred in this Section 5.6 shall not be exclusive of any other right which any Covered Person may have or hereafter acquire under any statute, agreement, by-law, vote of the Manager or otherwise.

(c)                                  Insurance.  The Company may maintain insurance, at its or any of its Subsidiaries’ expense, to protect any Covered Person against any loss, liability, damage or expense described in Section 5.6(a) above whether or not the Company would have the power to indemnify such Covered Person against such loss, liability, damage or expense under the provisions of this Section 5.6.

(d)                                 No Personal Liability.  Notwithstanding anything contained herein to the contrary (including in this Section 5.6), any indemnity by the Company relating to the matters covered in this Section 5.6 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

(e)                                  Severability.  If this Section 5.6 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 5.6 to the fullest extent permitted by any applicable portion of this Section 5.6 that shall not have been invalidated and to the fullest extent permitted by applicable law.

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5.7.                            Expenses; Fees.

(a)                                 The Company shall reimburse the Manager for its reasonable out-of-pocket expenses (including travel) incurred in connection with the pursuit of Company-related endeavors.

ARTICLE VI
RIGHTS AND OBLIGATIONS OF MEMBERS

6.1.                            Members Right to Act.

(a)                                 Authority of Members.  Except for a Person who is a Member and also a Manager or Officer and except as otherwise provided in this Agreement (including this Section 6.1), no Member shall be entitled to participate in or vote in matters involving the management or the business of the Company, all such authority being vested in the Manager and the Officers.  The Members shall be entitled to exercise only those rights specifically granted to them in this Agreement or to vote on such matters as may be submitted to them by the Manager in its discretion or as is otherwise required by this Agreement or applicable law.  Subject to Article V, the Members shall be entitled to vote for the election of the Manager at such times as determined pursuant to this Agreement.  Such Members who are not also the Manager or Officers, shall have no authority, express or implied, to bind the Company.

(b)                                 Member Action.  For situations for which the approval of the Members is required by this Agreement or by applicable law, the holders of Class A Common Units shall be entitled to vote on all matters requiring a vote of the Members, and each Class A Common Unit shall be entitled to one (1) vote.  Holders of Class A Preferred Units shall be entitled to vote on the matters specified in Section 6(f) below, and each Class A Preferred Unit shall be entitled to one (1) vote on such matters.  Votes of the Members entitled to vote on a particular matter may be taken at an annual or special meeting of the Members in accordance with the provisions of this Article VI.  Members holding more than fifty percent (50%) of each class of Units entitled to vote on a particular matter, represented in person or by proxy, shall constitute a quorum for the transaction of business of Members holding such class of Units.  The vote of more than fifty percent (50%) of a class of Units represented at a meeting of the Members at which a quorum for such class is present shall be the act of the Members holding such class of Units.

(c)                                  Meetings Generally.  Meetings of the Members may be held at such place or places as shall be determined from time to time by resolution of the Manager.  At all meetings of the Members, business shall be transacted in such order as shall from time to time be determined by resolution of the Manager.  Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not  lawfully called or convened.  Notice of such meeting shall be provided to each Member (including Class A Preferred Members) at least three (3) Business Days prior to such meeting.  Such notice shall state the purpose or purposes of, and the business to be transacted at, such meeting.

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(d)                                 Annual Meeting.  An annual meeting of the Members may be held on such date and at such time as may be designated by the Manager from time to time for the transaction of such business as may come before the meeting.  If the day fixed for the annual meeting is a legal holiday, such meeting shall be held on the next succeeding Business Day.

(e)                                  Special Meetings.  Special meetings of the Members may be called at any time by the Manager, or by one or more Members holding Units in the aggregate entitled to cast not less than 20% of the votes at that meeting, on at least three (3) Business Days’ notice to each Member.  Such notice shall state the purpose or purposes of, and the business to be transacted at, such meeting.

(f)                                   Matters to be Voted Upon by Holders of Class A Preferred Units.  Holders of Class A Preferred Units shall be entitled to vote upon the following matters: (a) the liquidation, dissolution or winding up of the Company at the request of the Manager in accordance with Section 13.1; (b) the liquidation, dissolution or winding up of the Company by means of any transaction or a series of related transactions with any other Person; and (c) any amendments or approvals required pursuant to Sections 5.2(b), 8.9(a) and 15.1.

(g)                                  Textura Shareholders’ Annual Meeting.  All Class A Preferred Members shall be provided with notice of (in accordance with the same terms provided for in 6.1(c) and allowed to attend the annual meeting of Textura’s shareholders.

6.2.                            Action by Written Consent or Telephone Conference.  Subject to the limitations set forth herein, any action permitted or required by the Delaware Act or this Agreement to be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by such of the Members (including Members necessary to establish a quorum for the purpose of conducting business) as shall be required to authorize, approve, ratify or otherwise consent to such action under the Delaware Act and this Agreement (which may be less than all of the Members, in which event a copy thereof shall be sent to each of the Members, including Class A Preferred Members, who did not sign the consent).  Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person by such person executing such consent at a meeting of the Members.  Subject to the requirements of the Delaware Act or this Agreement for notice of meetings, the Members may participate in and hold a meeting of the Members by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person by such person participating at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

6.3.                            Limitation of Liability.  Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being or acting as a Member of the Company; provided, that a Member shall be

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required to return to the Company any Distribution made to it in a clear and manifest accounting error or similar error.  The immediately preceding sentence shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act.  Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

6.4.                            Lack of Authority.  Unless delegated such power in accordance with Section 5.3 or as otherwise expressly provided in this Agreement, no Member has the authority or power to act for or on behalf of the Company in any manner, to do any act that would be (or could be construed as) binding on the Company or to make any expenditures on behalf of the Company, and the Members hereby consent to the exercise by the Manager of the powers conferred upon them by law and this Agreement.

6.5.                            No Right of Partition.  No current or former Member shall have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

7.1.                            Investment Representations.  By executing this Agreement (or, after the date hereof, any counterpart or Joinder Agreement) and in connection with the issuance of Equity Securities to such Member, each Member represents and warrants to the Company as follows:

(a)                                 Each Member listed on Exhibit A hereto has acquired from the Company the number of Class A Preferred Units and Class A Common Units set forth opposite such Member’s name on Exhibit A hereto for the aggregate Capital Contribution, if any, set forth opposite such Member’s name on Exhibit A hereto.

(b)                                 Each Member who is an individual is of legal age, competent to enter into a contractual obligation, and a citizen of the United States of America.  The principal residence of each such individual Member is as shown on the signature page of this Agreement.  If such Member is at any time a married individual, upon the request of the Company, the spouse of such Member, acting with legal capacity to do so, has executed and delivered (or, if applicable, shall execute and deliver) to the Company a spousal consent in form acceptable to the Company.

(c)                                  Each Member has the requisite power and authority to deliver this Agreement, perform his, her or its obligations herein, and consummate the transactions contemplated hereby.  Such Member has duly executed and delivered this Agreement.  This  Agreement is a valid, legal and binding obligation of such Member enforceable against such Member in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

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(d)                                 Each Member is acquiring the Units for such Member’s own account as principal, for investment purposes only, not for any other Person and not for the purpose of resale or distribution.  Such Member has not entered into any written or oral agreement to Transfer any of the Units.

(e)                                  Each Member represents that he, she or it has not granted and is not a party to any proxy or voting trust regarding the Units or any other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no Member shall grant any proxy or become a party to any voting trust regarding the Units or any other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

(f)                                   Each Member is an Accredited Investor (as defined in Rule 501(a)(3), (5), (6), (7) or (8) of Regulation D promulgated under the Securities Act).

(g)                                  Such Member has not received any general solicitation or general advertisement in connection with his, her or its purchase of or investment in the Units.  Except as provided in the Contribution Agreement, such Member has not received any other representations or warranties from the Company or any other Person acting on behalf of the Company, other than those contained in this Agreement.

(h)                                 Such Member has not looked to, or relied in any manner upon, the Company, Textura or any of their Affiliates, Subsidiaries, directors, officers, employees or representatives for advice about tax, financial or legal consequences of a purchase of or investment in the Units, and none of the Company, Textura or any of their respective Affiliates, managers, directors, officers, employees or representatives has made or is making any representations to such Member about, or guaranties of, tax, financial or legal outcomes of a purchase of or an investment in the Units.

(i)                                     Each Member understands and agrees that the Units are being, or will be, acquired in a transaction not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom.  Such Member understands that the Units have not been, and will not be, approved or disapproved by the Commission or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to such Member by the Company.  No federal or state governmental agency has passed on or made any recommendation or endorsement of the Units or an investment in the Company.

(j)                                    Each Member understands and acknowledges that the Units have not been registered under the Securities Act or the securities laws of any state and, unless such Units are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction.  Such Member understands that he, she or it may not be able to liquidate his, her or its investment in the Company and agrees not to Transfer the Units, unless such Units have been so registered or an exemption from the requirement of registration is available under the Securities Act and any applicable state securities laws.  Such Member further acknowledges and agrees that the ability to Transfer the Units will be subject to restrictions contained herein.  Such Member recognizes that there will not be any public trading market for the Units and, as a result, such Member may

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be unable to Transfer his, her or its Units.  Such Member further acknowledges and agrees that the Company shall have no obligation to register the Units.

(k)                                 Such Member is a “United States person” for purposes of Section 7701(a)(30) of the Code.

(l)                                     Each Member recognizes that the Company was only recently formed and, accordingly, has no financial or operating history and that the investment in the Company is extremely speculative and involves a high degree of risk.

In addition, such Member specifically acknowledges such Member’s understanding that:

(i)                                     the Capital Contribution for the Units may not be indicative of the fair market value of the Units; and

(ii)                                  such Member, if a Holder of Class A Preferred Units in the Company, will have limited control over or influence in the management of the Company.

ARTICLE VIII
TRANSFER OF INTERESTS

8.1.                            Additional Members.  The Company shall require each Person that acquires Equity Securities after the date hereof, as a condition to the effectiveness of such acquisition, to execute a joinder to this Agreement, substantially in the form attached hereto as Exhibit B (the “Joinder Agreement”), whereupon such Person shall be bound by, and entitled to the benefits of, the provisions of this Agreement.

8.2.                            Restrictions on Transfers.

(a)                                 Prohibition on Transfers.  No Units may be Transferred without the prior approval of the Manager, other than in accordance with Sections 8.3 and 8.4 of this Agreement.

Any purported Transfer of Units that is not authorized by this Article VIII shall be null and void and of no effect whatsoever.  In the case of a Transfer or attempted Transfer of Units not permitted by this Article VIII, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Company, the Manager and the other Members with respect to all costs, liability and damage that the Company, the Manager and any of such other Members may incur (including, without limitation, incremental tax liability and attorney’s fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the provisions of this Agreement and the indemnity granted hereby.

8.3.                            Related Party Transfers.  Members shall be permitted to Transfer (a “Permitted Transfer”) all or any part of their Units during their lifetime, without the necessity of complying with the provisions of Section 8.4 hereof, if the transfer is made to a Related Person (as defined below) of such Member (a “Permitted Transferee”).  “Related Person” means, with respect to each Member: (i) such Person’s spouse, (ii) such Person’s children (natural or adopted), (iii) such Person’s grandchildren, (v) a trust, partnership or limited liability company

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exclusively for the benefit of (or exclusively owned by) such Person or any combination of the Persons identified in the foregoing (i), (ii) or (iii) or (iv) any Affiliate of such person.

8.4.                            Voluntary Transfers.

(a)                                 Selling Member Transfers.  Except as provided in Section 8.3, any Member who desires to Transfer one or more Units (the “Selling Member”) may Transfer the Units only after the Selling Member has notified the Manager and the other Members in writing of: (i) the number of Units the Selling Member proposes to Transfer pursuant to a bona fide written offer received from a proposed transferee (the “Selling Member’s Units”), (ii) the price per Unit (expressed in U.S.  dollars) and terms, if any, on which the Selling Member’s Units are proposed to be Transferred, (iii) the identity of the proposed transferee, and provided a copy of the written offer from the proposed transferee (the “Written Offer”).  The Company and the other Members shall then have the first and second rights refusal specified in Sections 9.1(a) and 9.2(a).

(b)                                 Non-Exercise of Refusal Rights.  If the Company and the other Members do not exercise their rights to purchase all the Selling Member’s Units available for purchase within the times provided, the Selling Member, at any time between 41 and 70 days after the expiration of the options provided in Section 9.2(a), may Transfer to the transferee specified in the Written Offer in accordance with the terms stated in the Written Offer the Selling Member’s Units not Transferred pursuant to Sections 9.1(a) and 9.2(a).  The Transfer to the transferee specified in the Written Offer shall be effective and recognized by the Corporation only upon satisfaction of the conditions set forth in Section 8.8.  In the event the Selling Member does not consummate the Transfer of the Selling Member’s Units within the 41 and 70 day period after the expiration of the options provided in Section 9.2(a), the Selling Member shall not Transfer the Selling Member’s Units unless and until the Selling Member has again complied with the provisions of this Article VIII.

8.5.                            Involuntary Transfers.

(a)                                 If a Member (i) dissolves or dies, (ii) is adjudicated bankrupt, (iii) makes an assignment for the benefit of creditors, (iv) files a voluntary petition in bankruptcy, (v) becomes subject to an order for relief under the federal bankruptcy laws, (vi) seeks, consents to or acquiesces in the appointment of a court-appointed trustee, receiver or liquidation of the Member, (vii) is declared legally incompetent, (viii) otherwise Transfers or attempts to Transfer Units in a manner not expressly permitted in this Article VIII or (ix) undergoes a Change In Control which is not approved by the Manager (each of the events in clauses (i) to (ix) constituting a “Withdrawal”), then by virtue of such event, such Member (the “Withdrawing Member”) shall be deemed to have granted an option to the Company and the Remaining Members to purchase the Units held by the Withdrawing Member and any Units previously Transferred by the Withdrawing Member in one or more Permitted Transfers pursuant to Section  8.3 (collectively, the “Withdrawing Member’s Units”) on the terms set forth in Sections 9.1(b) and 9.2(b).  The term “Remaining Members” shall mean all Members of the Company, other than a Withdrawing Member.  The term “Withdrawing Member” shall include, if applicable, the Withdrawing Member’s legal representative and transferees by means of a Permitted Transfer of the Withdrawing Member’s Units.  “Change In Control”

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means, with respect to a Member that is an entity, other than Textura and its Affiliates, (i) the acquisition by a Person (or more than one Person acting as a group) of equity of such Member that, together with the equity previously held by such Person or group, causes such Person or group to have more than fifty percent (50%) of the total fair market value or total voting power of the equity of such Member, (ii) a change in the identity of the trustee with respect to a Member that is a trust, (iii) a change in the identity of the general partner with respect to a Member that is a limited partnership or general partnership or (iv) a change in the identity of the manager with respect to a manager-managed limited liability company.  However, if any one Person (or more than one Person acting as a group) is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the equity of a Member, the acquisition of additional equity by the same Person or Persons is not considered to cause a Change In Control.

(b)                                 Non-Exercise of Refusal Rights.  In the event all of the Withdrawing Member’s Units are not purchased pursuant to Sections 9.1(b) and 9.2(b), then such unpurchased Units may be retained by the Withdrawing Member or may be transferred to another Person in accordance with the event giving rise to the Withdrawal, provided that all of the conditions of Article VIII shall have first been satisfied, and in such event, but only in such event, such transfer shall be deemed to be a Permitted Transfer.  In addition to satisfying the requirements of Article VIII and notwithstanding anything herein to the contrary, or any transfer of Units hereunder, no Person shall become a Member without first satisfying all of the conditions of Section 8.6 and 8.2.

(c)                                  Involuntary Transfers.  The purchase price for the Units purchased pursuant to Section 8.5 shall be the Formula Value of the Units.  “Formula Value” means, with respect to Units of the Company that are subject to purchase, the proportional amount the holder of such Units would receive, pursuant to a liquidation in accordance with this Agreement, if (i) the Company was sold on a going concern basis at fair market value (whether by a sale of the assets and properties of the Company, a sale of units, merger or consolidation), which value shall be determined by the Manager in its reasonable good faith discretion and (ii) if a transaction in which the debts of the Company are not assumed by the purchaser, the Company satisfied and paid in full all of its obligations and liabilities (including all taxes, costs and expenses incurred in connection with such transaction and any reserves established by the Manager for contingent liabilities).  If the Withdrawing Member disagrees with the Formula Value determined by the Manager, then the Withdrawing Member shall inform the Manager of its determination of the Formula Value, and the Formula Value shall be determined by an appraiser selected jointly by the Manager and the Withdrawing Member (provided that if the Manager and the Withdrawing Member cannot agree on an appraiser, then each shall pick an appraiser, who shall then jointly choose a third appraiser, which third appraiser shall determine the Formula Value) (with the fees and costs of any appraisal used to determine Formula Value being paid by the party whose determination of the Formula Value is furthest from that of the appraiser).  The Formula Value of a Unit of the Company shall be determined as of the Pricing Date.  The term “Pricing Date”  means the end of the most recent Fiscal Year quarter immediately preceding the event that gave rise to the need to determine Formula Value.

(d)                                 Payment Involuntary Transfers.  The purchase price for the Units purchased pursuant to Section 8.5 shall be paid at the Company’s or the Remaining Members’

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discretion, as the case may be, by either cash or certified check at closing or by delivery of a promissory note (as described in Section 8.5(e)) at the closing.  All of the Units being purchased shall be deemed to be purchased in full on the closing date and any seller of all of such seller’s Units shall no longer be a Member for any purpose.

(e)                                  Terms of Promissory Note.  When the Company or one or more Remaining Members purchase Units by promissory note, the note shall be unsecured, nonnegotiable and subordinate (on such terms as the Manager shall require) to any other obligations for borrowed funds of the Company or the Remaining Members, whether existing or future obligations, and, except as otherwise agreed by the purchaser(s) and the seller of the Units, the note shall state that principal and interest thereon shall be paid in five (5) equal annual cash installments commencing on the closing date with each subsequent installment being paid on each annual anniversary thereafter until the promissory note is paid in full.  The note shall state that it may be pre-paid at any time without premium or penalty.  The interest rate for the note shall be the prime rate as reported from time to time on the Money Page of the Wall Street Journal plus one percent (1%).

(f)                                   Closing for Involuntary Transfers.  The closing of the purchase of the Units pursuant to Section 8.5 shall take place at the Principal Office of the Company on the date designated by the Company, which date: (i) if the Company is the purchaser, shall be on or before thirty (30) days after the date that the Company gives notice of its election to purchase the Withdrawing Member’s Units, and (ii) if one or more of the Remaining Members are purchasers, shall be on or before thirty (30) days after the date of the last notice of any of the Remaining Members to purchase the Withdrawing Member’s Units.  At the closing, the Withdrawing Member shall Transfer, on the terms set forth in Article VIII, to the Company or the Remaining Members, as applicable, the Units held by the Withdrawing Member free and clear of all liens, claims and encumbrances.  At the request of the Manager, the Withdrawing Member shall execute all documents that may be reasonably requested by the Manager to effectuate such Transfer.

8.6.                            Admission of Substituted Members.  No Person shall be admitted as a Member unless its Units were acquired pursuant to a Transfer permitted by this Article VIII and the Manager in writing approves the transferee (the “Substituted Member”), which granting or denying of such written approval shall be in the Member’s sole and absolute discretion and subject to whatever conditions (including, without limitation, the conditions set forth in Section 8.8) the Manager shall require.  Until the admission as a Substituted Member of its transferee, a transferor of Units shall not be released from any obligations under this Agreement.

8.7.                            Legend.  In the event that certificates representing the Equity Securities are issued, such certificates shall bear substantially the following legend:

THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF ANY EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE

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STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, RIGHTS OF FIRST REFUSAL AND REQUIREMENTS OF SALE AND CERTAIN OTHER AGREEMENTS SET FORTH IN A LIMITED LIABILITY COMPANY AGREEMENT AMONG SUBMITTAL EXCHANGE HOLDINGS, LLC (THE “COMPANY”), AND CERTAIN MEMBERS THEREOF, A COPY OF WHICH MAY BE OBTAINED WITHOUT CHARGE BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS.

8.8.                            Conditions to Transfers.  In addition to the other requirements set forth in this Article VIII, a Transfer is not effective:

(a)                                 unless the transferee (if not a Member) executes and delivers to the Company the following: (i) the Joinder Agreement and (ii) such additional instruments and documents as shall be reasonably required by the Manager; and

(b)                                 if such Transfer would (i) result in the violation of the Securities Act or any other applicable federal or state securities laws, (ii) result in a violation of any applicable federal or state antitrust or anticompetition law, (iii) be a violation of or an event of default under, or give rise to a right to accelerate any indebtedness described in, any note, mortgage, loan agreement or similar instrument or document to which the Company is a party unless such violation or event of default is waived by the parties thereto, or (iv) be a Transfer to an individual who is not legally competent or who has not achieved his or her majority, and

(c)                                  unless the transferor or transferee pays to the Company all reasonable costs incurred and to be incurred by the Company as a result of such Transfer, and

(d)                                 except in the case of any Transfer to the Company or any Member pursuant to Sections 8.3 and 8.5 or any Transfer pursuant to Section 8.9 below, unless waived by the Company, no Member may Transfer any Units (other than pursuant to an effective registration statement under the Securities Act) without first delivering to the Company upon its request an opinion of counsel addressed to the Company reasonably acceptable in form and substance to the Company that registration under the Securities Act is not required in connection with such Transfer.

8.9.                            Drag-Along Rights.

(a)                                 If the Manager and the holders of in excess of fifty percent (50%) of the combined amount of then-outstanding Class A Common Units and Class A Preferred Units (the “Required Holders”), approve a transaction involving a sale of all or substantially all of the assets of the Company or the sale by Members of a majority of the outstanding Units, on a fully-diluted basis, to any Person (whether by merger, consolidation, sale or otherwise) in a transaction in  which all Members would receive the same form and amount of consideration per Unit, after giving effect to any applicable preferences in this Agreement (an “Approved Sale”), each Member shall consent to, vote for, and raise no objections against, and waive dissenters and

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appraisal rights (if any) with respect to the Approved Sale, and if the Approved Sale is structured as a sale of Units in the Company, each Member agrees to sell and will be permitted under this Agreement to sell all of such Member’s Units on the terms and conditions approved by the Manager and the Required Holders.  Each Member hereby agrees to take all necessary and desirable actions in connection with the consummation of an Approved Sale.

(b)                                 The obligations of the Members with respect to any Approved Sale are subject to the following conditions: (i) if the Approved Sale involves the distribution of cash and non-cash consideration, such consideration will be allocated among the then-outstanding Classes so that each Class will receive the same ratio of cash and non-cash consideration; (ii) all Members will receive consideration in the priority and amounts consistent with the this Agreement; and (iii) if any Members are given an option as to the form and amount of consideration to be received, all Members will be given the same option, on a pro rata basis (based on the value of the proceeds to be received from the sale of the Units by such Member).

(c)                                  Provided that such Approved Sale is consummated, each Member transferring Units in an Approved Sale shall be obligated to pay his, her or its pro rata share (based on the value of the proceeds to be received from the sale of the Units by such holder and determined on a Fully Diluted Basis) of the expenses incurred by the sellers in connection with such Transfer and shall be obligated to join, on a pro rata basis (based on the value of the proceeds to be received from the sale of the Units by such Member and as determined on a Fully Diluted Basis) in any indemnification or other obligations that the Required Holders agree to provide in connection with such Approved Sale (other than any such obligations that relate specifically to a holder of such Units, such as indemnification with respect to representations and warranties given by a Member regarding such Member’s title to and ownership of Units; provided, however, that other than any such obligations that relate specifically to a holder of such Units, such Member shall not be liable for more than its pro rata share in any indemnification and such liability shall be several and not joint with any other Person and shall not exceed the total purchase price received by such Member for its Units).

8.10.                     Termination Upon Public Offering.  Notwithstanding the foregoing, this Article VIII shall terminate upon a Public Offering.

ARTICLE IX
PURCHASE RIGHTS

9.1.                            Purchase Rights of the Company.

(a)                                 Voluntary Transfers Pursuant to Section 8.4(a ), Right of First Refusal to Company.  The Manager shall have the option to cause the Company to purchase all or any portion of the Selling Member’s Units at the same price and on the same terms as those specified in the Written Offer.  The Company’s option to purchase the Selling Member’s Units shall be exercised by written notice (the “Company Purchase Notice”) from the Company to the Selling Member within thirty (30) days after the date of receipt by the Company of the Written Offer (the “Company Exercise Period”).  If the Company gives the Company Purchase Notice to the Selling Member on or before the end of the Company Exercise Period, then the Company shall purchase and the Selling Member shall sell the Selling Member’s Units identified in the

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Company Purchase Notice at the per Unit price and on the terms specified in the Written Offer.  The Closing Date for the sale of the number of Selling Member’s Units designated in the Company Purchase Notice shall be the date specified by the Company in the Company Purchase Notice, which closing date shall be not later than thirty (30) days after the date of the Company Purchase Notice.  The closing shall occur at the Principal Office of the Company or at a place mutually agreeable to the Company and the Selling Member.

(b)                                 Involuntary Transfers Pursuant to Section 8.5(a), First Refusal to the Company.  The Withdrawing Member shall, within thirty (30) days after the Withdrawal, deliver a written notice to the Company notifying the Company of the Withdrawal (the “Withdrawal Notice”) or, in the event that no Withdrawal Notice is given to the Company, then the Company at any time after the event causing the Withdrawal may provide a notice to the Withdrawing Member that the Company elects to proceed under this Section 9.1(b) (in which case the Company’s notice to the Withdrawing Member shall constitute the “Withdrawal Notice” for purposes of this Section 9.1(b)).  The Manager shall have the option to cause the Company to purchase all or any portion of the Withdrawing Member’s Units.  The Company’s option to purchase the Withdrawing Member’s Units shall be exercised by written notice (the “Section 9.1(b) Notice”) from the Company to the Withdrawing Member within thirty (30) days after the date of receipt by the Company of the Withdrawal Notice (the “Company Option Period”).

9.2.                            Purchase Rights of the Members.

(a)                                 Voluntary Transfers Pursuant to Section 8.4(a), Second Right of Refusal to Holders of Units.  If the Company does not elect to purchase all of the Selling Member’s Units pursuant to Section 9.1(a), the Company must give written notice to such effect (the “Notice of Remaining Units”) to the Members and the Selling Member by the end of the Company Exercise Period, specifying the amount of the Selling Member’s Units that the Company has elected not to purchase (the “Remaining Units”).  The Members shall have the option to purchase all or any portion of the Remaining Units pro rata in proportion to the number of Units owned by each of them at the price and on the terms specified in the Written Offer.  Each Member who wishes to exercise such right must give written notice to such effect to the Selling Member and the Company within fifteen (15) days after the Member’s receipt of the Notice of Remaining Units.  If less than all of the Members elect to purchase their pro rata share of the Remaining Units, then within ten (10) days after the end of the initial fifteen (15) day period, the Company shall send a notice to the Members that elected to purchase their full pro rata portion of the Remaining Units, offering any balance of the Remaining Units to such Members.  The Members to whom such notice is sent shall be permitted to purchase their pro rata share of the balance of the Remaining Units (as determined by the Units owned by each such Member among the Members who elected to purchase their full pro rata share of the Remaining Units).  Each Member who wishes to exercise such right must give written notice to such effect to the Company within five (5) days after such Member’s receipt of such notice.  Notwithstanding the provisions of this Section 9.2(a), the Members may, in advance, agree unanimously to permit any Member to purchase more than that Member’s pro rata portion of the Remaining Units.  If such options to purchase are timely exercised, the Members shall purchase and the Selling Member shall sell the Remaining Units at  the price and on the terms specified in the Written Offer.  The closing date for the sale of the number of Remaining Units designated by Members shall be a date specified

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by the Company within ten (10) days after the expiration of all options to purchase by the Members, which closing date shall be not later than forty (40) days after the expiration of all options to purchase by the Members.

(b)                                 Involuntary Transfers, Pursuant to Section 8.5(a), Second Refusal to Remaining Members.  If the Company does not elect to purchase all of the Withdrawing Member’s Units pursuant to Section 9.1(b), then, other than with respect to a Withdrawal as a result of the death of a Member, with respect to which this paragraph shall not apply, the Company must give written notice to such effect (the “Notice of Available Units”) to the Remaining Members by the end of the Company Option Period specifying the amount of the Withdrawing Member’s Units that the Company has elected not to purchase (the “Available Units”).  The Remaining Members shall have the option to purchase all or any portion of the Available Units pro rata in proportion to the Units owned by each of them.  Each Remaining Member who wishes to exercise such right must give written notice to such effect to the Company within fifteen (15) days after the Remaining Member’s receipt of the Notice of Available Units.  If less than all of the Remaining Members elect to purchase their pro rata share of the Available Units, then within ten (10) days after the end of such fifteen (15) day period, the Company shall send a notice to the Remaining Members that elected to purchase their full pro rata share of Available Units, offering any balance of the Available Units to such Remaining Members.  The Remaining Members to whom such notice is sent shall be permitted to purchase their pro rata share of the Available Units (as determined by the Units owned by each such Remaining Member among the Remaining Members who elected to purchase their full pro rata share of the Available Units).  Each Remaining Member who wishes to exercise such right must give written notice to such effect to the Company within five (5) days after such Remaining Member’s receipt of such notice.  Notwithstanding the provisions of this Section 9.2(b), the Remaining Members may, in advance, agree unanimously to permit any Remaining Member to purchase more than that Member’s pro rata portion of the Available Units.

9.3.                            Termination.  The rights under this Article IX shall terminate upon the consummation of a Public Offering.

ARTICLE X
BOOKS, RECORDS, ACCOUNTING AND REPORTS

10.1.                     Records and Accounting.  The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including (a) all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 10.3 or pursuant to applicable laws (the “Books and Records”).  All matters concerning (i) the determination of the relative amount of allocations and distributions among the Members pursuant to Articles III and IV and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined in good faith by the Manager.

10.2.           Fiscal Year.  The fiscal year of the Company (the “Fiscal Year”) shall constitute the twelve (12) month period ending on September 30 of each calendar year, or such  other annual accounting period as may be established by the Manager that is permitted or required under the Code and the Treasury Regulations.

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10.3.                     Year-End Financial Statements.

(a)                                 Within 30 days following the later of (i) the completion of the audit of the Company for any Fiscal Year end and (ii) the request by a Class A Common Member and/or Class A Preferred Member for the following materials, the Company shall deliver to any such Class A Common Member and/or Class A Preferred Member the consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and the related consolidated statements of income, Members’ equity and cash flow for such Fiscal Year, and a report with respect to the consolidated financial statements from a firm of certified public accountants selected by the Company.

(b)                                 Each Member agrees that it will keep confidential and will not, either directly or indirectly, disclose or use, without prior written consent of the Company, any information provided to such Member pursuant to this Section 10.3 except (i) as required in response to any summons or subpoena or in connection with any litigation, (ii) to the extent necessary in order to comply with any law, order, regulation, ruling or governmental request applicable to such Member, or (iii) as required in connection with an audit by any taxing authority.  In the event that any Class A Preferred Member or Class A Common Member is required to disclose pursuant to the foregoing exceptions any information provided to such Member pursuant to this Section 10.3, such Member shall promptly notify the Company of such pending disclosure and assist the Company (at the Company’s expense) in seeking a protective order or in objecting to such request, summons or subpoena with regard to such information.  If the Company does not obtain such relief after a period that is reasonable under the circumstances, such Member may disclose that portion of such information which counsel to such party advises such party that it is legally compelled to disclose or else stand liable for contempt or suffer censure or penalty.

(c)                                  Each Member agrees that a breach of Section 10.3(b) by such Member cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company from a violation of this Agreement and from the harm which this Agreement is intended to prevent.  By reason thereof, each Member acknowledges that the Company is entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of Section 10.3(b) by such Member without any requirement to post bond.  Each Member acknowledges, however, that no specification in this Agreement of a specific legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by such Member.

ARTICLE XI
TAX MATTERS

11.1.                     Tax Year.  The Taxable Year of the Company shall be its Fiscal Year, unless otherwise required by Code Section 706.

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11.2.                     Filing of Tax Returns.

(a)                                 The Company shall be responsible for timely filing all tax returns of the Company.  Within a reasonable period of time after the end of each Taxable Year, the Company shall furnish to each Member its IRS Form K-1 for such Taxable Year and any similar forms required for state or local tax purposes.

(b)                                 Each Member shall furnish to the Company all pertinent information in its possession relating to the Member or the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be prepared and filed.

(c)                                  Any balance sheet prepared for any tax return of the Company shall, unless otherwise determined by the Tax Matters Member or required under applicable law, be prepared in accordance with the same methods of accounting used for purposes of determining Capital Accounts.

11.3.                     Tax Elections.

(a)                                 Except as otherwise provided by this Agreement, all elections and decisions required or permitted to be made by the Company under any applicable Tax law shall be made by the Tax Matters Member.

(b)                                 The Tax Matters Member shall determine whether to make election under Code Section 6231(a)(1)(B)(ii) to cause Code Section 6231(a)(1)(B)(i) not to apply (the “TEFRA Election”).  If the TEFRA Election is made, then for any applicable Taxable Year, the Tax Matters Member is hereby designated as the “tax matters partner” for the Company within the meaning of Code Section 6231(a)(7).

(c)                                  Except in connection with a Conversion Event, no Member (including the Tax Matters Member), agent or employee of the Company is authorized to, or may, file Internal Revenue Service Form 8832 (or such alternative or successor form) to elect to have the Company be classified as a corporation for income tax purposes, in accordance with Treasury Regulation Section 301.7701-3.

(d)                                 By executing this Agreement, the Members and the Company agree that the Tax Matters Member shall take such actions (including amending this Agreement) as may be required by any authority with respect to the taxation of “profits interests” to conform to the tax consequences under Revenue Procedure 93-27 and Revenue Procedure 2001-43; provided, that the Tax Matters Member cannot take any action pursuant to this Section 11.3(d) if it would result in any Member receiving an after-tax return that is less than such Member would have received had such amendments not been made and the profits interest been taxed in accordance with Revenue Procedure 93-27 and Revenue Procedure 2001-43.

ARTICLE XII
WITHDRAWAL AND RESIGNATION OF MEMBERS

12.1.           Withdrawal and Resignation of Members.  Except in connection with any Transfer in compliance with Article VIII, no Member shall have the power or right to  withdraw or otherwise resign from the Company prior to the earlier of (i) the occurrence of a Conversion Event and (ii) the dissolution and winding up of the Company pursuant to Article

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XIII, without the prior written consent of the Manager (which consent may be withheld by the Manager in its discretion), except as otherwise expressly permitted by this Agreement.  Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to Article XIII, such Member shall cease to be a Member.  Notwithstanding that payment on account of a withdrawal may be made after the effective time of such withdrawal, any completely withdrawing Member will not be considered a Member for any purpose after the effective time of such complete withdrawal, and, in the case of a partial withdrawal, such Member’s Capital Account (and corresponding voting and other rights) shall be proportionately reduced for all other purposes hereunder upon the effective time of such partial withdrawal.

ARTICLE XIII
DISSOLUTION AND LIQUIDATION

13.1.                     Dissolution.  The Company shall not be dissolved by the admission of Additional Members.  The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

(a)                                 at any time upon the written request of the Manager and the approval of the Members holding a majority of the outstanding Units; or

(b)                                 the entry of a decree of judicial dissolution of the Company under the Delaware Act.

Except as otherwise set forth in this Article XIII, the Company is intended to have perpetual existence.  An Event of Withdrawal shall not cause the dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

13.2.                     Liquidation.  On the dissolution of the Company, the Manager shall act as liquidator or (in its discretion) may appoint one or more representatives, Members or other Persons as liquidator(s).  The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act.  The costs of liquidation shall be borne as a Company expense.  Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Manager.  The steps to be accomplished by the liquidators are as follows:

(a)                                 the liquidators shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine); and

(b)                                 the liquidators shall promptly distribute the Company’s remaining assets to the holders of Units in accordance with Section 4.1(a).  Any non-cash (or non-cash equivalent) assets will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article IV.  In making such distributions, the liquidators shall allocate each type of remaining assets (i.e., cash or cash

35

equivalents, capital stock of the Company’s Subsidiaries, etc.) among the Members ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such holder.  The distribution of cash and/or property to a Member in accordance with the provisions of this Section 13.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and all of the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act.  To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

13.3.                     Cancellation of Certificate.  On completion of the distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company.  The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 13.3.

13.4.                     Reasonable Time for Winding Up.  A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 13.2 in order to minimize any losses otherwise attendant upon such winding up.

13.5.                     Return of Capital.  The liquidators, in their capacity as such, shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

ARTICLE XIV
CONVERSION

14.1.                     Conversion Requirements.  The Class A Preferred Units shall be mandatorily converted into Textura Common Stock as follows:

(a)                                 Requirement to Convert.  Immediately prior to the earliest to occur of the following events: (i) a Public Offering, (ii) the transfer (in one or a series of related transactions) of all or substantially all of Textura’s or the Company’s assets to a Person or group of Persons acting in concert, (iii) the transfer (in one or a series of related transactions) of all or substantially all of the outstanding Common Stock or Units to a Person or a group of Persons acting in concert, (iv) the merger or consolidation of Textura or the Company with or into another Person, or (v) the filing of a petition (whether voluntary or involuntary) on Textura’s or the Company’s behalf for protection under the bankruptcy or insolvency laws of any jurisdiction (each of (i) to (v), a “Mandatory Conversion Event”), each Class A Preferred Unit shall be converted, at the office of the Company or any transfer agent for such Unit, into one (1) fully paid and nonassessable share of Common Stock (the “Conversion Price”).

(b)                                 Conversion Mechanics.  Upon the occurrence of a Mandatory Conversion Event specified in Section 14.1(a ), if the Units are in certificated form, the holders of Class A

36

Preferred Units shall surrender the certificate or certificates therefor, duly endorsed, at the office of Textura.  Textura shall, as soon as practicable thereafter, issue and deliver to the holder of Class A Preferred Units, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  The Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c)                                  Conversion Price Adjustments.  The Conversion Price of Class A Preferred Units shall be subject to adjustment from time to time as follows:

(i)                                     Adjustment of Stock Splits and Combinations.  If Textura shall at any time or from time to time after the date of the issuance of the Class A Preferred Units (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately increased.  If Textura shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately decreased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)                                  Adjustment for Certain Dividends and Distributions.  In the event Textura at any time, or from time to time after the Original Issue Date shall make or issue, a dividend or other distribution payable in additional shares of Common Stock and such dividend or other distribution shall be without payment of consideration, then and in each such event the Conversion Price shall be increased as of the time of such issuance, by multiplying the Conversion Price by a fraction:

•                  The denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

•                  The numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(d)                                 Reservation of Common Stock Issuable Upon Conversion.  Textura shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Class A Preferred Units of the Company, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class A Preferred Units.

(e)                                  Notice Prior to Public Offering.  Before Textura files a registration statement on Forms S-1 or SB-1 (or any successor forms adopted by the Commission) with the Commission to effectuate a Public Offering, Textura shall first notify each Class A Preferred Member in writing at least ten (10) days before taking such action.

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(f)                                   Status of Converted Class A Preferred Units.  In the event any Class A Preferred Units shall be converted to Common Stock, the Units shall be cancelled.

(g)                                  Market Stand-Off.  Each Class A Preferred Member agrees that, in the event of a Conversion, the holder of such converted shares of Textura shall not offer for sale, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, any securities (issued or unissued) other than those registered and included in the Public Offering, whether in a transaction that would require registration under the Securities Act or otherwise, until the expiration of a period of time (the “Market Stand-Off Period”) after the effective date of the registration statement agreed upon by Textura and the underwriter; provided, however, that the Market Stand-Off Period shall not exceed 120 days from the effective date of the registration statement (180 days with respect to an initial public offering of shares by the Company).  Each holder of converted shares further agrees to execute and deliver a customary lock-up agreement consistent with the foregoing and such other documents as are reasonable and customary in connection with an underwritten public offering, including, without limitation, an NASD questionnaire, if requested to do so by Textura or by the underwriters managing the underwritten offering.  Notwithstanding any of the foregoing, Textura agrees that in the event of a Public Offering, Textura shall give prompt written notice to each Class A Preferred Member of its intention to effect such a Public Offering and if, in consultation with the managing underwriters for the Public Offering, Textura determines to include in such Public Offering shares of Common Stock to be sold by selling stockholders of Textura, then each Class A Preferred Member shall have the right to participate in such Public Offering as a selling stockholder upon conversion of its Class A Preferred Units into Common Stock in accordance with this Section 14.1, with the amount of the total shares determined by Textura to be allocated to the selling stockholders in the Public Offering allocated among all selling stockholders on a pro rata basis based upon of the number of shares owned by each such selling stockholder relative to the total number of shares owned by all selling stockholders, provided, however, if any Class A Preferred Member wishing to participate in a Public Offering is also a member of Textura’s management, such Class A Preferred Member’s right to participate as a selling stockholder under this Section 14.1(g) shall be limited by, and subject to, such limitations as are imposed on Textura’s management as a group.

(h)                                 Textura Distributions.  Until such time as the Class A Preferred Units are converted in full according to the terms of this Section 14.1, in the event that Textura declares any dividend or makes any other distribution of cash and/or other non-cash consideration (other than Common Stock or preferred stock of Textura) to any of the holders of Common Stock or preferred stock of Textura, then Textura shall promptly pay, in the same type of consideration paid to such holders of Common Stock or preferred stock of Textura (and, if there is more than one type of consideration, in the same proportion paid to holders of Common Stock or preferred stock of Textura), a dividend or distribution to the Class A Preferred Members on a pro rata basis as if their Class A Preferred Units had been fully converted into Common Stock immediately prior to the declaration of such dividend or making of such other distribution, in accordance with the terms of this Section 14.1.

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ARTICLE XV
GENERAL PROVISIONS

15.1.                     Amendments.  Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be effective unless such amendment or waiver is approved in writing by the Company and the Required Holders; provided, however, that any Person who acquires Units of the Company may join this Agreement as a party by signing a joinder hereto with the approval of only the Company; provided, further, that no amendment may adversely or disproportionately impact any Class of Member without the consent of a majority of such class of Members voting separately, including but not limited to, indemnification provisions, preferred return rights, distributions, profit and loss allocations and voting rights.  Any amendment or waiver that is required or approved in accordance with this Section 15.1 shall be binding upon all existing and future holders of Units.  The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.  In connection with any amendment hereunder, the Manager shall promptly provide notice thereof to any Person whose consent is not required to be obtained in order to effectuate such amendment.  Notwithstanding the foregoing, this Agreement may be amended by the Secretary without the consent of any of the Members to remove or correct any inconsistency, ambiguity or error contained herein, provided, that such amendment does not adversely affect any such Members.  No amendment to Article XIV, this Section 15.1 or Section  6.1(f) shall be made without the approval of the holders of a majority of the Class A Preferred Units.

15.2.                     Title to Company Assets.  Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof.  Legal title to any or all Company assets may be held in the name of the Company or one or more nominees, as the Manager may determine.  The Manager hereby declares and warrants that any Company assets for which legal title is held in its name or the name of any nominee shall be held in trust by the Manager or such nominee for the use and benefit of the Company in accordance with the provisions of this Agreement.  All Company assets shall be recorded as the property of the Company on its Books and Records, irrespective of the name in which legal title to such Company assets is held.

15.3.                     Remedies.  Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law.  Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

15.4.                     Successors and Assigns.  All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

39

15.5.                     Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.6.                     Counterparts.  This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

15.7.                     Descriptive Headings; Interpretation.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  The use of the word “including” in this Agreement shall be by way of example rather than by limitation.  Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

15.8.                     Applicable Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Delaware.

15.9.                Dispute Resolution.  Any unresolved controversy or claim arising from or relating to this Agreement or breach thereof shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, then in effect.  The decision of arbitration shall be final and conclusive upon the parties and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.  The arbitration proceedings shall be held in Chicago, Illinois.  The arbitration proceedings shall be conducted before one (1) neutral arbitrator who shall be a member of the Illinois Bar who has been actively engaged in the practice of corporate and business law for at least fifteen (15) years, and shall proceed under any expedited procedures of the Commercial Arbitration Rules.  The arbitrator shall have authority to award (a) money damages, (b) equitable remedies, (c) attorneys’ fees, costs and expert witness fees to the prevailing party, and (d) sanctions for abuse or frustration of the arbitration process.  The arbitrator’s compensation, and the administrative costs of the arbitration, shall be borne by the parties in the manner set forth in the arbitration award, as determined by the arbitrator.

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Notwithstanding the foregoing provisions of this Section 15.9, the parties are not required to arbitrate any issue for which injunctive relief is sought by any party hereto and both parties may seek injunctive relief in any federal or state court having competent jurisdiction.

15.10.              Addresses and Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m.  New York time on a Business Day, and otherwise on the next Business Day, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid).  Such notices, demands and other communications shall be sent to the address for such recipient set forth in the Company’s Books and Records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Any notice to the Company shall be deemed given if received by the Company at the principal office of the Company designated pursuant to Section 2.6.

15.11.              Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a secured creditor.

15.12.              Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

15.13.              Further Action.  The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

15.14.              Entire Agreement.  This Agreement, those documents expressly referred to herein and other documents dated as of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

15.15.              Opt-in to Article 8 of the Uniform Commercial Code.  The Members hereby agree that the Units shall be securities governed by Article 8 of the Uniform Commercial Code of the State of Delaware (and the Uniform Commercial Code of any other applicable jurisdiction).

15.16.              Delivery by Facsimile or Electronic PDF.  This Agreement, the agreements referred to herein and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto,

41

to the extent signed and delivered by means of a facsimile machine or electronic pdf, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or computer or similar machine with respect to an electronic pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of any such machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

15.17.              Survival.  Sections 5.5, 5.6, 6.3, 8.9(b) and 8.9(c), shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement or the dissolution of the Company.

15.18.              Reservation of Other Business Opportunities.  No business opportunities other than those actually exploited by the Company pursuant to Section 2.4 shall be deemed the property of the Company, and the Manager or Member may engage in or possess an interest in any other business venture, independently or with others, of any nature or description; and neither any Member nor the Company shall have any rights by virtue hereof in and to such other business ventures, or to the income or profits derived therefrom.  No Manager or Member shall have any obligation to communicate, present or offer first to the Company or any of its Subsidiaries any business opportunity or venture of any kind.  The provisions of this Section 15.18 shall be subject to, and not in any way affect the enforceability of, any separate agreement by the Manager or Member or any Affiliate thereof restricting or prohibiting certain business activities of such Manager or Member or such Affiliate(s) thereof (in this Agreement or otherwise).

[signature pages follow]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMPANY:

SUBMITTAL EXCHANGE HOLDINGS, LLC

By:	/s/ Patrick Allin
Name: Patrick Allin
Title: President

MEMBERS:

TEXTURA CORPORATION

By:	/s/ Patrick Allin
Name: Patrick Allin
Title: Chief Executive Officer

Signature Page to Submittal Exchange Holdings LLC, Amended and Restated LLC Agreement

[COUNTERPART SIGNATURE PAGE TO THAT CERTAIN SUBMITTAL EXCHANGE HOLDINGS, LLC LIMITED LIABILITY COMPANY AGREEMENT BY AND AMONG SUBMITTAL EXCHANGE HOLDINGS, LLC AND ITS MEMBERS]

/s/ Paul Peterson
Paul Peterson

/s/ Joan Peterson
Joan Peterson

/s/ Olaf Peterson
Olaf Peterson

/s/ Matt Ostanik
Matt Ostanik

/s/ Brian J. Kjergaard
Brian J. Kjergaard

/s/ James Bork Kjergaard
James Bork Kjergaard

/s/ Michael Ostanik
Michael Ostanik

/s/ Susan Ostanik
Susan Ostanik

/s/ Doralyn K. Underberg
Doralyn K. Underberg

/s/ Robert N. Underberg
Robert N. Underberg

/s/ Robert N. Underberg
Robert N. Underberg

Underberg Charitable Remainder Trust, Robert Underberg and Doralyn Underberg Trustees

[COUNTERPART SIGNATURE PAGE TO THAT CERTAIN SUBMITTAL EXCHANGE HOLDINGS, LLC LIMITED LIABILITY COMPANY AGREEMENT BY AND AMONG SUBMITTAL EXCHANGE HOLDINGS, LLC AND ITS MEMBERS]

/s/ Doralyn K. Underberg
Doralyn K. Underberg

Underberg Charitable Remainder Trust, Robert Underberg and Doralyn Underberg Trustees

SPINUTECH, INC.

By:	/s/ Cory Schmidt

Name:	Cory Schmidt

Title:	Principal

THE PRESIDIO GROUP, LLC

By:	/s/ Mike Stuart

Name:	Mike Stuart

Title:	President

EXHIBIT A

SCHEDULE OF MEMBERS

November 7, 2011

Name and Address of Member	Number of Class A Common Units	Number of Class A Preferred Units	Initial Capital Account as of November 7, 2011	Aggregate Capital Contribution
Textura Corporation	85,006	—
Matt Ostanik	—	329,911
Olaf Peterson	—	52,757
Spinutech, Inc.	—	43,367
The Presidio Group, LLC	—	17,785
Robert N. Underberg and Doralyn K. Underberg	—	13,758
Paul & Joan Peterson	—	11,800
Susan and/or Michael Ostanik	—	3,763
Brian J. Kjergaard	—	3,040
James Bork Kjergaard	—	3,040
Underberg Charitable Remainder Trust, Robert Underberg and Doralyn Underberg Trustees	—	2,479
TOTALS:	85,006	481,700

1

EXHIBIT B

LIMITED LIABILITY COMPANY AGREEMENT JOINDER

By execution of this Joinder, the undersigned agrees to become a party to that certain Limited Liability Company Agreement dated as of                                , 2011, by and among [Submittal Exchange Holdings, LLC] and each of the Members which are parties thereto (as the same may be amended, restated or otherwise modified from time-to-time). The undersigned shall have all the rights, and shall observe all the obligations, applicable to a [Class A Preferred Member]/[Class A Common Member] thereunder.

Name:
Address for	with copies
Notices:	to:

Exhibit B

Exhibit B: Net Working Capital Calculation

NSW Balance Sheet Item	Amount Included In Target NWC		Preliminary NWC - Close Date Balance	Notes
Current Assets

Cash		$414,664		MEMO ONLY: Cash is expected to be reduced by the following payments:
				Debt payoff: $391,989
				Transaction Bonuses: $150,000
				LOC payoff: $20,000
				Legal and Other Services for Transaction: $100,000 est
				Employee RSU FICA Taxes: $0 (est. $41,000 will be accrued)
				Employer RSU FICA Taxes: $0 (est. $27,000 will be accrued)
				SE LLC Partnership Taxes: $0 (est. $TBD will be accrued rather than paid per agreement with Textura)
				Total expected cash outflows: $TBD
				Cash inflow from Textura for debt: $391,989
				Expected Final NWC Cash Balance: $414,664 - $150,000 - cost of legal

Customer orders not yet billed	$		$	Per MO’s email of 11/02 this will have a balance at closing
Accounts Receivable
Accounts receivable balance		$477,281
Less: accounts receivable over 90 days		$(10,000)	$	Amount of AR over 90 days needs to be confirmed by SE
Accounts receivable in Target NWC		$467,281	$

Prepaid software license fees	$			Per MO’s email of 11/02 this will have a balance at closing
Undeposited Funds	$
Benefit Receivable		$3,339

Total Current Assets		$885,284	$

CURRENT LIABILITIES

Accounts Payable - Trade		$83,985
Bank of the West LOC		$19,051
Credit Card Balances		$494
Accrued Payroll Liabilities (Earned & Unpaid as of Close Date)
Unpaid Wages		$66,036
Unpaid Payroll Taxes	$
Unpaid Simple IRA match	$
Unpaid bonuses		$2,616
Unpaid vacation		$9,102
Employee RSU FICA Tax (all RSUs)	$			Employee RSU FICA tax liability will be accrued
Employer RSU FICA Tax (vested RSUs only)	$			Employer RSU FICA tax liability will be accrued
		$77,754	$

Accrued Commissions (Earned & Unpaid as of Close Date)		$56,493

Accrued Royalty Payments (Earned & Unpaid as of Close Date)		$397

Other Accrued Expenses (Services Rendered; Invoice not received)
Sales Tax Payable		$1,424
Interest Payable		$75
Rent	$
Hosting services		$21,739
Legal services	$			Legal services for transaction will be paid before close
Outside consulting services		$4,987
Merchant account fees	$
Travel expense	$
		$28,225	$

Accrued SE LLC Tax Distribution Expense	$			May be paid in cash prior to closing or—per Textura agreement—accrued

Deferred Revenue
Estimated Balance per Revenue Recognition Policy		$1,891,355
Less: Negotiated Deferred Revenue Discount		$(1,790,087)		Deferred Revenue used in NWC is a negotiated amount and will not change
Deferred Revenue used in NWC Calculation		$101,268

Total Current Liabilities		$367,667	$

Net Working Capital before Adjustments		$517,617	$

Adjustment to Target NWC for employee transaction bonus		$150,000		Employee Transaction Bonus will be paid prior to closing

Adjustment to Target NWC for debt payoff
Total indebtedness excluding Bank of the West LOC		$402,707
Negotiated contribution from Textura to debt payoff		$391,989
Indebtedness adjustment		$(10,718)

Net Working Capital		$378,335	$

Net Working Capital Purchase Price Adjustment			$(378,335)

See attached definitions for each line item listed above

Exhibit B Definitions

Current Assets

1.                                      Cash = “book” balance of each of four checking accounts, 2 at Bank of the West, 1 at Great Western Bank and 1 at Wells Fargo Bank.

2.                                      Customer orders not yet billed = amount of customer orders with signed Submittal Exchange or Greengrade order form that not yet been invoiced in Quickbooks.

3.                                      Accounts Receivable = book balance of amounts due Submittal Exchange and Greengrade for sales to date where contract is signed and invoice is billed. There are no reserves for bad debt. Individual receivables are reviewed for collectability on an ongoing basis. At October 31, 2011 no accounts were deemed to be uncollectible.

4.                                      Prepaid software license fees = amount of software subscription fees prepaid where services have not yet been provided (e.g. Salesforce.com quarterly subscription prepayment).

5.                                      Undeposited Funds = payments received from customers or other parties that have not yet been deposited.

6.                                      Benefit Receivable = employee portion of benefits which will be reimbursed to the company the following two pay periods.

Current Liabilities

7.                                      Accounts Payable — Trade = amounts due in the normal course of business to vendors for goods and services. Shall not include amount due to Workspace Inc. for purchase of furniture for upcoming Submittal Exchange office relocation.

8.                                      Bank of the West LOC = current indebtedness due to Bank of the West on the Company’s line of credit.

9.                                      Credit Card Balances = liabilities on management credit cards.

10.                               Accrued Payroll Liabilities

a.                                      Unpaid Wages = amounts due employees for the remaining days in the month after the last payroll period. At November 7, 2011, the unpaid wages will be 10 days, 10/24 — 10/28 and 10/31 — 11/4.

b.                                      Unpaid payroll taxes = amounts due federal and state government for payroll taxes. At November 7, 2011, payroll paid on 10/28 was for two week pay period ended 10/21 representing unremitted employer and employee portions of payroll. Also, accrued 10 days of payroll taxes, 10/24 — 10/28 and 10/31 — 11/4.

c.                                       Unpaid Simple IRA match = At November 7, 2011, unpaid Simple IRA match will be for 10 days, 10/24 — 10/28 and 10/31 — 11/4.

d.                                      Unpaid bonuses = any bonuses earned by selected eligible employees but yet unpaid. At November 7, 2011, there will be no unpaid bonuses

e.                                       Unpaid vacation = earned but untaken vacation calculated by each employee per schedule.

f.                                        Employee RSU FICA Tax (all RSUs) = amount of employee portion of FICA for vested RSUs issued to SE employees as part of transaction, multiplied by two (to account for RSUs that will vest in the future).

g.                                       Employer RSU FICA Tax (vested RSUs only) = amount of employer portion of FICA for vested RSUs issued to SE employees as part of the transaction.

11.                               Accrued Commissions = amounts earned but unpaid to commissioned Submittal Exchange and Greengrade sales people. Also, included in this line are related taxes and IRA match accruals, along with commissions for business partnership sales.

12.                               Accrued Royalty Payments = amounts earned but unpaid related to business partnership royalty agreements with Building System Design (BSD) or LEEDuser.

13.                               Other Accrued Expenses

a.                                      Sales Tax Payable = amounts collected on sales but not remitted to state government.

b.                                      Interest Payable = not included as all SE indebtedness is excluded from the NWC calculation per the Contribution Agreement, except for Bank of the West Line of Credit.

c.                                       Rent = accrued rent liability. SE rent is due and paid on the 1st of each month.

d.                                      Hosting services = amounts owed to Amazon Web Services for website hosting services payable but unpaid.

e.                                       Legal services = amounts due to attorneys for services rendered but unpaid.

f.                                        Outside consulting services = amount due consulting firms for services rendered but unpaid. Includes amounts due three contract employees for services rendered but unpaid. At November 7, 2011, the unpaid contractor fees will be for 10 day period of 10/24 – 10/28 and 10/31 – 11/4.

g.                                       Merchant account fees = fees for merchant account transactions.

h.                                      Travel expense = expenses for travel services rendered but unpaid.

14.                               Accrued SE LLC Tax Distribution Expense = Accrual for tax distribution, if any, determined as necessary by former SE members’ tax advisor (LWBJ)

15.                               Deferred Revenue = Agreed upon adjustment for expenses required to service the revenue that is estimated to be unearned. The adjustment is a fixed amount based on negotiation between the parties. Recognize and acknowledge that this amount is non-GAAP but is the amount agreed to by both Textura and Submittal Exchange.

Other

16.                               Adjustment to Target NWC for employee transaction bonus = amount agreed to by the parties to pay transaction bonus to Submittal Exchange employees prior to closing. Amount shall be included in the Target NWC calculation but shall not be included in the Final NWC.

17.                               Adjustment to Target NWC for debt payoff = amount agreed to by the parties to pay off Submittal Exchange debt as part of transaction. Amount shall be included in the Target NWC calculation but shall not be included in the Final NWC.

These definitions represent the complete listing of all items to be included in the Target and Final Net Working Capital calculations. No other items, assets, or liabilities shall be included except for those expressly stated in this document.

Exhibit C

PRIVATE AND CONFIDENTIAL

October xx, 2011

[Name]

Dear [Name]:

This letter confirms the terms of your employment with Submittal Exchange, LLC (“the Company”), as a part of the Textura Corporation transaction with Submittal Exchange, LLC and Submittal Exchange Holdings, LLC. We believe this transaction provides you with a unique opportunity to further develop your professional career and contribute significantly to the future of Submittal Exchange and Textura.

The following information describes the significant aspects of your employment with the Company.

Position

[Position].

Location

This position is based at the Submittal Exchange offices in Des Moines, IA. It is expected that you will work full time out of the Des Moines office.

Base Salary

Your salary compensation will be $[xxxx] annually, payable bi-weekly on Fridays. Your salary will be reviewed in [Month] 2011 as part of your previously scheduled annual performance review. Your next salary review will be in [Month] 2012. At that time, you will receive an overall performance rating for your work done in the past year. The performance rating will directly impact any salary increase that you may be eligible to receive in the following year. [Additional provisions may be added.]

Performance Bonus

You will be eligible to participate in the Textura Bonus Program. Your bonus target will be 50% of your annual salary. Individual bonus allocations will be based on achieving both business unit and personal goals set out in writing for a particular year. A minimum business unit goal must be achieved in order to qualify for any bonus.

Payments under the Textura Bonus Program are subject to review and approval by the Board of Directors of the Textura (the “Board”). If it is determined that a bonus has been earned, such bonus will be payable in the following year on a quarterly basis. You must be an employee of Submittal Exchange at the time of payment to receive a bonus payment.

Vacation and Holidays

Your Time-Off Benefits will continue in accordance with Section 6 of the Submittal Exchange Employee Handbook.

Expenses

Out-of-pocket expenses incurred on behalf of the Company will be reimbursed pursuant to the Company’s reimbursement policy.

Employee Benefits

Your Employee Benefits will continue in accordance with Section 7 of the Submittal Exchange Employee Handbook.

Equity

Subject to ratification and approval by Textura’s Board, we will grant you options to purchase 5,000 shares of common stock of Textura at the price determined by an independent valuation of Textura as of the transaction close date, with a minimum price set at the current funding price of $30.00 (no vesting until the end of 12 months at which time 25% will vest and then ratable quarterly vesting thereafter over the remaining 36 months of the vesting period, exercisable for 10 years). The option grant will be dated as of the Textura/Submittal Exchange transaction date. You must be an employee of Submittal Exchange at each vesting date.

You will also be eligible to participate in the Textura’s annual stock option program available to its employees. In addition, your Submittal Exchange employee units will be converted to Textura restricted stock units.

Employment

Your employment will be on an at-will basis, which means that either you or the Company may terminate your employment at any time, with or without cause.

Termination

Should your employment with the Company be terminated involuntarily by the Company for any reason other than Cause, death or disability, you will be eligible to receive 6 months base salary and COBRA coverage if you execute the Company’s specified severance agreement (including, among other things, a full release of claims and non-competition agreement). If there is a change of control transaction and your employment is terminated within 6 months following the change of control transaction by the Company for a reason other than Cause, death or disability, and you execute a severance agreement specified by the Company (including, among other things, a full release of claims and non-competition agreement), you will be eligible to receive 6 months base salary and COBRA coverage.

For purposes of this letter agreement, “Cause” means your employment with the Company is terminated after the CEO or Board has found any of the following to exist: (i) the commission by you of a felony, either in connection with the performance of your obligations to the Company or which adversely affects your ability to perform such obligations; (ii) gross negligence, dishonesty or breach of fiduciary duty; (iii) your commission of an act of fraud or embezzlement which results in loss, damage or injury to the Company, whether directly or indirectly; (iv) disclosure of the Company’s confidential or proprietary information which violates the terms of the Confidential Information Agreement & Conflict of Interest Agreement; (v) your continued substantial willful nonperformance (except by reason of disability) of your employment duties after having received a written demand for performance and failure to cure such nonperformance within 15 business days of receiving such notice.

Non-competition; Non-solicitation

In consideration for the severance benefit described above, for a period of 6 months from the date of termination of your employment with Submittal Exchange (regardless of the circumstances of such termination) (the “Restricted Period”), you agree that you will not, directly or indirectly: (i) engage in, carry on, participate in or have any interest in, whether alone or in conjunction with any other person or entity, or as a holder of an equity or debt interest of any entity, or as a principal, agent or otherwise, in any business that conducts activities similar to the business of Textura, including the business of any subsidiaries or divisions of Textura (a “Competitive Business”) anywhere in the world, whether such engagement shall be as an owner, partner or other participant in any Competitive Business; (ii) assist others in engaging in any Competitive Business in any manner described in the foregoing clause (i); or (iii) induce any supplier, customer, employee or other entity doing business with Textura to terminate its relationship with Textura. In addition, during the Restricted Period, you shall not, directly or indirectly hire, entice or solicit or seek to induce or influence any of the employees of Textura to leave employment with Textura.

Please indicate your acceptance of the terms set forth in this letter by signing this letter and sending me a scanned copy.

[Name], we believe Textura offers you opportunities and challenges which will be professionally rewarding and mutually satisfying.

Please let me know if you require any additional information with regard to Textura, your position or the content of this letter. We are all enthusiastic about having you as a valued member of our Company.

Sincerely,

Patrick J. Allin
Manager
Submittal Exchange Holdings, LLC
CEO
Textura Corporation

I ACCEPT THE TERMS OF EMPLOYMENT OUTLINED IN THIS LETTER

[Name]	Date

Exhibit D

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT

TEXTURA CORPORATION
STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

* * * * *

Restricted Stock Unit Recipient:

Restricted Stock Unit Grant Date (“Grant Date”):                        11/7/2011

Number of Restricted Stock Units:

Restricted Stock Unit Vesting Schedule:

Vesting Date (or Vesting Criteria)	Vesting Amount	Cumulative Total of Vested Restricted Stock Units
11/7/2011

Textura Liquidity Event

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, by and between Textura Corporation, a Delaware corporation (the “Company”), and the restricted stock unit recipient named above (the “Recipient”), is entered into pursuant to the Textura Corporation Stock Incentive Plan (as the same may be amended, restated, supplemented and otherwise modified from time to time, the “Plan”).  All capitalized terms not otherwise defined in the text of this Agreement have the meanings attributed to them in the Plan.

ARTICLE I
RESTRICTED STOCK UNIT ISSUANCE

1.1                               Grant of Restricted Stock UnitsSubject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Recipient the number of restricted stock units specified above (the “Restricted Stock Units”).  Each Restricted Stock Unit is a notional amount that represents one unvested share of the Company’s Common Stock.  Each Restricted Stock Unit constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Recipient, subject to the terms and conditions of the Plan and this Agreement, a share of Common Stock (or other converted ownership interest as provided under Section 3.3) or a cash payment equal to the value of a share of Common Stock, if and when the Restricted Stock Unit becomes payable.

1.2                               Rights of Restricted Stock Unit RecipientThe Recipient shall not be deemed for any purposes to be a shareholder of the Company or have any voting rights with respect to Restricted Stock Units, nor shall he or she receive, or be entitled to receive, any dividends or dividend equivalents with respect to the Restricted Stock Units.

1.3                               Restricted Stock Unit AccountThe Company shall maintain an account on its books in the name of the Recipient, which shall reflect the number of Restricted Stock Units awarded to the Recipient.

ARTICLE II
VESTING OF RESTRICTED STOCK UNITS

2.1                               Vesting DateThe Recipient is only entitled to payment in respect of a Restricted Stock Unit on the payment date provided in Article III of this Agreement to the extent such right is vested.  Subject to the terms and conditions contained herein, Restricted Stock Units shall in accordance with the vesting schedule set forth on the first page of this Agreement, provided that the Recipient remains in service with the Company continuously during the period from the Grant Date through the Vesting Date.  Except as provided in Section 2.3 of this Agreement, if the Recipient’s service with the Company terminates for any reason prior to the Vesting Date, the Recipient’s rights under this Agreement shall immediately terminate.

2.2                               Vesting Upon a Change in Control or Termination of AgreementIf, while the Recipient is in the service of the Company, the Company experiences a Change in Control, as defined in Section 3.2 of this Agreement, or the Company terminates this Agreement before the Vesting Date, then the Restricted Stock Units shall become fully vested as of the effective date of such Change in Control or termination of the Agreement.

2.3                               Vesting Upon Termination Due to Disability or DeathIf, before the Vesting Date, the Recipient’s service with the Company terminates by reason of Disability or death, then the Restricted Stock Units shall become fully vested as of the date of such termination without regard to the Vesting Date specified above.

2.4                               Forfeiture Upon Termination For CauseNotwithstanding any other provision of this Agreement, if the Recipient’s service with the Company terminates for Cause, all of the Recipient’s rights under this Agreement shall immediately terminate, regardless of whether the Recipient’s Restricted Stock Units are vested.

ARTICLE III
PAYMENT IN RESPECT OF RESTRICTED STOCK UNITS

3.1                               Time of Payment.  Subject to Section 3.4 of this Agreement, the Recipient (or his or her Beneficiary, as defined in Section 3.5 of the Agreement) shall be entitled to payment in respect of the Recipient’s vested Restricted Stock Units as soon as administratively feasible and in all events within 30 days following a Change in Control, as defined in Section 3.2 of this Agreement.

3.2                               Change in ControlFor purposes of this Agreement, a “Change in Control” means the occurrence of any of the following events, but only to the extent such event constitutes a “change in control event” as that term is defined for purposes of Code Section 409A:

(a)                                 any one “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), or more than one Person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, but not including Persons solely because they purchase or own stock of the Company at the same time or as a result of the same public offering), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing fifty percent (50%) or more of the total voting power of the Company’s stock, but only if such Person or group is not considered to effectively control the Company (within the meaning of Section 1.409A-3(i)(5)(vi) of the Treasury Regulations) prior to such acquisition;

(b)                                 any one Person, or more than one Person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, but not including Persons solely because they purchase or own stock of the Company at the same time or as a result of the same public offering), acquires ownership of stock of the Company that, together with stock held by such Person or group, constitutes more than fifty percent (50%) of the total voting power or total fair market value of the stock of the Company, but only if such Person or group was not considered to own more than fifty percent (50%) of the total voting power or total fair market value of the stock of the Company prior to such acquisition; or

(c)                                  any one Person, or more than one Person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company, but not including Persons solely because they purchase assets of the Company at the same time), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company (determined without regard to any liabilities associated with such assets) immediately before such acquisition or acquisitions, except where the assets are transferred to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the asset transfer, (iii) a Person, or more than one Person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company immediately after the asset transfer, or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in (iii), above, immediately after the asset transfer.

3.3                               Form of PaymentThe Company may, in its absolute discretion, fulfill its obligations with respect to all or any portion of the vested Restricted Stock Units that become payable to the Recipient (or his or her Beneficiary) by:

(a)                                 making of a cash payment in an amount equal to the Fair Market Value of the Company’s Common Stock as of the date of the Change in Control that corresponds with the number of vested and payable Restricted Stock Units;

(b)                                 delivery of (i) the number of shares of the Company’s Common Stock that corresponds with the number of vested and payable Restricted Stock Units or (ii) such other ownership interest as such shares of Common Stock that correspond with the vested Restricted Stock Units may be converted into by virtue of the Change in Control transaction; or

(c)                                  delivery of any combination of shares of the Company’s Common Stock (or other converted ownership interest) and cash having an aggregate Fair Market Value equal to the Fair Market Value of the Company’s Common Stock as of the date of the Change in Control that corresponds to the number of vested and payable Restricted Stock Units.

3.4                               Termination of the AgreementThe Company may, in its absolute discretion, terminate this Agreement at any time without any liability hereunder for any such termination.  Upon termination of the Agreement, any vested Restricted Stock Units will be paid in accordance with Code Section 409A and Section 1.409A-3(j)(4)(ix) (or any similar or successor provisions).  The value of any vested Restricted Stock Units that become payable in connection with the termination of this Agreement shall be determined as of the date the Company has taken all necessary action, for purposes of Code Section 409A, to irrevocably terminate and liquidate this Agreement.

Notwithstanding any provision of the Plan or Agreement to the contrary, in the event of a Public Offering, the Company will terminate this Agreement and all vested Restricted Stock Units shall be paid in full on the first anniversary of such termination, in accordance with Code Section 409A and Treasury Regulation Section 1.409A-3(j)(4)(ix) (or any similar or successor provisions).  For purposes of this Agreement, the term “Public Offering” shall have the meaning set forth in the Company’s bylaws, as such bylaws may be amended from time to time.

3.5                               Designation of BeneficiaryThe Recipient may designate a person or persons to receive payment in respect of the Recipient’s vested Restricted Stock Units in the event that the Recipient dies prior to the payment in respect of such Restricted Stock Units (a “Beneficiary”)Such designation, or any change to a prior designation of a Beneficiary, must be done by giving notice to the Plan Administrator on a form designated by the Plan Administrator.  If more than one person is designated as the Beneficiary, their respective interests shall be as indicated on the designation form.  In the event of the Recipient’s death, the Recipient’s designated Beneficiary or Beneficiaries will be entitled to receive payment in respect of the Recipient’s vested Restricted Stock Units at the time such Restricted Stock Units become payable, in accordance with the terms of this Agreement.

A copy of the death notice or other sufficient documentation must be filed with and approved by the Plan Administrator.  If upon the death of the Recipient the Plan Administrator has determined that there is no designated Beneficiary for part or all of the Recipient’s vested Restricted Stock Units, such Restricted Stock Units shall be paid, in accordance with the terms of the Agreement, to the Recipient’s surviving spouse, or, if none, to the Recipient’s estate (such spouse or estate shall be deemed to be the Beneficiary for purposes of the Agreement).

3.6                               WithholdingThe Company may require as a condition precedent to the issuance, vesting, or payment in respect of any Restricted Stock Unit that the Recipient (or his or her Beneficiary) make such arrangements acceptable to the Plan Administrator to satisfy any federal, state or local withholding tax obligations that may arise in connection with such issuance, vesting, or payment, including requiring the deduction of any such required withholding from any payments due or to become due to the Recipient (or his or her Beneficiary) or the requiring the Recipient (or his or her Beneficiary) to remit cash to the Company in an amount equal to such withholding.  If the amount so requested is not remitted, the Company may refuse to issue, vest, or pay, as applicable, a Restricted Stock Unit.

ARTICLE IV
MISCELLANEOUS

4.1                               Transfer RestrictionsThis Agreement, the Recipient’s rights hereunder, and the Restricted Stock Units are not transferable by the Recipient, except as otherwise provided in the Plan and this Agreement.

4.2                               Securities Law RequirementsNo shares will be delivered to a Recipient unless, at the time of delivery, the shares qualify for exemption from, or are registered pursuant to, applicable federal and state securities laws.  In the event there is not then on file with the SEC under the Securities Act of 1933, as amended, an effective registration statement, including a prospectus related to the shares subject to this Agreement, the Recipient shall execute and deliver to the Company prior to receipt by the Recipient of any of shares under this Agreement, an Investment Representation Statement, in a form satisfactory to the Company.

4.3                               AdjustmentsThe Recipient’s right to Restricted Stock Units under this Agreement shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred, or prior preference stock ahead of or affecting the Common Stock Series A-2 Preferred Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

4.4                               Restrictive LegendIn addition to any other restrictive legend as may be required by agreement or by the Company, all certificates evidencing shares shall bear the following legend, to the extent applicable at the time such shares are transmitted:

“Transfer of the securities evidenced by this certificate is not valid except to the extent that such transfer has complied with the provisions regarding transfer contained in the bylaws, effective as of October 1, 2007, as may be amended from time to time.  A copy of the bylaws, which imposes various restrictions upon the holder of this certificate, is available to interested parties for inspection at the offices of the Corporation.

The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, but have been issued in reliance upon exemptions therefrom.  The securities may not be offered, sold, pledged or otherwise transferred without registration under the Securities Act and applicable state securities laws or receipt of an opinion of counsel satisfactory to the Corporation that an exemption from registration is available or that such transfer may otherwise lawfully be made.”

4.5                               Professional AdviceThe acceptance and exercise of the rights under this Agreement may have consequences under federal and state tax and securities laws, which may vary depending on the individual circumstances of the Recipient.  Accordingly, the Recipient acknowledges that he or she has been advised to consult the Recipient’s legal and tax advisor(s) in connection with this Agreement.  The Recipient acknowledges that neither the Company nor any of its officers, directors, attorneys or agents have made any representations as to the federal and state tax effects of the acceptance of any rights under this Agreement.

4.6                               InterpretationThe terms of this Agreement are subject to the Plan, of which the Recipient acknowledges receipt.  As a condition of the Company entering into this Agreement, the Recipient agrees for himself or herself and his or her representatives that any dispute or disagreement that may arise under or as a result of or pursuant to this Agreement shall be determined by the Plan Administrator in its sole discretion, and any interpretation by the Plan Administrator of the terms of this Agreement or the Plan shall be final, binding, and conclusive.

4.7                               NoticesAll notices, consents and other exchanges of written material required or implied under this Agreement shall be in writing and delivered in person or by messenger, facsimile, overnight courier or certified mail and shall be sent to the following:

If to the Company:	Textura Corporation 1405 Lake Cook Road Deerfield, IL 60015 Attn: Stock Incentive Plan Administrator

If to Recipient:	The address on file with the Company

All notices shall be deemed delivered and received by the receiving party (i) if delivered by messenger, on the date of delivery or on the date delivery was refused by the addressee, (ii) if delivered by facsimile transmission, upon receipt of facsimile confirmation of the party transmitting such notice, or (iii) if delivered by overnight courier or certified mail, on the date of delivery as established by the return receipt, courier service confirmation or similar documentation (or the date on which the courier or postal service, as applicable, confirms that acceptance of delivery was refused by the addressee).  A party may change its notice information set forth above by giving the other party proper notice of the change, but a change to such notice information is only effective when it is actually received.

4.8                               Rights Are UnsecuredUnder this Agreement, the right of a Recipient or Beneficiary to receive payment hereunder shall be an unsecured claim against the general assets of the Company, and neither the Recipient nor any Beneficiary shall have any rights in or against any specific assets of the Company or any affiliate or subsidiary.  All amounts credited to the

Recipient shall constitute general assets of the Company, and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

4.9                               Prior Agreements    This Agreement constitutes the final and complete understanding between the Recipient and the Company regarding the subject matter hereof and supersedes all prior agreements and understandings (written or oral) concerning the Restricted Stock Units specified herein or other equity interests in the Company.

4.10 Acknowledgment of Restrictions Contained in the Company’s BylawsThe Recipient acknowledges that any shares delivered pursuant to this Agreement are subject to the restrictions on transfer and other obligations and rights contained in the Company’s bylaws, which are available for inspection at the offices of the Company.

4.11 Successors and AssignsThis Agreement shall be binding upon and inure to the benefit of all successors and assigns of the Company and the Recipient, including without limitation, the estate of the Recipient and the executor, administrator or trustee of such estate or any receiver or trustee in bankruptcy or representative of the Recipient’s creditors.

4.12 SeverabilityThe terms or conditions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

4.13 Code Section 409AThis Agreement is intended to comply with Code Section 409A and all guidance issued thereunder by the U.S.  Internal Revenue Service in all respects and shall be administered in a manner consistent with such intent.  If an unintentional operational failure occurs with respect to Code Section 409A requirements, the Recipient shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the U.S.  Internal Revenue Service.

4.14 No Employment RightsNothing in the rules, the operation of the Plan or this Agreement forms part of any contract of employment or employment relationship between the Recipient and the Company.  Participation in the Plan and receipt of this Award does not create any right to, or expectation of, continued employment or a continued employment relationship, nor shall it interfere in any way with the Company’s right to terminate the Recipient’s employment at any time.

4.15 EnforcementNeither this Agreement nor the Plan confers on the Recipient any legal or equitable rights (other than those related to the Restricted Stock Unit award) against the Company or directly or indirectly gives rise to any cause of action at law or in equity against the Company.